Filed pursuant to Rule 424(b)(3)
Registration No. 333-158387

PROSPECTUS

ONCOR ELECTRIC DELIVERY COMPANY LLC

$700,000,000 6.375% Senior Secured Notes due 2012
$650,000,000 5.950% Senior Secured Notes due 2013
$500,000,000 6.375% Senior Secured Notes due 2015
$550,000,000 6.800% Senior Secured Notes due 2018
$800,000,000 7.000% Debentures due 2022
$500,000,000 7.000% Senior Secured Notes due 2032
$350,000,000 7.250% Senior Secured Notes due 2033
$300,000,000 7.500% Senior Secured Notes due 2038

These securities accrue interest and mature as follows:

•	Senior Secured Notes due 2012 (the 2012 notes) accrue interest at a rate of 6.375% per annum, payable on May 1 and November 1 of each year, and mature on May 1, 2012;

•	Senior Secured Notes due 2013 (the 2013 notes) accrue interest at a rate of 5.950% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2013;

•	Senior Secured Notes due 2015 (the 2015 notes) accrue interest at a rate of 6.375% per annum, payable on January 15 and July 15 of each year, and mature on January 15, 2015;

•	Senior Secured Notes due 2018 (the 2018 notes) accrue interest at a rate of 6.800% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2018;

•	Debentures due 2022 (the debentures) accrue interest at a rate of 7.000% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2022;

•	Senior Secured Notes due 2032 (the 2032 notes) accrue interest at a rate of 7.000% per annum, payable on May 1 and November 1 of each year, and mature on May 1, 2032;

•	Senior Secured Notes due 2033 (the 2033 notes) accrue interest at a rate of 7.250% per annum, payable on January 15 and July 15 of each year, and mature on January 15, 2033; and

•	Senior Secured Notes due 2038 (the 2038 notes) accrue interest at a rate of 7.500% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2038.

The 2012 notes and the 2032 notes were issued in exchange for the $700,000,000 6.375% Senior Secured Notes due 2012 and the $500,000,000 7.000% Senior Secured Notes due 2032 originally issued on May 6, 2002. The debentures were issued in exchange for the $800,000,000 7.000% Debentures due 2022, originally issued on August 30, 2002. The 2015 notes were issued in exchange for the $500,000,000 6.375% Senior Secured Notes due 2015, originally issued on December 20, 2002. $349,690,000 principal amount of the 2033 notes were issued in exchange for an equal principal amount of 7.250% Senior Secured Notes due 2033, originally issued on December 20, 2002, and $310,000 principal amount of the 2033 notes were not exchanged. The 2013 notes, the 2018 notes and the 2038 notes are to be issued in exchange for the $650,000,000 5.950% Senior Secured Notes due 2013, the $550,000,000 6.800% Senior Secured Notes due 2018 and the $300,000,000 7.500% Senior Secured Notes due 2038 originally issued on September 8, 2008.

We collectively refer to the 2012 notes, the 2013 notes, the 2015 notes, the 2018 notes, the debentures, the 2032 notes, the 2033 notes and the 2038 notes in this prospectus as the “securities,” unless the context otherwise requires.

We may redeem any of the securities at any time prior to their maturity at the respective “make-whole” redemption prices discussed in this prospectus under “Description of the Securities — May 2002 Indenture — Optional Redemption” and “Description of the Securities — August 2002 Indenture — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

The securities will initially have the benefit of a lien on certain of our transmission and distribution assets, mortgaged under a Deed of Trust (as amended, the Deed of Trust), dated as of May 15, 2008, from us to The Bank of New York Mellon (formerly The Bank of New York), as collateral agent. The securities are our senior secured obligations and rank pari passu with our other senior indebtedness that is secured by the lien of the Deed of Trust. The securities are senior in right of payment to all subordinated indebtedness.

For a more detailed description of the securities, see “Description of the Securities” beginning on page 96.

See “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. (the Market Maker) and affiliates of the Market Maker in connection with offers and sales of the securities related to market-making transactions in the securities in the secondary market effected from time to time. The Market Maker and the affiliates of the Market Maker may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Sales of securities pursuant to this prospectus will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

The date of this prospectus is April 24, 2009.

You should rely only on the information contained in this prospectus. We have not, and the Market Maker and its affiliates have not, authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business profile, financial condition, results of operations or prospects may have changed since that date. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties’ risk allocation in the particular transaction, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes or may no longer continue to be true as of any given date. No offer of these securities is being made in any jurisdiction where such offer is prohibited.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the securities. You should carefully read the entire prospectus, including information set forth in the sections entitled “Risk Factors,” “Selected Consolidated Financial Data of Oncor and Subsidiary,” and the other financial data and related notes included elsewhere in this prospectus.

On October 10, 2007, Oncor was converted from a Texas corporation to a Delaware limited liability company in connection with the Merger, as defined and further described in “Merger Involving EFH Corp.” below. The financial information presented in this prospectus is presented for two periods: “Predecessor” and “Successor”, which primarily relate to the periods preceding the Merger and the periods succeeding the Merger, respectively.

Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “Oncor,” “we,” “our” and “us” refer to Oncor Electric Delivery Company LLC and its consolidated subsidiary. References to “EFH Corp.” refer to Energy Future Holdings Corp., and/or its subsidiaries, depending on context. For your convenience, we have provided a Glossary, beginning on page 131, of selected terms and abbreviations.

Oncor Electric Delivery Company LLC

Oncor is a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through its distribution systems, as well as providing transmission grid connections to merchant generation plants and interconnections to other transmission grids in Texas. Oncor is neither a seller of electricity nor a purchaser of electricity for resale. It provides transmission services to other electricity distribution companies, cooperatives and municipalities. It provides distribution services to retail electric providers (REPs) that sell power to retail customers in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of seven million, about one-third of the population of Texas, and comprises 92 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen.

Oncor operates the largest distribution and transmission system in Texas, delivering electricity to approximately three million homes and businesses and operating more than 117,000 miles of transmission and distribution lines in Texas. Most of Oncor’s power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. At December 31, 2008, Oncor had approximately 3,600 full-time employees, including approximately 650 in a collective bargaining unit.

Oncor is a direct subsidiary of Oncor Holdings, which is an indirect, wholly-owned subsidiary of EFH Corp. (formerly TXU Corp.). As of March 9, 2009, Oncor Holdings owned 80.033% of Oncor’s outstanding equity interests, Texas Transmission Investment LLC (Texas Transmission) owned 19.75% of Oncor’s equity interests, and certain members of Oncor’s management and board of directors indirectly beneficially owned 0.217% of Oncor’s equity interests.

Transmission

Oncor’s electricity transmission business is responsible for the safe and reliable operations (including construction and maintenance) of its transmission network and substations and the monitoring, controlling and dispatching of high-voltage electricity over Oncor’s transmission facilities in coordination with the Electric Reliability Council of Texas, the Independent System Operator and the regional reliability coordinator of the various electricity systems within Texas (ERCOT). Oncor is a member of ERCOT, and the transmission business actively supports the operations of ERCOT and market participants. The transmission business participates with ERCOT and other member utilities to plan, design, construct and operate new transmission lines, with regulatory approval, necessary to maintain reliability, interconnect to merchant power plants, increase bulk power transfer capability and minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues are provided under tariffs approved by either the Public Utility Commission of Texas (PUCT) or, to a small degree related to an interconnection to other markets, the Federal Energy Regulatory Commission (FERC). Provisions of the 1999 legislation that restructured the electric utility industry in Texas to provide for retail competition allow Oncor to update its transmission rates annually to reflect changes in plant in service. These provisions encourage investment in the transmission system to help ensure reliability and efficiency by allowing for timely recovery of and return on new transmission investments.

Oncor’s transmission facilities include 5,043 circuit miles of 345-kV transmission lines, 9,862 circuit miles of 138-and 69-kV transmission lines and 277 transmission stations. Sixty-three generation plants with a generating capacity totaling 37,691 MW are directly connected to Oncor’s transmission system and 697 distribution substations are served from Oncor’s transmission system.

Distribution

Oncor’s electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within Oncor’s certificated service area. Oncor’s distribution system receives electricity from the transmission system through substations and distributes electricity to end-users and wholesale customers through approximately 3,080 distribution feeders.

Oncor’s distribution system includes over 3.1 million points of delivery. Over the past five years, the number of Oncor’s distribution system points of delivery served, excluding lighting sites, has been growing an average of approximately 1.5% per year, adding approximately 33,500 points of delivery in 2008. Oncor’s distribution system consists of 56,266 miles of overhead primary conductors, 21,639 miles of overhead secondary and street light conductors, 15,277 miles of underground primary conductors and 9,497 miles of underground secondary and street light conductors. The majority of the distribution system operates at 25-kV and 12.5-kV.

Customers

Oncor’s transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor’s distribution customers consist of more than 65 REPs (as of December 31, 2008) in Oncor’s service area, including TCEH. Distribution revenues from TCEH represented 39% of Oncor’s total revenues for 2008. Distribution revenues from two subsidiaries of Reliant Energy, Inc., each of which is a non-affiliated REP, represented an aggregate of 16% of Oncor’s total revenues for 2008. No other customer represented 10% or more of total operating revenues. The retail customers who purchase and consume electricity delivered by Oncor are free to choose their electricity supplier from REPs who compete for their business. At December 31, 2008, accounts receivable from Oncor’s affiliates totaled approximately $147 million, of which approximately $135.3 million consisted of trade accounts receivable from TCEH and approximately $11.3 million consisted of intercompany affiliate receivables, and accounts receivable from Oncor’s non-affiliated customers totaled $224 million. The non-affiliated customer receivable amount is before the allowance for uncollectible accounts of $7 million at December 31, 2008.

Regulation

Oncor’s transmission and distribution rates are regulated by the PUCT and certain cities and are subject to cost-of-service regulation and annual earnings oversight.

Merger Involving EFH Corp.

On February 25, 2007, EFH Corp. entered into an Agreement and Plan of Merger (Merger Agreement), with Texas Holdings and Texas Energy Future Merger Sub Corp. (Merger Sub), providing for the merger of EFH Corp. with Merger Sub (Merger). Texas Holdings and Merger Sub are entities directly and indirectly owned by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and GS Capital Partners, an affiliate of Goldman, Sachs & Co. (collectively, the Sponsor Group).

The Merger closed on October 10, 2007. As a result of the Merger, EFH Corp. became a wholly-owned subsidiary of Texas Holdings, which is controlled by the Sponsor Group, and substantially all of the outstanding shares of common stock of EFH Corp. were converted into the right to receive $69.25 per share. In connection with the Merger, Oncor was converted from a Texas corporation to a Delaware limited liability company.

As part of the Merger, EFH Corp. and Oncor have implemented certain structural and operational “ring-fencing” measures based on commitments made by Texas Holdings and Oncor to the PUCT. These measures are intended to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group. These measures also serve to mitigate Oncor’s credit exposure to those entities and to reduce the risk that the assets and liabilities of Oncor would be substantively consolidated with the assets and liabilities of Texas Holdings or any of its other subsidiaries in the event of a bankruptcy of one or more of those entities. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, and none of the assets of the Texas Holdings Group will be available to satisfy the debts or other obligations of the Oncor Ring-Fenced Entities. Moreover, the cash flows of the Oncor Ring-Fenced Entities and their results of operations are separate from those of the Texas Holdings Group. The Oncor Ring-Fenced Entities are also prohibited from providing credit support to, or receiving credit support from, the Texas Holdings Group.

Minority Interest Sale

On November 5, 2008, Oncor issued and sold 19.75% of its outstanding equity interests to Texas Transmission, an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm GIC Special Investments Pte Ltd. (Minority Issuance). In connection with Oncor’s execution of the agreement to sell the Minority Issuance, S&P and Moody’s upgraded Oncor’s credit ratings for senior unsecured debt and senior secured debt from BBB- to BBB+ and from Ba1 to Baa3, respectively.

The consideration paid by Texas Transmission for the equity interests issued and sold in the Minority Issuance was $1.254 billion. At the closing of the Minority Issuance, Oncor also offered and sold approximately 0.21% of its outstanding equity interests to Oncor Management Investment LLC (Investment LLC), an entity owned by certain members of Oncor’s management team for a total of $13 million in cash (the same price per unit paid by Texas Transmission). Effective January 2009, Oncor Holdings sold 55,000 of its equity interests in Oncor for a total of $0.55 million in cash (the same price per unit paid by Texas Transmission in the Minority Issuance) to Investment LLC, which in turn sold an equal number of equity interests in Investment LLC to certain of Oncor’s non-employee directors at the same price per unit paid by Investment LLC for the 55,000 equity interests in Oncor. Accordingly, after giving effect to the closing of the Minority Issuance, the contemporaneous sale of 0.21% of Oncor’s equity interests to Investment LLC, and the January 2009 sale of additional equity interests in Oncor by Oncor Holdings to Investment LLC, EFH Corp. currently indirectly owns approximately 80.033% of Oncor, certain members of Oncor’s management and board of directors currently indirectly own approximately 0.217% of Oncor and Texas Transmission owns 19.75% of Oncor.

The proceeds (net of closing costs) of $1.253 billion received by Oncor from Texas Transmission and Investment LLC upon completion of the Minority Issuance and the contemporaneous sale of 0.21% of Oncor’s equity interests to Investment LLC were distributed ultimately to EFH Corp. as the indirect parent company of Oncor.

In connection with the closings of the Minority Issuance and the contemporaneous sale of 0.21% of Oncor’s equity interests to Investment LLC, the sole member of Oncor Holdings entered into a Second Amended and Restated Limited Liability Company Agreement of Oncor Holdings and the members of Oncor entered into a Second Amended and Restated Limited Liability Company Agreement of Oncor. In addition, Oncor and certain other parties, including Texas Transmission, entered into an investor rights agreement, a registration rights agreement and an amended and restated tax sharing agreement. For a description of these agreements, see “Certain Relationships and Related Party Transactions.”

Oncor is a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, formerly known as TXU Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001. Our principal executive offices are located at Energy Plaza, 1601 Bryan Street, Dallas, TX 75201-3411. The telephone number of our principal executive offices is (214) 486-2000. Our Internet address is http://www.oncor.com. Information on our website does not constitute part of this prospectus.

The Securities

The summary below describes the principal terms of the securities. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Securities” section of this prospectus contains more detailed descriptions of the terms and conditions of the securities.

Securities Offered	$4,350,000,000 aggregate principal amount of securities consisting of:

• $700,000,000 principal amount of 2012 notes;

• $650,000,000 principal amount of 2013 notes;

• $500,000,000 principal amount of 2015 notes;

• $550,000,000 principal amount of 2018 notes;

• $800,000,000 principal amount of debentures;

• $500,000,000 principal amount of 2032 notes;

• $350,000,000 principal amount of 2033 notes; and

• $300,000,000 principal amount of 2038 notes.

Maturity Dates	The securities will mature on the following dates:

• May 1, 2012, for the 2012 notes;

• September 1, 2013, for the 2013 notes;

• January 15, 2015, for the 2015 notes;

• September 1, 2018, for the 2018 notes;

• September 1, 2022, for the debentures;

• May 1, 2032, for the 2032 notes;

• January 15, 2033, for the 2033 notes; and

• September 1, 2038, for the 2038 notes.

Indentures	The 2012 notes, 2015 notes, 2032 notes and 2033 notes are issued under the Indenture and Deed of Trust dated as of May 1, 2002, as amended and supplemented (May 2002 Indenture), between us and The Bank of New York Mellon (formerly the Bank of New York), as trustee (Trustee).

The 2013 notes, 2018 notes, 2038 notes and the debentures are issued under the Indenture dated as of August 1, 2002, as amended and supplemented (August 2002 Indenture), between us and the Trustee.

We refer to each of the May 2002 Indenture and the August 2002 Indenture in this prospectus as an “Indenture,” and together as the “Indentures.”

Interest Rate	The securities accrue interest at the following rates:

• 6.375%, for the 2012 notes;

• 5.950%, for the 2013 notes;

• 6.375%, for the 2015 notes;

• 6.800%, for the 2018 notes;

• 7.000%, for the debentures;

• 7.000%, for the 2032 notes;

• 7.250%, for the 2033 notes; and

• 7.500%, for the 2038 notes.

Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period.

Interest Payment Dates	We pay interest in US dollars on the securities semi-annually for:

• the 2012 notes on May 1 and November 1 of each year;

• the 2013 notes on March 1 and September 1 of each year;

• the 2015 notes on January 15 and July 15 of each year;

• the 2018 notes on March 1 and September 1 of each year;

• the debentures on March 1 and September 1 of each year;

• the 2032 notes on May 1 and November 1 of each year;

• the 2033 notes on January 15 and July 15 of each year; and

• the 2038 notes on March 1 and September 1 of each year.

Ranking	The securities are senior secured obligations of Oncor and will rank pari passu with our other senior indebtedness that is secured by the Collateral (as defined below). The securities are senior in right of payment to all subordinated indebtedness. At December 31, 2008, we had approximately $4.687 billion aggregate principal amount of senior secured debt outstanding (which does not include $879 million of transition bonds issued by our bankruptcy-remote financing subsidiary, which are not secured by the Collateral).

Collateral	Our obligations under the securities are initially secured by a lien on certain of our transmission and distribution assets, mortgaged under our Deed of Trust, as described in the Deed of Trust (Collateral). See “Description of the Securities — Deed of Trust.”

Release of Collateral	The lien of the Deed of Trust may be released if we fully pay all amounts under our revolving credit facility and terminate the commitment thereunder. In addition, the lien of the Deed of Trust may be released as more fully described under “Description of the Securities — Deed of Trust — Release of Collateral.” Upon release of the lien, the securities will cease to be secured obligations of ours and will become senior unsecured general obligations of Oncor and will rank pari passu with all of our other unsubordinated unsecured indebtedness.

Optional Redemption	We may at our option redeem all or part of the securities at the respective “make-whole” redemption prices discussed in this prospectus under “Description of the Securities — May 2002 Indenture — Optional Redemption” and “Description of the Securities —

August 2002 Indenture — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Limitation of Secured Debt	If any of the securities are outstanding under the Indentures, we will not issue, incur or assume any debt secured by a lien upon any of our property (other than Excepted Property, as defined in the Indentures), except for certain permitted secured debt, unless the securities are also secured by that lien, without the consent of the holders of a majority in principal amount of all outstanding securities issued under the Indentures, including the securities. See “Description of the Securities — May 2002 Indenture — Limitation on Secured Debt” and “Description of the Securities — August 2002 Indenture — Limitation on Secured Debt.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus prior to investing in the securities. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

No Prior Market	Certain of the securities have no established trading market. Oncor does not intend to list any of the securities on any securities exchange. Certain financial institutions have informed Oncor that they intend to make a market in the securities. However, these financial institutions may cease their market-making efforts at any time. If no active trading market develops, you may not be able to resell the securities at their fair market value or at all.

Ratings	The securities are assigned credit ratings of Baa3 by Moody’s, BBB+ by S&P and BBB by Fitch. A credit rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the securities. Any credit rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change.

Summary Consolidated Financial Data of Oncor and Subsidiary

The following table sets forth our summary historical consolidated financial data as of and for the periods indicated. The summary financial data as of December 31, 2008 and 2007 and for each of the three fiscal years ended December 31, 2008, 2007 and 2006, including the Successor year ended December 31, 2008, Successor period from October 11, 2007 through December 31, 2007, Predecessor period from January 1, 2007 through October 10, 2007 and the Predecessor year ended December 31, 2006, have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this prospectus. The summary financial data as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 have been derived from our historical consolidated financial statements that are not included in this prospectus.

The summary consolidated financial data should be read in conjunction with “Selected Consolidated Financial Data of Oncor and Subsidiary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Successor		Predecessor
	December 31,		December 31,
	2008	2007	2006	2005	2004
		(Millions of dollars, except ratios)
Total assets — end of year	$15,706	$15,434	$10,709	$9,911	$9,493
Property, plant & equipment — net — end of year	8,606	8,069	7,608	7,067	6,609
Capitalization — end of year
Long-term debt, less amounts due currently	$5,101	$3,702	$3,811	$4,107	$4,199
Shareholder’s equity	—	—	2,975	2,935	2,687
Membership interests	6,799	7,618	—	—	—

Total	$11,900	$11,320	$6,786	$7,042	$6,886

Capitalization ratios — end of year(a)
Long-term debt, less amounts due currently	42.9%	32.7%	56.2%	58.3%	61.0%
Shareholder’s equity	—	—	43.8	41.7	39.0
Membership interests	57.1	67.3	—	—	—

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	The regulatory capitalization ratio (as determined by the PUCT) excludes transition bonds and the effect on membership interests of applying purchase accounting, including amounts recorded as goodwill. At December 31, 2008, the regulatory capitalization ratio was 58.2% debt and 41.8% equity.

	Successor(d)		Predecessor
		Period from	Period from
		October 11,	January 1,
		2007	2007
	Year Ended	through	through
	December 31,	December 31,	October 10,	Year Ended December 31,
	2008	2007	2007	2006	2005	2004
	(Millions of dollars, except ratios)
Operating revenues	$2,580	$533	$1,967	$2,449	$2,394	$2,226
Net income (loss)(a)	$(487)	$64	$263	$344	$351	$273
Capital expenditures	$882	$153	$555	$840	$733	$600
Ratio of earnings to fixed charges(b)	—	2.30	2.68	2.74	2.87	2.29
Embedded interest cost on long-term debt — end of period(c)	6.7%	6.7%	6.6%	6.5%	6.5%	6.4%

(a)	Amount in 2008 includes an $860 million goodwill impairment charge (see Note 3 to Financial Statements). Amount in 2004 includes an extraordinary gain of $16 million after-tax related to a regulatory asset adjustment and a credit of $2 million after-tax representing a cumulative effect of change in accounting principle.

(b)	Fixed charges exceeded earnings by $266 million for the year ended December 31, 2008.

(c)	Represents the annual interest and amortization of any discounts, premiums, issuance costs and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs and gains/losses on reacquisitions at the end of the year and excludes advances from affiliates.

(d)	In connection with the Merger, Oncor was converted from a Texas corporation to a Delaware limited liability company. The consolidated financial statements have been prepared on the same basis as the audited financial statements included in Oncor’s Annual Report on Form 10-K for the year ended December 31, 2007 except for the presentation of income taxes (see Note 7 to Financial Statements). The consolidated financial statements of the Successor reflect the application of purchase accounting.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to invest in the securities. Any of the following risks could materially and adversely affect our business, financial condition, operating results or cash flow; however, the following risks are not our only risks. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition, results of operations or cash flow. In such a case, the trading price of the securities could decline or we may not be able to make payments of interest and principal on the securities, and you may lose all or part of your original investment.

Risks Related to the Securities

The market price of the securities will fluctuate.

Any material differences between our actual results and the historical results contained in our annual, quarterly and current reports filed with the SEC and included in this prospectus could have a significant adverse impact on the market price of the securities, assuming a market for the securities with no established trading market develops. In addition, any downgrade of our credit ratings could have a significant adverse impact on the market price of the securities,.

The terms of the securities contain limited covenants and other protections.

The Indentures governing the securities contain covenants restricting our ability to take certain actions. However, each of these covenants contains specified exceptions. In addition, these covenants do not protect holders of the securities from all events that could have a negative effect on the creditworthiness of the securities and the market price of the securities, assuming a market for the securities develops.

Your ability to transfer the 2013 notes, 2018 notes and 2038 notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop or will continue for such notes.

We do not intend to list the 2013 notes, 2018 notes and 2038 notes on any securities exchange. There is currently no established market for the 2013 notes, 2018 notes and 2038 notes, and we cannot assure you as to the liquidity of markets that may develop for such notes, your ability to sell such notes or the price at which you would be able to sell such notes. If such markets were to exist, the 2013 notes, 2018 notes and 2038 notes could trade at prices that may be lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. Certain financial institutions have informed Oncor that they intend to make a market in the 2013 notes, 2018 notes and 2038 notes. However, these financial institutions may cease their market-making efforts at any time without notice. Therefore, an active market for these notes, if developed, may not continue. We have agreed solely with the Market Maker to maintain a current market-making prospectus with respect to the 2013 notes, 2018 notes and 2038 notes until September 8, 2018, the tenth anniversary of the issue date of such notes. Unless a market-making prospectus is in effect, certain financial institutions that may be considered to be our affiliates as a result of their ownership of an interest in EFH Corp., including the Market Maker, may not be able to make a market in the securities. We cannot assure you that a current market-making prospectus with respect to the 2013 notes, 2018 notes and 2038 notes will continue to be in effect. We cannot assure you that an active market for the 2013 notes, 2018 notes and 2038 notes will develop or, if developed, that it will continue. If no active trading market develops or does not continue, you may not be able to resell the 2013 notes, 2018 notes and 2038 notes at their fair market value or at all.

We are not required to maintain a current market-making prospectus with respect to the 2012 notes, the 2015 notes, the 2032 notes, the 2033 notes and the debentures, as a result your ability to transfer these securities may be limited in the future.

Certain financial institutions, as a result of their ownership interest in EFH Corp., may be required to deliver a “market-making prospectus” when effecting offers and sales of notes. The ability of these financial institutions to make a market in the securities may, in part, be dependent on our ability to maintain a current market-marking prospectus. We have no obligation to maintain a current market-making prospectus with respect to the 2012 notes, the 2015 notes, the 2032 notes, the 2033 notes and the debentures. We do not intend to list the 2012 notes, the 2015 notes, the 2032 notes, the 2033 notes and the debentures on any securities exchange. As a result, we cannot assure you that a market-making prospectus with respect to these securities will continue to be current and that the active market for the 2015 notes, the 2032 notes, the 2033 notes and the debentures will remain in effect. If no active trading market exists you may not be able to resell these securities at their fair market value or at all.

We will not be required to maintain a current market-making prospectus after September 8, 2018, and as a result your ability to transfer the 2038 notes may be limited after that date.

The 2038 notes will mature on September 1, 2038. However, we will not be required to maintain a current market-marking prospectus after September 8, 2018, the tenth anniversary of the issue date of such notes. We cannot assure you that a current market-making prospectus with respect to the 2038 notes will exist after September 8, 2018. Unless a market-making prospectus is in effect, certain financial institutions with an ownership interest in EFH Corp., including the Market Maker, may not be able to make a market in the 2038 notes. As a result, we cannot assure you that an active market for the 2038 notes will develop or, if developed, that it will continue after September 8, 2018. If no active trading market exists after September 8, 2018, you may not be able to resell the 2038 notes at their fair market value or at all.

The Indentures and the Deed of Trust permit us to incur significant additional debt. Accordingly, the Indentures will not afford the holders of the securities protection in the event of a highly-leveraged transaction.

The securities and the Indentures under which the securities are issued do not place any limitation on the amount of unsecured debt that may be incurred by us. The Indentures and the Deed of Trust also permit us to incur a significant amount of additional secured debt, including debt secured equally and ratably by the Collateral, subject to certain limitations, as described further under “Description of the Securities — May 2002 Indenture — Limitation on Secured Debt,” “Description of the Securities — August 2002 Indenture — Limitation on Secured Debt” and “Description of the Securities — Deed of Trust — Securing Additional Obligations.” Our incurrence of additional debt may have important consequences for holders of the securities, including making it more difficult for us to satisfy our obligations with respect to the securities, a loss in the trading value of the securities, if any, and a risk that the credit rating of the securities is lowered or withdrawn. The covenants contained in the Indentures and the Deed of Trust will not afford holders of notes protection in the event of a highly-leveraged transaction involving Oncor.

The lien on the Collateral may be released and the securities could become our unsecured obligations. The release of the lien could have an adverse effect on the value of the securities.

We may elect to repay all amounts outstanding under our revolving credit facility before the maturity date of the securities. If we pay in full all amounts outstanding under the revolving credit facility, terminate our commitment thereunder and there is no event of default under the Indentures, the lien granted under the Deed of Trust may be released. In the event of a release of that lien, the securities would not be secured by the Collateral and would become our unsecured obligations. It is possible that the release of the lien could have an adverse effect on the market value of the securities.

It may be difficult to realize the value of the Collateral securing the securities.

Each of the assets and facilities that will be included in the Collateral is subject to the same kinds of risks as are described under “Risk Factors — Risks Related to Oncor’s Businesses.” We cannot provide any assurance that any of the necessary permits, certificates or other entitlements to operate those assets and facilities would be transferable to the Trustee or any purchaser from the Trustee in the event of a foreclosure upon that asset or facility. The Trustee’s ability to foreclose on the Collateral on behalf of the holders of the securities may be subject to perfection, the consent of third parties and, with respect to those assets that are subject to the jurisdiction of the PUCT and the FERC, the prior approval by the PUCT and the FERC. The Trustee’s ability to foreclose may also be subject to priority issues and practical problems associated with the realization of the Trustee’s security interest in the Collateral. We cannot assure holders of the securities that the consents of any third parties and approvals by governmental entities will be given when required to implement a foreclosure on such assets, especially if we are not in compliance with the underlying permits at the time. Accordingly, the Trustee may not have the ability to foreclose upon those assets or assume or transfer the right to operate those facilities, and a temporary shutdown of operations may result and the value of the Collateral may significantly decrease. Even if the Trustee assumes the right to operate the assets and facilities, there may also be practical problems associated with the Trustee’s ability to identify a qualified operator to operate and maintain the assets and facilities. In addition, future regulatory developments or other inabilities to obtain or comply with required permits may adversely affect the value of the Collateral.

No appraisals of any Collateral have been prepared in connection with this offering. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure holders of the securities that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as Collateral for the securities could be impaired in the future as a result of changing economic conditions, Oncor’s failure to implement its business strategy, competition and other future trends.

Bankruptcy laws may limit your ability to realize value from the Collateral.

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indentures is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the US bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the US bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the securities could be delayed following the commencement of a bankruptcy case, (2) whether or when the Trustee could repossess or dispose of the Collateral and (3) whether or to what extent holders of the securities would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

In the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the securities and any other obligations secured by the Collateral then the holders of the securities and such other obligations would hold secured claims to the extent of the value of the Collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we were to become the subject of a bankruptcy case, the bankruptcy trustee or debtor may seek to avoid certain pre-petition transfers made by us, including transfers held to be preferences or fraudulent conveyances. While transfers to secured creditors are generally not preferential, transfers to undersecured creditors may be subject to avoidance.

Any future pledges of Collateral may be avoidable.

Any further pledge of Collateral in favor of the Trustee may be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, such that the pledge or granting of the security interest is deemed a fraudulent conveyance or preference.

The Trustee’s ability to exercise remedies with respect to Collateral is limited.

The Deed of Trust provides the Trustee on behalf of the holders of the securities with significant remedies, including foreclosures and sale of all or parts of the Collateral. However, the rights of the Trustee to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, bankruptcy of Oncor or the acceleration of the indebtedness.

Proceeds from any sale of the Collateral upon foreclosure may be insufficient to repay the securities in full.

We cannot assure you that the net proceeds from a sale of the Collateral owned directly by us securing the securities would be sufficient to repay all of the securities following a foreclosure upon the Collateral or a liquidation of our assets.

The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral, the ability to sell the Collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the Collateral separate from the sale of our business operations may not be feasible or of significant value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the Trustee’s exercise of remedies was not commercially reasonable, the ability of the Trustee and the holders of the securities to recover the difference between the amount realized through such exercise of remedies and the amount owed on the securities may be adversely affected and, in the worst case, the holders of the securities could lose all claims for such deficiency amount.

Risks Related to Oncor’s Businesses

Some important factors, in addition to others specifically addressed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” that could have a material negative impact on Oncor’s operations, financial results and financial condition, or could cause Oncor’s actual results or outcomes to differ materially from any projected outcome contained in any forward-looking statement in this prospectus, include:

Oncor’s businesses are subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, its business and/or results of operations.

Oncor’s businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry. Oncor will need to continually adapt to these changes.

Oncor’s businesses are subject to changes in state and federal laws (including PURA, the Federal Power Act, the Public Utility Regulatory Policies Act of 1978 and the Energy Policy Act of 2005), changing governmental policy and regulatory actions (including those of the PUCT, the Electric Reliability Organization, the Texas Regional Entity, the TCEQ, the FERC and the EPA) and the rules, guidelines and protocols of ERCOT with respect to matters including, but not limited to, market structure and design, construction and operation of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities, recovery of costs and investments, return on invested capital and environmental matters. Changes in, revisions to, or reinterpretations of existing laws and regulations may have an adverse effect on Oncor’s businesses.

Although the 2007 Texas Legislative Session closed without passage of legislation that significantly negatively impacted Oncor’s businesses, the legislature did adopt legislation that likely requires prior PUCT approval for any future direct or indirect disposition of Oncor, and ensures that the PUCT will have authority to enforce commitments made in a filing on or after May 1, 2007 under PURA Section 14.101 (such as the filing made by Texas Holdings and Oncor on April 25, 2007). There can be no assurance that future action of the Texas Legislature will not result in legislation that could have a material adverse effect on Oncor and its financial prospects.

The litigation environment in which Oncor operates poses a significant risk to its businesses.

Oncor is involved in the ordinary course of business in a number of lawsuits involving employment, commercial, environmental and injuries and damages issues, among other matters. Judges and juries in the State of Texas have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and business tort cases. Oncor uses legal and appropriate means to contest litigation threatened or filed against it, but the litigation environment in the state of Texas poses a significant business risk.

Oncor’s revenues are concentrated in a small number of customers, and any delay or default in payment could adversely affect its cash flows, financial condition and results of operations.

Oncor’s revenues from the distribution of electricity are collected from more than 65 REPs, including TXU Energy, that sell the electricity Oncor distributes to their customers. Adverse economic conditions, structural problems in the market served by ERCOT or financial difficulties of one or more REPs could impair the ability of these retail providers to pay for Oncor’s services or could cause them to delay such payments. Oncor depends on these REPs to timely remit these revenues to Oncor. Oncor could experience delays or defaults in payment from these REPs, which could adversely affect Oncor’s cash flows, financial condition and results of operations.

Disruptions at power generation facilities owned by third parties could interrupt Oncor’s sales of transmission and distribution services.

The electricity Oncor transmits and distributes to customers of REPs is obtained by the REPs from electricity generation facilities. Oncor does not own or operate any generation facilities. If generation is disrupted or if generation capacity is inadequate, Oncor’s sales of transmission and distribution services may be diminished or interrupted, and its results of operations, financial condition and cash flows may be adversely affected.

Oncor’s revenues and results of operations are seasonal.

A significant portion of Oncor’s revenues is derived from rates that Oncor collects from each REP based on the amount of electricity Oncor distributes on behalf of such REP. Sales of electricity to residential and commercial customers are influenced by temperature fluctuations. Thus, Oncor’s revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage, with revenues being higher during the warmer months.

The operation and maintenance of electricity delivery facilities involves significant risks that could adversely affect Oncor’s results of operations and financial condition.

The operation and maintenance of delivery facilities involves many risks, including breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of efficiency or reliability, the occurrence of any of which could result in lost revenues and/or increased expenses that may not be recoverable through rates. A significant number of Oncor’s facilities were constructed many years ago. In particular, older transmission and distribution equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, Oncor’s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, Oncor could be subject to additional costs that may not be recoverable through rates and/or the write-off of its investment in the project or improvement.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses. Likewise, Oncor’s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside Oncor’s control.

The rates of Oncor’s electric delivery business are subject to regulatory review, and may be reduced below current levels, which could adversely impact Oncor’s financial condition and results of operations.

The rates charged by Oncor are regulated by the PUCT and certain cities and are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Oncor’s rates are regulated based on an analysis of Oncor’s costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge all of Oncor’s costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that Oncor’s rates are based upon, or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of Oncor’s costs, including regulatory assets reported in the balance sheet, and the return on invested capital allowed by the PUCT.

In June 2008, Oncor filed a general case (Docket No. 35717) for rate review with the PUCT and 204 cities. If approved as requested, this review would result in an aggregate annual rate increase of approximately $253 million. A hearing on the merits concluded in February 2009. Resolution of this proposed increase is expected to occur in summer 2009. Upon such resolution, any resulting rate changes will commence. Oncor cannot predict the outcome of this or any rate case or its effect on Oncor’s results of operations or cash flows.

In addition, in connection with the Merger, Oncor has made several commitments to the PUCT regarding its rates. For example, Oncor committed that it will, in rate cases after its 2008 general rate case through proceedings initiated prior to December 31, 2012, support a cost of debt that will be based on the then-current cost of debt of electric utilities with investment grade credit ratings equal to Oncor’s ratings as of October 1, 2007. As a result, Oncor may not be able to recover debt costs above its cost of debt prior to the Merger.

While Oncor believes its rates are just and reasonable, it cannot predict the results of any rate case. Any adverse regulatory ruling, including reductions in rates, could have an adverse effect on Oncor’s business and results of operations.

Oncor’s capital deployment program may not be executed as planned, which could adversely impact its financial condition and results of operations.

There can be no guarantee that the execution of Oncor’s capital deployment program for its electricity delivery facilities will be successful and there can be no assurance that the capital investments Oncor intends to make in connection with its electricity delivery business will produce the desired reductions in cost and improvements to service and reliability. Furthermore, there can be no guarantee that Oncor’s capital investments, including the investment of approximately $1.3 billion (based on ERCOT cost estimates for CREZ construction projects) to construct CREZ-related transmission lines and facilities pursuant to the construction assignment awarded to Oncor at a January 2009 PUCT open meeting, will ultimately be recoverable through rates or, if recovered, that they will be recovered on a timely basis. With the award, it is likely Oncor will incur additional debt. In addition, Oncor may incur additional debt in connection with other investments in infrastructure or technology. For more information regarding the limitation on recovering the value of investments using rates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Risks and Challenges.”

Ongoing performance improvement initiatives may not achieve desired cost reductions and may instead result in significant additional costs if unsuccessful. In addition, Oncor may incur significant transition costs and/or experience significant operational disruptions in connection with the termination of its outsourcing arrangement with Capgemini.

The implementation of performance improvement initiatives identified by management may not produce the desired reduction in costs and, if unsuccessful, may instead result in significant additional costs as well as significant disruptions in Oncor’s operations due to employee displacements and the rapid pace of changes to organizational structure and operating practices and processes. Such additional costs or operational disruptions could have an adverse effect on Oncor’s business and financial prospects and may not be recoverable through rates.

In addition, Oncor may incur significant transition costs or experience significant operational disruptions in connection with the termination of its outsourcing arrangement with Capgemini as it transitions the business support services back to Oncor or to other vendors. Such additional costs and/or operational difficulties could have an adverse effect on Oncor’s business and financial prospects. Moreover, Oncor is subject to the risk that any new outsourcing arrangements for such business support services may cost more.

Changes in technology may reduce the value of Oncor’s electricity delivery facilities and may significantly impact Oncor’s businesses in other ways as well.

Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with traditional generation plants. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of Oncor’s electricity delivery facilities. Changes in technology could also alter the channels through which retail customers buy electricity. To the extent self-generation facilities become a more cost-effective option for certain customers, Oncor’s revenues could be reduced.

Oncor’s results of operations and financial condition could be negatively impacted by any development or event beyond Oncor’s control that causes economic weakness in the ERCOT market.

Oncor derives substantially all of its revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the state of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on Oncor’s results of operations and financial condition.

Oncor’s credit ratings could negatively affect Oncor’s ability to access capital.

Downgrades in Oncor’s credit ratings generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. In connection with the Merger, Fitch, Moody’s and S&P downgraded Oncor’s credit ratings. On November 5, 2008, Oncor sold a 19.75% minority stake to an investor group to further enhance Oncor’s separation from the Texas Holdings Group. In connection with Oncor’s execution of the agreement, S&P and Moody’s upgraded Oncor’s credit ratings for senior unsecured debt and senior secured debt from BBB- to BBB+ and from Ba1 to Baa3, respectively. In the event any downgrade occurs and causes Oncor’s borrowing costs to increase, Oncor may not be able to recover such increased costs if they exceed Oncor’s approved cost of debt determined in its 2008 general rate case or subsequent rate cases.

Most of Oncor’s large customers, suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions. If Oncor’s credit ratings decline, the costs to operate Oncor’s businesses would likely increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with Oncor.

The loss of the services of Oncor’s key management and personnel could adversely affect Oncor’s ability to operate its businesses.

Oncor’s future success will depend on its ability to continue to attract and retain highly qualified personnel. Oncor competes for such personnel with many other companies, in and outside Oncor’s industry, government entities and other organizations. Oncor may not be successful in retaining its current personnel or in hiring or retaining qualified personnel in the future. Oncor’s failure to attract new personnel or retain its existing personnel could have a material adverse effect on Oncor’s businesses.

The global financial crisis has caused unprecedented market volatility and may have impacts on Oncor’s business and financial condition that Oncor currently cannot predict.

Because its operations are capital intensive, Oncor expects to rely over the long term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand, operating cash flows or its revolving credit facility. The capital and credit markets have been experiencing extreme volatility and disruption. As a result, the continued credit crisis and related turmoil in the global financial system may have an impact on Oncor’s business and financial condition. Oncor’s ability to access the capital or credit markets may be severely restricted at a time when Oncor would like, or needs, to access those markets, which could have an impact on Oncor’s flexibility to react to changing economic and business conditions. In addition, the cost of debt financing may be materially adversely impacted by these market conditions. Even if Oncor is able to obtain debt financing, it may be unable to recover in rates some or all of the costs of such debt financing as a result of its agreement with the PUCT that it will, in rate cases after its 2008 general rate case through proceedings initiated prior to December 31, 2012, support a cost of debt that will be based on the then-current cost of debt of electric utilities with investment grade credit ratings equal to Oncor’s ratings as of October 1, 2007. As such, there can be no assurance that the capital and credit markets will continue to be a reliable or acceptable source of short-term or long-term financing for Oncor. If current levels of market disruption and volatility continue or worsen, Oncor may be forced to meet its liquidity needs, such as its anticipated capital expenditures, through its cash flows. Additionally, the crisis could have a broader impact on business in general in ways that could lead to reduced electricity usage, which could have a negative impact on Oncor’s revenues, and the credit crisis could have an impact on Oncor’s customers, causing them to fail to meet their obligations to Oncor.

In the future, Oncor could have liquidity needs that could be difficult to satisfy under some circumstances, especially in uncertain financial market conditions.

Oncor’s operations are capital intensive. Oncor relies on access to financial markets and its liquidity facility as a significant source of liquidity for capital requirements not satisfied by cash-on-hand or operating cash flows. The inability to raise capital on favorable terms or access liquidity facilities, particularly during times of uncertainty similar to that which is currently being experienced in the financial markets, could adversely impact Oncor’s ability to sustain and grow its businesses and would likely increase capital costs that may not be recoverable through rates. Oncor’s access to the financial markets and its liquidity facility, and the pricing and terms Oncor receives in the financial markets, could be adversely impacted by various factors, such as:

•	changes in financial markets that reduce available credit or the ability to obtain or renew liquidity facilities on acceptable terms;

•	economic weakness in the ERCOT market;

•	changes in interest rates;

•	a deterioration of Oncor’s credit or a reduction in Oncor’s credit ratings;

•	a deterioration of the credit of EFH Corp. or EFH Corp.’s other subsidiaries or a reduction in the credit ratings of EFH Corp. or EFH Corp.’s other subsidiaries that is perceived to potentially have an adverse impact on Oncor despite the ring-fencing of the Oncor Ring-Fenced Entities from the Texas Holdings Group;

•	a material breakdown in Oncor’s risk management procedures, and

•	the occurrence of material adverse changes in Oncor’s businesses that restrict its ability to access its liquidity facilities.

Oncor’s primary source of liquidity aside from operating cash flows is its ability to borrow under its revolving credit facility. The facility contains a debt-to-capital ratio covenant that effectively limits Oncor’s ability to incur indebtedness in the future. As of December 31, 2008, Oncor was in compliance with such covenant. The credit facility and the senior notes issued by Oncor are secured by the Deed of Trust which permits Oncor to secure other indebtedness with the lien of the Deed of Trust up to the amount of the available bond credits. As of December 31, 2008, the available bond credits were $2.1 billion. In connection with the Merger, Oncor also committed to the PUCT that it would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity.

The allocated costs of providing pension and other postretirement employee benefits and related funding requirements are subject to changes in pension fund values, changing demographics and fluctuating actuarial assumptions and may have a material adverse effect on Oncor’s results of operations and financial condition.

Oncor is a participating employer in the pension plan sponsored by EFH Corp. and offers pension benefits based on either a traditional defined benefit formula or a cash balance formula. Oncor also participates in health care and life insurance benefit plans offered by EFH Corp. to eligible employees and their eligible dependents upon the retirement of such employees from Oncor. Oncor’s allocated costs of providing such benefits and related funding requirements are dependent upon numerous factors, assumptions and estimates and are subject to changes in such factors, assumptions and estimates, including the market value of the assets funding EFH Corp.’s pension plan and OPEB plans. Fluctuations in actual market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

The recent substantial dislocation in the financial markets has caused the value of the investments that fund EFH Corp.’s pension and OPEB plans to significantly differ from, and may alter the values and actuarial assumptions EFH Corp. uses to calculate, projected future pension plan expense and OPEB costs allocated to Oncor. A continuation or further decline in the value of these investments could increase the expenses of EFH Corp.’s pension plan and the costs of its OPEB plan allocated to Oncor and related funding requirements in the future. Benefits costs and related funding requirements are also subject to changing employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

As was the case in the fourth quarter 2008 (as discussed in Notes 1 and 3 to Financial Statements), goodwill that Oncor has recorded in connection with the Merger is subject to at least annual impairment evaluations and as a result, Oncor could be required to write off some or all of this goodwill, which may reflect adverse impacts on Oncor’s financial condition and results of operations.

In accordance with SFAS 142, goodwill recorded in connection with the Merger is not amortized but is reviewed annually or more frequently for impairment, if certain conditions exist, and may be impaired. Any reduction in or impairment of the value of goodwill will result in a charge against earnings, which could reflect material adverse impacts on Oncor’s reported results of operations and financial position.

Oncor’s ring-fencing measures may not work as planned.

As discussed above, to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group, various legal, financial and contractual provisions were implemented. These enhancements are intended to minimize the risk that a court would order any of the Oncor Ring-Fenced Entities’ assets and liabilities to be substantively consolidated with those of any member of the Texas Holdings Group in the event that a member of the Texas Holdings Group were to become a debtor in a bankruptcy case. Nevertheless, bankruptcy courts have broad equitable powers and, as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. Accordingly, if any member of the Texas Holdings Group were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order an Oncor Ring-Fenced Entity’s assets and liabilities to be substantively consolidated with those of such member of the Texas Holdings Group. See Note 1 to Financial Statements for additional information on ring-fencing measures.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” All statements, other than statements of historical facts, that are included in this prospectus, or made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimated”, “projection”, “target” and “outlook”), are forward-looking statements. Although Oncor believes that in making such forward-looking statements its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors discussed under “Risk Factors” and the following important factors, among others, that could cause the actual results of Oncor to differ materially from those projected in such forward-looking statements:

•	prevailing governmental policies and regulatory actions, including those of the Texas Legislature, the Governor of Texas, the FERC, the PUCT, the EPA, and the TCEQ, with respect to:

• allowed rate of return;

• permitted capital structure;

• industry, market and rate structure;

• recovery of investments;

• acquisitions and disposals of assets and facilities;

• operation and construction of facilities;

• changes in tax laws and policies, and

• changes in and compliance with environmental and safety laws and policies;

•	legal and administrative proceedings and settlements;

•	weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

•	unanticipated population growth or decline, and changes in market demand and demographic patterns;

•	changes in business strategy, development plans or vendor relationships;

•	unanticipated changes in interest rates or rates of inflation;

•	unanticipated changes in operating expenses, liquidity needs and capital expenditures;

•	the credit quality and/or inability of various counterparties to meet their financial obligations to Oncor, including failure of counterparties to perform under agreements;

•	general industry trends;

•	hazards customary to the industry and the possibility that Oncor may not have adequate insurance to cover losses resulting from such hazards;

•	changes in technology used by and services offered by Oncor;

•	significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including pension and OPEB benefits, and future funding requirements related thereto;

•	significant changes in critical accounting policies material to Oncor;

•	commercial bank and financial market conditions, Oncor’s access to capital, the cost of such capital, and the results of Oncor’s financing and refinancing efforts, including availability of funds in the capital markets;

•	financial restrictions placed on Oncor by Oncor’s revolving credit facility and indentures governing its debt instruments;

•	Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments;

•	actions by credit rating agencies;

•	economic conditions; and

•	the ability of Oncor to effectively execute its operational strategy.

Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can Oncor assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

INDUSTRY AND MARKET INFORMATION

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT. We did not commission any of these publications or reports. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus. Similarly, while we believe that our internal and external research is reliable, it has not been verified by any independent sources and we make no assurances that the predictions contained therein are accurate.

USE OF PROCEEDS

This prospectus may be delivered in connection with the resale of the securities by the Market Maker and its affiliates in market-making transactions in the securities in the secondary market. We will not receive any of the proceeds from such resales.

CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF ONCOR AND SUBSIDIARY

The following table summarizes our consolidated capitalization and short-term debt as of December 31, 2008. This table should be read in conjunction with the information included under the headings “Use of Proceeds,” “Selected Consolidated Financial Data of Oncor and Subsidiary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes.

	December 31, 2008
	Actual	Percent
	(In millions)(a)

Capitalization:
Long-term debt, less amounts due currently	$5,101	42.87%
Membership Interest	6,799	57.13%

Total capitalization	$11,900	100.00%

Short-term debt:
Short-term debt(b)	337
Long-term debt due currently	103

Total short-term debt	$440

(a)	Includes $879 million outstanding principal amount of transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, Oncor’s bankruptcy-remote financing subsidiary, $16 million of unamortized debt discount and $9 million of fair value discount.

(b)	Includes revolving credit facility borrowings.

SELECTED CONSOLIDATED FINANCIAL DATA OF ONCOR AND SUBSIDIARY

The following table sets forth our selected historical consolidated financial data as of and for the periods indicated. The selected financial data as of December 31, 2008 and 2007 and for each of the three years ended December 31, 2008, 2007 and 2006, including the Successor year ended December 31, 2008, Successor period from October 11, 2007 through December 31, 2007, Predecessor period from January 1, 2007 through October 10, 2007 and the Predecessor year ended December 31, 2006, have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this prospectus. The selected financial data as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 have been derived from our historical consolidated financial statements that are not included in this prospectus.

The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Successor		Predecessor
	December 31,		December 31,
	2008	2007	2006	2005	2004
	(Millions of dollars, except ratios)
Total assets — end of year	$15,706	$15,434	$10,709	$9,911	$9,493
Property, plant & equipment — net — end of year	8,606	8,069	7,608	7,067	6,609
Capitalization — end of year
Long-term debt, less amounts due currently	$5,101	$3,702	$3,811	$4,107	$4,199
Shareholder’s equity	—	—	2,975	2,935	2,687
Membership interests	6,799	7,618	—	—	—

Total	$11,900	$11,320	$6,786	$7,042	$6,886

Capitalization ratios — end of year(a)
Long-term debt, less amounts due currently	42.9%	32.7%	56.2%	58.3%	61.0%
Shareholder’s equity	—	—	43.8	41.7	39.0
Membership interests	57.1	67.3	—	—	—

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	The regulatory capitalization ratio (as determined by the PUCT) excludes transition bonds and the effect on membership interests of applying purchase accounting, including amounts recorded as goodwill. At December 31, 2008, the regulatory capitalization ratio was 58.2% debt and 41.8% equity.

	Successor(d)		Predecessor
		Period from	Period from
		October 11,	January 1,
		2007	2007
	Year Ended	through	through
	December 31,	December 31,	October 10,	Year Ended December 31,
	2008	2007	2007	2006	2005	2004
	(Millions of dollars, except ratios)
Operating revenues	$2,580	$533	$1,967	$2,449	$2,394	$2,226
Net income (loss)(a)	$(487)	$64	$263	$344	$351	$273
Capital expenditures	$882	$153	$555	$840	$733	$600
Ratio of earnings to fixed charges(b)	—	2.30	2.68	2.74	2.87	2.29
Embedded interest cost on long-term debt — end of period(c)	6.7%	6.7%	6.6%	6.5%	6.5%	6.4%

(a)	Amount in 2008 includes an $860 million goodwill impairment charge (see Note 3 to Financial Statements). Amount in 2004 includes an extraordinary gain of $16 million after-tax related to a regulatory asset adjustment and a credit of $2 million after-tax representing a cumulative effect of change in accounting principle.

(b)	Fixed charges exceeded earnings by $266 million for the year ended December 31, 2008.

(c)	Represents the annual interest and amortization of any discounts, premiums, issuance costs and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs and gains/losses on reacquisitions at the end of the year and excludes advances from affiliates.

(d)	In connection with the Merger, Oncor was converted from a Texas corporation to a Delaware limited liability company. The consolidated financial statements have been prepared on the same basis as the audited financial statements included in Oncor’s Annual Report on Form 10-K for the year ended December 31, 2007 except for the presentation of income taxes (see Note 7 to Financial Statements). The consolidated financial statements of the Successor reflect the application of purchase accounting.

Quarterly Information (unaudited)

Results of operations by quarter are summarized below. In the opinion of Oncor, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

	Successor
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Millions of dollars)

2008:
Operating revenues	$614	$626	$728	$612
Operating income	151	150	206	143
Net income	85	85	139	(796)

	Predecessor(a)			Successor
				Period from
				October 11,
				2007 through
	First	Second	Third	December 31,
	Quarter	Quarter	Quarter	2007
	(Millions of dollars)
2007:
Operating revenues	$613	$582	$705	$533
Operating income	157	129	199	125
Net income	85	54	124	64

(a)	The 10-day period ended October 10, 2007 has not been presented as it is deemed immaterial.

OUR BUSINESS AND PROPERTIES

Oncor Electric Delivery Company LLC Business and Strategy

Oncor is a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through its distribution systems, as well as providing transmission grid connections to merchant generation plants and interconnections to other transmission grids in Texas. Oncor is a direct subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of Intermediate Holding, a direct, wholly-owned subsidiary of EFH Corp. Currently, Oncor Holdings owns 80.033% of Oncor’s membership interests, Texas Transmission owns 19.75% of Oncor’s membership interests and certain members of Oncor’s management and board of directors indirectly beneficially own the remaining membership interests of Oncor. Oncor is a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, formerly known as TXU Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001.

Oncor’s transmission and distribution assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of seven million, about one-third of the population of Texas, and comprises 92 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. Oncor is not a seller of electricity, nor does it purchase electricity for resale. It provides transmission services to other electricity distribution companies, cooperatives and municipalities. It provides distribution services to REPs, which sell electricity to retail customers. Most of Oncor’s power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. Oncor’s transmission and distribution rates are regulated by the PUCT. Oncor is managed as an integrated business; consequently, there are no reportable segments.

Oncor operates the largest transmission and distribution system in Texas, delivering electricity to approximately three million homes and businesses and operating more than 117,000 miles of transmission and distribution lines in Texas. At December 31, 2008, Oncor had approximately 3,600 full-time employees, including approximately 650 in a collective bargaining unit.

Oncor was formed as a result of the 1999 Restructuring Legislation, which set into motion the deregulation of the electric industry in Texas and required each electric utility to separate (unbundle) its business activities by January 1, 2002 into a power generation company, a REP, and a transmission and distribution utility or separate transmission and distribution utilities. Pursuant to the 1999 Restructuring Legislation, the integrated electric utility business of TXU Corp. (now EFH Corp.) was unbundled and its transmission and distribution operations were transferred to Oncor, its wholly-owned subsidiary, on January 1, 2002.

With the closing of the Merger, on October 10, 2007, EFH Corp. became a wholly-owned subsidiary of Texas Holdings, a Delaware limited partnership controlled by the Sponsor Group. On November 5, 2008, Oncor sold equity interests resulting in an unaffiliated investor group acquiring a 19.75% minority stake in Oncor through Texas Transmission and an entity owned by certain members of Oncor’s management acquiring a 0.21% minority stake in Oncor. Effective January 2009, Oncor Holdings sold 0.007% of the total equity interests in Oncor for a total of $0.55 million in cash (the same price per unit paid by Texas Transmission in the Minority Issuance) to Investment LLC, which in turn sold an equal number of equity interests in Investment LLC to certain of Oncor’s non-employee directors at the same price per unit paid by Investment LLC for the 0.007% of the total equity interests in Oncor. Accordingly, after giving effect to the closing of the Minority Issuance, the contemporaneous sale of 0.21% of Oncor’s equity interests to Investment LLC, and the January 2009 sale of additional equity interests in Oncor by Oncor Holdings to Investment LLC, EFH Corp. currently indirectly owns approximately 80.033% of Oncor, certain members of Oncor’s management and board of directors currently indirectly own approximately 0.217% of Oncor and Texas Transmission owns 19.75% of Oncor. See Note 1 to Financial Statements for additional details regarding the sale of the minority interests.

EFH Corp. and Oncor have implemented certain structural and operational “ring-fencing” measures based on commitments made by Texas Holdings and Oncor to the PUCT that are intended to further separate Oncor from Texas Holdings and its other subsidiaries. These measures also serve to mitigate Oncor’s credit exposure to those entities and to reduce the risk that the assets and liabilities of Oncor would be substantively consolidated with the assets and liabilities of Texas Holdings or any of its other subsidiaries in the event of a bankruptcy of one or more of those entities. See Note 1 to Financial Statements for a description of the material features of these “ring-fencing” measures.

Oncor’s Market (ERCOT statistics below were derived from information published by ERCOT)

Since its inception, Oncor has operated within the ERCOT market, which represents approximately 85% of electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the system operator of the interconnected transmission grid for those systems. ERCOT is responsible for ensuring reliability, adequacy and security of the electric systems as well as nondiscriminatory access to transmission service by all wholesale market participants in the ERCOT region. ERCOT’s membership consists of more than 300 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, transmission service providers and distribution services providers, independent REPs and consumers.

In 2008, hourly demand peaked at 62,174 MW as compared to the record hourly peak demand of 62,339 MW in 2006. The ERCOT market has limited interconnections to other markets in the US, which currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are generally not subject to regulation by the FERC.

The ERCOT market operates under the reliability standards set by NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of power supply across Texas’s main interconnected transmission grid. Oncor, along with other owners of transmission and distribution facilities in Texas, assists the ERCOT independent system operator in its operations. Oncor has planning, design, construction, operation and maintenance responsibility for the portion of the transmission grid and for the load-serving substations it owns, primarily within its certificated area. Oncor participates with the ERCOT independent system operator and other ERCOT utilities to plan, design, obtain regulatory approval for and construct new transmission lines necessary to meet reliability needs, increase bulk power transfer capability to remove existing constraints and interconnect generation on the ERCOT transmission grid.

Oncor’s Strategies

Oncor focuses on delivering electricity in a safe and reliable manner, minimizing service interruptions and investing in its transmission and distribution infrastructure to serve its growing customer base.

Oncor believes building and leveraging upon opportunities to scale its operating advantage and technology programs enables Oncor to create value by eliminating duplicative costs, efficiently managing supply costs, and building and standardizing distinctive process expertise over a larger grid. Scale also allows Oncor to take part in large capital investments in its transmission and distribution system, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs. Oncor’s growth strategies are to invest in technology upgrades, including advanced metering systems, and to construct new transmission and distribution facilities to meet the needs of the growing ERCOT market. Oncor and other transmission and distribution businesses in ERCOT benefit from regulatory capital recovery mechanisms known as “capital trackers” that Oncor believes enable adequate and timely recovery of transmission investments and advanced metering investments through its regulated rates.

Oncor’s technology upgrade initiatives include development of a modernized grid through the replacement of existing meters with advanced digital metering equipment and development of advanced digital communication, data management, real-time monitoring and outage detection capabilities. This modernized grid is expected to drive electricity service reliability improvements and provide the potential for additional products and services from REPs that will enable businesses and consumers to better manage their electricity usage and costs. Technology initiatives have long been a cornerstone of Oncor’s business strategies. In 2005, Oncor began investing in remote automated meter reading to enhance system load monitoring and outage detection. By the end of 2007, Oncor had approximately 600,000 automated meters installed at a total cost of approximately $125 million. In 2008, Oncor expanded this initiative to include advanced digital metering equipment. Oncor installed approximately 5,000 of these advanced meters in a pilot program in the second quarter of 2008, and began full deployment of advanced meters in the fourth quarter of 2008 as part of a plan to have all of its approximately three million meters converted by 2012. The advanced meters can be read automatically, rather than by a meter reader physically visiting the location of each meter. Advanced meters are expected to also eventually provide automated demand side management, which allows consumers to monitor the amount of electricity they are consuming and adjust their electricity consumption habits. In addition to the potential energy efficiencies from advanced metering, Oncor expects to invest $300 million, which includes $100 million in excess of regulatory requirements, over the five years ending in 2012 in programs designed to improve customer electricity demand efficiencies. Oncor invested $58 million in these programs in 2008.

Oncor filed a rate surcharge case in May 2008 (Docket No. 35718) to recover estimated future investments for advanced metering deployment. A settlement was reached with the majority of the parties to the case in August 2008. An order approving the settlement was issued by the PUCT in August 2008, and the order became final in September 2008. The surcharge became effective with Oncor’s January 2009 billings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulation and Rates.”

Oncor’s Operations

Performance — Oncor achieved market-leading electricity delivery performance in six out of seven key PUCT market metrics in 2008. These metrics measure the success of transmission and distribution companies in facilitating customer transactions in the competitive Texas electricity market. In July 2007, the PUCT established new performance standards, and Oncor has implemented a plan seeking to achieve compliance with these standards during 2009.

Investing in Infrastructure and Technology — In 2008, Oncor invested over $882 million in its network to construct, rebuild and upgrade transmission lines and associated facilities, to extend the distribution infrastructure, and to pursue certain initiatives in infrastructure maintenance and information technology. Reflecting its commitment to infrastructure, in September 2008, Oncor and several other ERCOT utilities filed with the PUCT a plan to participate in the construction of transmission improvements designed to interconnect existing and future renewable energy facilities to transmit electricity from CREZ identified by the PUCT. This plan included the joint parties’ plans to construct and operate all of the CREZ transmission facilities (CREZ Transmission Plan). Several other parties, including ERCOT and non-ERCOT entities, also filed CREZ Transmission Plans. Hearings on the CREZ Transmission Plan proposals were held in December 2008, and at a January 2009 open meeting, the PUCT assigned approximately $1.3 billion of CREZ construction projects to Oncor. A written order reflecting the PUCT’s decisions was signed in March 2009. The cost estimates for the CREZ construction projects are based upon analyses prepared by ERCOT. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulation and Rates.”

In 2005, Oncor entered into an agreement with a vendor to design, build and operate a broadband over powerline (BPL) -based “Smart Grid” covering the majority of Oncor’s service area. This modernized grid allowed Oncor to: (i) increase network reliability and power quality; (ii) prevent, detect and restore customer outages more effectively; and (iii) implement automated meter reading more effectively. In 2008, Oncor purchased the vendor’s existing BPL assets in Oncor’s service territory for $90 million in cash. These network assets include BPL equipment and technology such as fiber optics, embedded sensors and software analytics that are intended to enable Oncor to better monitor its electricity distribution network over up to one-sixth of its service territory. The network assets also included certain finished goods inventory and additional components. As part of the transaction, Oncor agreed to purchase software licenses and maintenance and operation services for a three-year period for approximately $35 million, including $25 million paid at the closing of the transaction. In addition, Oncor may, at its option, purchase additional equipment and utilize additional services from the vendor that would allow Oncor to expand the BPL network to up to one-half of its service territory.

In a stipulation with several parties that was approved by the PUCT (as discussed in Note 4 to Financial Statements), Oncor committed to a variety of actions, including minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions. This spending does not include the CREZ facilities.

Electricity Transmission — Oncor’s electricity transmission business is responsible for the safe and reliable operations of its transmission network and substations. These responsibilities consist of the construction and maintenance of transmission facilities and substations and the monitoring, controlling and dispatching of high-voltage electricity over Oncor’s transmission facilities in coordination with ERCOT.

Oncor is a member of ERCOT, and its transmission business actively assists the operations of ERCOT and market participants. Through its transmission business, Oncor participates with ERCOT and other member utilities to plan, design, construct and operate new transmission lines, with regulatory approval, necessary to maintain reliability, interconnect to merchant generation plants, increase bulk power transfer capability and minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues are provided under tariffs approved by either the PUCT or, to a small degree related to an interconnection to other markets, the FERC. Network transmission revenues compensate Oncor for delivery of electricity over transmission facilities operating at 60 kV and above. Other services offered by Oncor through its transmission business include, but are not limited to: system impact studies, facilities studies, transformation service and maintenance of transformer equipment, substations and transmission lines owned by other parties.

Provisions of the 1999 Restructuring Legislation allow Oncor to annually update its transmission rates to reflect changes in invested capital. These provisions encourage investment in the transmission system to help ensure reliability and efficiency by allowing for timely recovery of and return on new transmission investments.

Oncor’s transmission facilities include 5,043 circuit miles of 345-kV transmission lines, 9,862 circuit miles of 138-and 69-kV transmission lines and 277 transmission stations. Sixty-three generation plants with a generating capacity totaling 37,691 MW are directly connected to Oncor’s transmission system and 697 distribution substations are served from Oncor’s transmission system.

Oncor’s transmission facilities have the following connections to other transmission grids in Texas:

	Number of Interconnected Lines
Grid Connections	345kV	138kV	69kV

CenterPoint Energy Inc.	8	—	—
American Electric Power Company, Inc(a)	4	7	12
Lower Colorado River Authority	6	20	3
Texas Municipal Power Agency	8	9	—
Texas New Mexico Power	2	9	11
Brazos Electric Power Cooperative	4	99	21
Rayburn Country Electric Cooperative	—	31	7
City of Georgetown	—	2	—
Tex-La Electric Cooperative	—	11	1
Other small systems operating wholly within Texas	—	3	2

(a)	One of the 345-kV lines is an asynchronous high-voltage direct current connection with the Southwest Power Pool.

Electricity Distribution — Oncor’s electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within Oncor’s certificated service area. Oncor’s distribution system receives electricity from the transmission system through substations and distributes electricity to end-users and wholesale customers through approximately 3,080 distribution feeders.

The Oncor distribution system includes over 3.1 million points of delivery. Over the past five years, the number of Oncor’s distribution system points of delivery served, excluding lighting sites, grew an average of approximately 1.5% per year, adding approximately 33,500 points of delivery in 2008.

The Oncor distribution system consists of 56,266 miles of overhead primary conductors, 21,639 miles of overhead secondary and street light conductors, 15,277 miles of underground primary conductors and 9,497 miles of underground secondary and street light conductors. The majority of the distribution system operates at 25-kV and 12.5-kV.

Customers — Oncor’s transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor’s distribution customers consist of more than 65 REPs in Oncor’s certificated service area, including TCEH. Distribution revenues from TCEH represented 39% of Oncor’s total revenues for 2008, and revenues from two subsidiaries of Reliant Energy, Inc., each of which is a non-affiliated REP, represented an aggregate of 16% of Oncor’s total revenues for 2008. No other customer represented more than 10% of Oncor’s total operating revenues. The retail customers who purchase and consume electricity delivered by Oncor are free to choose their electricity supplier from REPs who compete for their business.

Seasonality — A significant portion of Oncor’s revenues is derived from rates that Oncor collects from REPs based on the amount of electricity it distributes on behalf of REPs. As a result, the revenues and results of operations of Oncor are subject to seasonality, weather conditions and other changes in electricity usage, with revenues being higher during the warmer months.

Regulation and Rates — As its operations are wholly within Texas, Oncor believes that it is not a public utility as defined in the Federal Power Act and has been advised by its legal counsel that it is not subject to general regulation under this act.

The PUCT has original jurisdiction over transmission and distribution rates and services in unincorporated areas and in those municipalities that have ceded original jurisdiction to the PUCT and has exclusive appellate jurisdiction to review the rate and service orders and ordinances of municipalities. Generally, PURA prohibits the collection of any rates or charges by a public utility (as defined by PURA) that does not have the prior approval of the appropriate regulatory authority (PUCT or municipality with original jurisdiction). In accordance with a stipulation approved by the PUCT, Oncor filed a rate case with the PUCT (Docket No. 35717) in June 2008, based on a test year ended December 31, 2007 as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulation and Rates.”

At the state level, PURA, as amended, requires owners or operators of transmission facilities to provide open-access wholesale transmission services to third parties at rates and terms that are nondiscriminatory and comparable to the rates and terms of the utility’s own use of its system. The PUCT has adopted rules implementing the state open-access requirements for utilities that are subject to the PUCT’s jurisdiction over transmission services, such as Oncor.

Securitization Bonds — Oncor’s consolidated financial statements include its wholly-owned, bankruptcy-remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC. This financing subsidiary was organized for the limited purpose of issuing specified transition bonds in 2003 and 2004. Oncor Electric Delivery Transition Bond Company LLC issued $1.3 billion principal amount of securitization (transition) bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002.

Environmental Regulations and Related Considerations

Water

The TCEQ has jurisdiction over water discharges (including storm water) from facilities in Texas. Facilities of Oncor are presently in material compliance with applicable state and federal requirements relating to discharge of pollutants into the water. Oncor holds all required waste water discharge permits from the TCEQ for facilities in operation and has applied for or obtained necessary permits for facilities under construction. Oncor believes it can satisfy the requirements necessary to obtain any required permits or renewals. Recent changes to federal rules pertaining to Spill Prevention, Control and Countermeasure (SPCC) plans for oil-filled electrical equipment and bulk storage facilities for oil will require updating of certain facilities. Oncor has determined that SPCC plans will be required for certain substations, work centers and distribution systems by July 1, 2009, and it is currently compiling data for development of these plans.

Solid Waste

Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to facilities of Oncor. Oncor is in compliance with applicable solid and hazardous waste regulations.

Environmental Capital Expenditures

Oncor’s capital expenditures for environmental matters were $8 million in 2008 and are expected to be approximately $8 million in 2009. Oncor expects to invest $300 million, which includes $100 million in excess of regulatory requirements, over the five years ending in 2012 in programs designed to increase customer electricity demand efficiencies. Oncor invested $58 million in these programs in 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Oncor’s financial condition and results of operations for the fiscal years ended December 31, 2008, 2007 and 2006 should be read in conjunction with “Selected Consolidated Financial Data of Oncor and Subsidiary” and Oncor’s audited consolidated financial statements and the notes to those statements.

All dollar amounts in the tables in the following discussion and analysis are stated in millions of US dollars unless otherwise indicated.

Business

See Note 1 to Financial Statements for a description of the business.

Significant Activities and Events

Sale of Minority Interests — In November 2008, Oncor sold additional equity interests that resulted in an unaffiliated investor group acquiring a 19.75% minority stake and certain members of Oncor’s management indirectly acquiring a 0.21% stake in Oncor. The investor group was led by certain firms from Canada and Singapore and is not affiliated with any member of the Sponsor Group, Texas Holdings or EFH Corp. The investor group and management paid $1.267 billion in cash for the minority stakes. The proceeds (net of closing costs) of $1.253 billion received by Oncor from these issuances of equity were distributed to Oncor Holdings and ultimately to EFH Corp. See Note 1 to Financial Statements for additional information.

See discussion of credit rating upgrades as a result of the minority interests sale below under “— Financial Condition — Liquidity and Capital Resources — Financial Covenants, Credit Rating Provisions and Cross Default Provisions — Credit Ratings.”

Effects of Declines in Financial Markets — The financial market conditions had a significant effect on Oncor’s assessment of the carrying value of goodwill. Oncor recorded an impairment charge of $860 million in 2008, primarily arising from the dislocation in the capital markets that has increased interest rate spreads and the resulting discount rates reflected in Oncor’s estimation of fair values and the effects of recent declines in market values of debt and equity securities of comparable companies. See Note 3 to Financial Statements and “— Application of Critical Accounting Policies” below for more information on the goodwill impairment charge and “— Financial Condition — Liquidity and Capital Resources” below for discussion of actions taken in response to the uncertain financial markets.

While Oncor believes its cash from operations combined with availability under its existing credit facility provides sufficient liquidity to fund current and projected expenses and capital requirements for the next 12 months (see “— Financial Condition — Liquidity and Capital Resources” below), there can be no assurance, considering the current uncertainty in financial markets, that counterparties to its credit facility will perform as expected or that material unexpected changes in financial markets or the economy will not result in liquidity constraints or require increased funding of the EFH Corp. pension and OPEB plans. In addition, Oncor’s longer term capital spending, including the investment of approximately $1.3 billion to construct CREZ-related transmission lines and facilities discussed in “— Regulation and Rates”, will require access to financial markets.

Notice of Termination of Outsourcing Arrangements — During the fourth quarter of 2008, Oncor executed a Separation Agreement with Capgemini Energy LP (Capgemini), Capgemini America, Inc. and Capgemini North America, Inc. (collectively, CgE). Simultaneous with the execution of that Separation Agreement, EFH Corp. and TCEH entered into a substantially similar Separation Agreement with CgE. The Separation Agreements principally provide for (i) notice of termination of each of the Master Framework Agreements, dated as of May 17, 2004, each as amended, between Capgemini and each of Oncor and TCEH and the related service agreements under each of the Master Framework Agreements and (ii) termination of the joint venture arrangements between EFH Corp. (and its applicable subsidiaries) and CgE. Under the Master Framework Agreements and related services agreements, Capgemini has provided to Oncor and EFH Corp. and its other subsidiaries outsourced support services, including information technology, customer care and billing, human resources, procurement and certain finance and accounting activities.

Consistent with the Master Framework Agreement, to provide for an orderly transition of the services, the Separation Agreement requires that Capgemini provide termination assistance services until the services are transitioned back to Oncor and/or to another service provider. The Separation Agreement provides that the services be transitioned by December 31, 2010 (June 30, 2011, in the case of the information technology services). The Master Framework Agreement will terminate when these termination assistance services are completed. Oncor previously provided a termination notice to Capgemini in respect of human resources services. See Note 15 to Financial Statements for further discussion.

The effects of the termination of the outsourcing arrangements, including Oncor’s accrual of $16 million for incremental costs to exit and transition the services, were included in EFH Corp.’s purchase price allocation (see Note 2 to Financial Statements).

Refund to Customers — Oncor provided a one-time $72 million refund to its REP customers in the September 2008 billing cycle. The refund was a commitment made by Oncor in connection with the PUCT’s review of the Merger and was recorded as a regulatory liability in the fourth quarter 2007 as part of purchase accounting. The refund was in the form of a credit on distribution fee billings.

While the refund was provided to REPs, the intent was that it be passed through by REPs to end-use retail consumers, and only those REPs that agreed to do so received their portion of the credit. Funds allocated to those REPs that did not agree to pass on the refunds were redistributed to the other customers served by REPs agreeing to pass on the refunds to ensure that the entire $72 million was refunded. To qualify, a retail customer must have been an electricity customer in the Oncor territory during December 2007 and still be served at the same location by a REP that agreed to pass on the refund. Commercial and industrial customers also received a portion of the $72 million refund, although it was based on their individual usage during calendar year 2007.

Rate Case, Advanced Metering Deployment Surcharge Case and Competitive Renewable Energy Zones — See discussion of these major initiatives below under ‘‘— Regulation and Rates.”

Key Risks and Challenges

Following is a discussion of key risks and challenges facing management and the initiatives currently underway to manage such challenges.

Rates and Cost Recovery

The rates assessed by Oncor are regulated by the PUCT and certain cities and are subject to regulatory rate-setting processes and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Oncor’s rates are regulated based on an analysis of Oncor’s costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there is no assurance that the PUCT will judge all of Oncor’s costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that Oncor’s rates are based upon or that the regulatory process in which rates are determined will always result in rates that produce full recovery of Oncor’s costs.

As part of a stipulation approved by the PUCT, Oncor filed a rate case with the PUCT (Docket No. 35717) and 204 cities in June 2008, based on a test year ended December 31, 2007. A hearing on the merits concluded in February 2009. Resolution of Oncor’s proposed rate increase is expected to occur in summer 2009. Upon such resolution any resulting rate changes will commence. Oncor cannot predict the outcome of this or any rate case or its effect on its results of operations or cash flows.

In 2005, the Texas Legislature passed legislation that authorized electric utilities to impose a surcharge to recover costs incurred in deploying advanced metering and meter information networks. In 2007, the PUCT issued its advanced metering rule to implement this legislation. This rule outlined the minimum required functionality for an electric utility’s advanced metering systems to qualify for cost recovery under a surcharge. In May 2008, Oncor filed with the PUCT (Docket No. 35718) a description and request for approval of its proposed advanced metering system deployment plan and its proposed surcharge for the recovery of its estimated future investment for advanced metering deployment. An order approving the settlement was issued by the PUCT in August 2008 and became final in September 2008. Oncor began billing the advanced metering surcharge in the January 2009 billing month cycle. Oncor may, through subsequent reconciliation proceedings, request recovery of additional costs that are reasonable and necessary. While there is a presumption that costs spent in accordance with a plan approved by the PUCT are reasonable and necessary, any costs that are found not to have been spent or properly allocated, or not to be reasonable or necessary, must be refunded.

Prior to the PUCT issuance of rules for minimum required functionality for advanced metering systems, Oncor installed approximately 600,000 automated meters in its service territory at a capital cost of approximately $125 million. These meters are not part of the surcharge request, and Oncor is seeking recovery of the costs of these meters in its general rate case discussed above.

See “— Regulation and Rates” below for more detail regarding these regulatory proceedings.

Technology Initiatives

Oncor continues to invest in technology initiatives that include development of a modernized grid through the replacement of existing meters with advanced digital metering equipment and development of advanced digital communication, data management, real-time monitoring and outage detection capabilities. This modernized grid is expected to produce electricity service reliability improvements and provide the potential for additional products and services from REPs that will enable businesses and consumers to better manage their electricity usage and costs.

In May 2008, Oncor acquired a vendor’s existing BPL-based “Smart Grid” network assets in Oncor’s service territory for $90 million in cash. These network assets include BPL equipment and technology such as fiber optics, embedded sensors and software analytics that are intended to enable Oncor to better monitor its electricity distribution network over up to one-sixth of its service territory. The network assets also included certain finished goods inventory and additional components. As part of the transaction, Oncor agreed to purchase software licenses and maintenance and operation services for a three-year period for approximately $35 million, including $25 million paid at the closing of the transaction. In addition, Oncor may, at its option, purchase additional equipment and utilize additional services from the vendor that would allow Oncor to expand the BPL network to up to one-half of its service territory.

Risks to these programs include nonperformance by equipment and service providers, failure of the technology to meet performance expectations and inadequate cost recovery allowances by regulatory authorities. Oncor is implementing measures to mitigate these risks, but there can be no assurance that these technology initiatives will achieve the operational and financial objectives.

Application of Critical Accounting Policies

Oncor’s significant accounting policies are discussed in Note 1 to Financial Statements. Oncor follows accounting principles generally accepted in the US. Application of these accounting policies in the preparation of Oncor’s consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies of Oncor that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Purchase Accounting

The Merger was accounted for under purchase accounting, whereby the purchase price of the transaction was allocated to EFH Corp.’s identifiable assets acquired and liabilities assumed based upon their fair values. The estimates of the fair values recorded were determined based on the principles in SFAS 157 and reflect significant assumptions and judgments. For Oncor, the realization of its assets and settlement of its liabilities are largely subject to cost-based regulatory rate-setting processes. Accordingly, the historical carrying values of a majority of its assets and liabilities are deemed to represent fair values. See discussions in Note 2 to Financial Statements regarding adjustments to the carrying values of a regulatory asset and related long-term debt.

The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. The goodwill amount recorded at EFH Corp. totaled $23.2 billion as a result of purchase accounting, of which $4.9 billion was assigned to Oncor. The assignment of goodwill was based on the relative estimated enterprise value of Oncor’s operations as of the date of the Merger using discounted cash flow methodologies. In accordance with SFAS 142, goodwill is not amortized to net income, but is required to be tested for impairment at least annually.

In the fourth quarter of 2008, Oncor recorded a goodwill impairment charge of $860 million. The impairment is Oncor’s best estimate and subject to change upon finalization of fair value calculations which will be completed in connection with our Form 10-Q for the first quarter of 2009. See discussion immediately below under “— Impairment of Long-Lived Assets.”

Impairment of Long-Lived Assets

Oncor evaluates long-lived assets (including intangible assets with finite lives) for impairment in accordance with SFAS 144 whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

Goodwill is required to be tested for impairment at least annually or whenever events or changes in circumstances indicate an impairment may exist. Oncor tests goodwill for impairment on October 1st each year. Under this SFAS 142 goodwill impairment analysis, if at the assessment date Oncor’s carrying value exceeds its estimated fair value (enterprise value), the estimated enterprise value is compared to the estimated fair values of Oncor’s operating assets (including identifiable intangible assets) and liabilities at the assessment date, and the resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

The determination of enterprise value involves a number of assumptions and estimates. Oncor uses a combination of three fair value inputs to estimate enterprise values of its reporting units: internal discounted cash flow analyses (income approach), comparable company equity values and any recent pending and/or completed relevant transactions. The income approach involves estimates of future performance that reflect assumptions regarding, among other things, the discount rate, or weighted average cost of capital. The determination of the discount rate takes into consideration the capital structure, debt ratings and current debt yields of comparable companies as well as an estimate of return on equity that reflects historical market returns and current market volatility for the industry. Enterprise value estimates based on comparable company equity values involve using trading multiples of EBITDA of those selected companies to derive appropriate multiples to apply to Oncor’s EBITDA. This approach requires an estimate, using historical acquisition data, of an appropriate control premium to apply to the values calculated from such multiples. Critical judgments include the selection of comparable companies and the weighting of the three value inputs in developing the best estimate of enterprise value.

See Note 3 to Financial Statements for a discussion of the $860 million goodwill impairment charge recorded in the fourth quarter of 2008. The charge is not deductible for income tax-related purposes. The impairment primarily arises from the dislocation in the capital markets that has increased interest rate spreads and the resulting discount rates used in the income approach and in the trading multiples of comparable companies and the effect of recent declines in market values of debt and equity securities of comparable companies.

Revenue Recognition

Oncor’s revenue includes an estimate for electricity delivery services provided from the meter reading date to the end of the period (unbilled revenue). Unbilled revenue is based on actual daily revenues for the most recent period, adjusted for weather and other measurable factors that affect consumption, applied to the number of unmetered days through the end of the period. Accrued unbilled revenues totaled $140 million, $137 million and $118 million at December 31, 2008, 2007 and 2006, respectively.

Accounting for the Effects of Income Taxes

In connection with the Merger, Oncor, Oncor Holdings and EFH Corp. entered into a tax sharing agreement (amended in November 2008 to include Texas Transmission and Investment LLC due to the sale of minority interests by Oncor), retroactive to January 1, 2007. The tax sharing agreement provides for the allocation of amounts related to income taxes to each of Oncor Holdings and Oncor substantially as if these entities were stand-alone corporations and requires payments to EFH Corp. and the minority interest holders determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings). The tax sharing agreement did not have a material effect on expense amounts recorded in 2007 as compared to income tax expense in 2006.

Oncor became a partnership for US federal income tax purposes effective with the minority interests sale transactions in November 2008. Accordingly, while partnerships are not subject to income taxes, in consideration of the tax sharing agreement and the presentation of Oncor’s financial statements as an entity subject to cost-based regulatory rate-setting processes, with such costs historically including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes”

and “liability in lieu of deferred income taxes” for periods subsequent to the minority interests sale. Such amounts are determined in accordance with the provisions of SFAS 109 and FIN 48 and thus differences between the book and tax bases of assets and liabilities are accounted for as if Oncor was a stand-alone corporation. Certain provisions of SFAS 109 provide that regulated enterprises are permitted to recognize deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

Oncor’s expense amounts related to income taxes and related balance sheet amounts are recorded pursuant to Oncor’s tax sharing agreement as discussed above. Recording of such amounts involves significant management estimates and judgments, including judgments and estimates of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of assets related to income taxes, management considers estimates of the amount and character of future taxable income. Actual amounts related to income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, Oncor’s forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. EFH Corp.’s income tax returns are regularly subject to examination by applicable tax authorities. In management’s opinion, an adequate reserve has been made for any future amounts that may be owed as a result of any examination.

FIN 48 provides interpretive guidance for accounting for uncertain tax positions, and as discussed in Note 6 to the Financial Statements, Oncor adopted this new standard January 1, 2007, and the effects of the standard are reflected in amounts recorded under the tax sharing agreement. Also see Note 7 to Financial Statements.

Depreciation

As discussed above, the historical carrying values of the transmission and distribution utility assets subject to regulated rate recovery were deemed to represent fair values in purchase accounting. Depreciation expense for such assets totaled $330 million, $298 million and $301 million in 2008, 2007 and 2006, respectively, or 2.8% of carrying value in each of 2008, 2007 and 2006.

Regulatory Assets

The financial statements at December 31, 2008 and 2007 reflect total regulatory assets of $2.071 billion and $1.593 billion, respectively. These amounts include $865 million and $967 million, respectively, of generation-related regulatory assets recoverable by securitization (transition) bonds as discussed immediately below. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 8 to Financial Statements for more information regarding regulatory assets and liabilities.

Generation-related regulatory asset stranded costs arising prior to the 1999 Restructuring Legislation became subject to recovery through issuance of $1.3 billion principal amount of transition bonds in accordance with a regulatory financing order. The carrying value of the regulatory asset upon final issuance of the bonds in 2004 represented the projected future cash flows to be recovered from REPs by Oncor through revenues as a transition charge to service the principal and fixed rate interest on the bonds. The regulatory asset is being amortized to expense in an amount equal to the transition charge revenues being recognized. As discussed in Note 2 to Financial Statements, the regulatory asset and related transition bonds were adjusted to fair value on the date of the Merger in accordance with purchase accounting rules.

Other regulatory assets that Oncor believes are probable of recovery, but are subject to review and possible disallowance, totaled $913 million at December 31, 2008. These amounts consist primarily of employee retirement costs and storm-related service recovery costs.

Defined Benefit Pension Plans and OPEB Plans

Oncor is a participating employer in the EFH Retirement Plan, a defined benefit pension plan sponsored by EFH Corp. Oncor also participates with EFH Corp. and certain other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Reported costs of providing noncontributory pension and OPEBs are dependent upon numerous factors, assumptions and estimates.

Benefit costs are impacted by actual employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

Changes in benefit obligations associated with factors discussed above may not be immediately recognized in the financial statements, but recognized in future years over the remaining average service period of plan participants. As such, significant portions of benefit costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants. Pension and OPEB costs as determined under applicable accounting rules are summarized in the following table:

	Successor		Predecessor
		Period from	Period from
		October 11,	January 1,
		2007	2007
	Year Ended	through	through	Year Ended
	December 31,	December 31,	October 10,	December 31,
	2008	2007	2007	2006
Pension costs under SFAS 87	$15	$3	$21	$41
OPEB costs under SFAS 106	44	9	50	61

Total benefit costs	59	12	71	$102
Less amounts deferred principally as a regulatory asset or property	(42)	(8)	(43)	(84)

Net amounts recognized as expense	$17	$4	$28	$18

Discount rates	6.55%	6.45%	5.90%	5.75%
Funding of pension and OPEB plans	$77	$6	$30	$28

Regulatory Recovery of Pension and OPEB Costs — In 2005, an amendment to PURA relating to EFH Corp.’s pension and OPEB costs was enacted by the Texas Legislature. This amendment, which was retroactively effective January 1, 2005, provides for the recovery by Oncor of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility. In addition to Oncor’s active and retired employees, these former employees largely include active and retired personnel engaged in TCEH’s activities, related to service of those additional personnel prior to the deregulation and disaggregation of EFH Corp.’s business effective January 1, 2002. Accordingly, Oncor and TCEH entered into an agreement whereby Oncor assumed responsibility for applicable pension and OPEB costs related to those personnel.

The amendment additionally authorizes Oncor to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings. Accordingly, in 2005 Oncor began deferring (principally as a regulatory asset or property) additional pension and OPEB costs consistent with the amendment. Amounts deferred are ultimately subject to regulatory approval.

Presentation and Analysis of Results

Management’s discussion and analysis of results of operations and cash flows has been prepared by analyzing the results of operations and cash flows of the Successor for the year ended December 31, 2008 on a stand-alone basis, by comparing the results of operations and cash flows of the Successor for the period

October 11, 2007 through December 31, 2007 to the results of operations and cash flows of the Predecessor for the three months ended December 31, 2006 and by comparing the results of operations and cash flows of the Predecessor for the period January 1, 2007 through October 10, 2007 to the results of operations and cash flows of the Predecessor for the nine months ended September 30, 2006. Certain volumetric and statistical data for 2007 have been presented as of and for the nine months ended September 30, 2007 and as of and for the three months ended December 31, 2007. Such volumetric and statistical data are measured and reported on a monthly, quarterly and annual basis. The Successor and Predecessor periods relate to periods after the Merger and before the Merger, respectively, and are presented separately due to the change in basis of presentation as a result of the application of purchase accounting for the Merger.

See Note 1 to Financial Statements for discussion of presentation of amounts related to income taxes.

Results of Operations

Financial Results

	Successor		Predecessor
		Period from	Period from
		October 11,	January 1,
		2007	2007	Three Months	Nine Months
	Year Ended	through	through	Ended	Ended
	December 31,	December 31,	October 10,	December 31,	September 30,
	2008	2007	2007	2006	2006
Operating revenues:
Affiliated	$1,000	$209	$823	$243	$896
Nonaffiliated	1,580	324	1,144	332	978

Total operating revenues	2,580	533	1,967	575	1,874

Operating expenses:
Operation and maintenance	852	200	649	197	607
Depreciation and amortization	492	96	366	117	359
Provision for/in lieu of income taxes	195	25	150	21	135
Taxes other than amounts related to income taxes	391	87	305	105	297

Total operating expenses	1,930	408	1,470	440	1,398

Operating income	650	125	497	135	476
Other income and deductions:
Impairment of goodwill (Note 3)	860	—	—	—	—
Other income	45	11	3	—	2
Other deductions	25	8	30	12	15
Nonoperating provision for/in lieu of income taxes	26	6	9	3	11
Interest income	45	12	44	15	43
Interest expense and related charges (Note 19)	316	70	242	73	213

Net income (loss)	$(487)	$64	$263	$62	$282

Operating Data

	Successor		Predecessor
		Three Months	Nine Months	Three Months	Nine Months
	Year Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	September 30,	December 31,	September 30,
	2008	2007	2007	2006	2006

Operating statistics — volumes:
Electric energy delivered (GWh)	107,672	24,622	81,523	23,618	83,480
Reliability statistics(a):
System Average Interruption Duration Index (SAIDI) (nonstorm)	85.4	77.9	79.2	79.1	78.3
System Average Interruption Frequency Index (SAIFI) (nonstorm)	1.1	1.1	1.1	1.2	1.2
Customer Average Interruption Duration Index (CAIDI) (nonstorm)	74.7	70.6	69.5	67.5	67.3
Electric points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of meters)	3,123	3,093	3,087	3,056	3,051

	Successor		Predecessor
		Period from	Period from
		October 11,	January 1, 2007	Three Months	Nine Months
	Year Ended	2007 through	through	Ended	Ended
	December 31,	December 31,	October 10,	December 31,	September 30,
	2008	2007	2007	2006	2006
Operating revenues:
Electricity distribution revenues(b):
Affiliated (TCEH)	$998	$208	$821	$243	$894
Nonaffiliated	1,264	257	921	264	782

Total distribution revenues	2,262	465	1,742	507	1,676
Third-party transmission revenues	280	60	199	60	176
Other miscellaneous revenues	38	8	26	8	22

Total operating revenues	$2,580	$533	$1,967	$575	$1,874

(a)	SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on the preceding twelve months’ data.

(b)	Includes transition charge revenue associated with the issuance of securitization bonds totaling $140 million for the year ended December 31, 2008, $29 million for the period October 11, 2007 through December 31, 2007, $116 million for the period January 1, 2007 through October 10, 2007, $34 million for the three months ended December 31, 2006 and $117 million for the nine months ended September 30, 2006. Also includes disconnect/reconnect fees and other discretionary revenues for services requested by REPs.

Financial Results — 2008

Successor Period — Year Ended December 31, 2008

Operating revenues for 2008 of $2.6 billion reflected rate increases approved in 2006 and 2007 to recover ongoing investment in the transmission system and growth in points of delivery.

Operation and maintenance expense for 2008 totaled $852 million, which included approximately $339 million in fees paid to other transmission providers. The balance of the costs consisted largely of employee and contractor costs to maintain and repair the transmission and distribution assets, including vegetation management, as well as administrative and general salaries and benefits and outsourced service provider costs.

Depreciation and amortization expense for 2008 of $492 million reflected ongoing investments in property, plant and equipment and included $145 million of ongoing regulatory asset amortization for which there are related revenues from transition charge billings.

Taxes other than amounts related to income taxes for 2008 totaled $391 million, which included $255 million in local franchise fees and $125 million in property taxes.

See Note 3 to Financial Statements for a discussion of the $860 million goodwill impairment charge recorded in the fourth quarter of 2008.

Other income for 2008 totaled $45 million, which included $44 million of accretion for an adjustment (discount) to regulatory assets resulting from purchase accounting. Other deductions for 2008 totaled $25 million, which included $13 million in costs associated with the 2006 cities rate settlement. See Note 19 to Financial Statements for details of other income and deductions.

Provision for/in lieu of income taxes for 2008 totaled $221 million on a loss (including $195 million related to operating income and $26 million related to nonoperating income). Excluding the impacts of the non-deductible goodwill impairment, the effective rate on pretax income was 37.2%. The 37.2% effective rate as compared to the 35.0% statutory rate reflected state income taxes and the non-deductibility of losses on certain benefit plans partially offset by the amortization of investment tax credits. See Note 7 for reconciliation of the effective rate to the US federal statutory rate.

Interest income for 2008 totaled $45 million, which essentially consisted of interest income from TCEH with respect to Oncor’s generation-related regulatory assets securitized through the issuance of transition bonds by Oncor’s bankruptcy-remote financing subsidiary.

Interest expense and related charges for 2008 totaled $316 million, which reflected $5.363 billion in average borrowings at an average rate of 5.86%.

Net loss for 2008 totaled $487 million.

Financial Results — 2007 and 2006

Successor Period from October 11, 2007 through December 31, 2007, Compared to the Three Month Predecessor Period Ended December 31, 2006

Operating revenues decreased $42 million, or 7%, to $533 million in 2007. The ten fewer days in the 2007 period resulted in $67 million in lower revenues. This decrease was partially offset by increased distribution tariffs to recover higher transmission costs, higher transmission revenues primarily due to rate increases to recover ongoing investment in the transmission system, the effect of weather-driven higher average electricity consumption and the impact of growth in points of delivery.

Operation and maintenance expense increased $3 million, or 2%, to $200 million in 2007. The increase reflected higher incentive pay and benefits expense in 2007, higher fees paid to other transmission entities and higher vegetation management expenses, largely offset by $23 million in lower costs attributable to the ten fewer days in the 2007 period.

Depreciation and amortization decreased $21 million, or 18%, to $96 million in 2007. The ten fewer days in the 2007 period resulted in $12 million in lower costs.

Taxes other than amounts related to income taxes decreased $18 million, or 17%, to $87 million in 2007. The ten fewer days in the 2007 period resulted in $10 million in lower costs, and property taxes decreased reflecting lower tax rates as a result of enactment of the Texas margin tax. Included in this line item are local franchise fees resulting from the 2006 cities rate settlement totaling $2 million for the period October 11, 2007 through December 31, 2007 and $1 million for the three months ended December 31, 2006.

Other income in 2007 totaled $11 million, which included $10 million of accretion for an adjustment (discount) to regulatory assets resulting from purchase accounting. Other deductions totaled $8 million and $12 million in 2007 and 2006, respectively, which included costs associated with the 2006 cities rate settlement of $6 million and $7 million, respectively.

The provision for income taxes in 2007 totaled $31 million (including $25 million related to operating income and $6 million related to nonoperating income) and the effective rate was 32.6%. The provision for income taxes in 2006 totaled $24 million and the effective rate was 27.9%. The increased rate primarily reflected adjustments to state income tax expense recorded in the 2006 period related to prior period state franchise tax returns.

Interest income decreased $3 million, or 20%, to $12 million in 2007. The ten fewer days in the 2007 period resulted in $2 million in lower interest income and contractual reimbursements from TCEH for transition bond interest expense declined as a result of the declining balance of such bonds.

Interest expense and related charges decreased by $3 million, or 4%, to $70 million in 2007. The ten fewer days in the 2007 period resulted in $9 million in lower expense. This decrease was largely offset by $5 million from higher average borrowings, largely to support the ongoing capital investment in the business, and $1 million from higher average interest rates.

Net income totaled $64 million in 2007 and $62 million in 2006.

Predecessor Period from January 1, 2007 through October 10, 2007 Compared to the Nine Month Predecessor Period Ended September 30, 2006

Operating revenues increased $93 million, or 5%, to $1.967 billion in 2007. Of this increase, $67 million was attributed to the ten additional days in the 2007 period. The balance of the revenue increase reflected:

•	$18 million from increased distribution tariffs to recover higher transmission costs, and

•	$16 million in higher transmission revenues primarily due to rate increases approved in 2006 and 2007 to recover ongoing investment in the transmission system,

partially offset by,

•	$9 million effect of lower average consumption due in part to cooler, below normal summer weather in 2007 and hotter than normal weather in 2006, net of the impact of increased points of delivery, and

•	lower charges to REPs related to securitization bonds (offset by lower amortization of the related regulatory asset).

Operation and maintenance expense increased $42 million, or 7%, to $649 million in 2007. Of this increase, $23 million was attributed to the ten additional days in the 2007 period. The balance of the increase reflected $19 million in higher fees paid to other transmission entities, higher labor-related costs due to timing of equipment installation activities and expenses related to the rebranding of the Oncor Electric Delivery Company name, partially offset by lower vegetation management expenses.

Depreciation and amortization increased $7 million, or 2%, to $366 million in 2007 which was primarily due to the ten additional days in 2007 and ongoing investments in property, plant and equipment, partially offset by lower amortization of the regulatory assets associated with the securitization bonds (offset in revenue).

Taxes other than amounts related to income taxes increased $8 million, or 3%, to $305 million in 2007. The increase reflected $10 million attributed to the ten additional days in the 2007 period, partially offset by lower property taxes reflecting lower property tax rates as a result of the enactment of the Texas margin tax. Included in franchise and revenue-based taxes are local franchise fees resulting from the 2006 cities rate settlement totaling $6 million for the period January 1, 2007 through October 10, 2007 and $4 million for the nine months ended September 30, 2006.

Other income totaled $3 million in 2007 and $2 million in 2006. Other deductions totaled $30 million in 2007 and $15 million in 2006. The increase in other deductions was primarily due to higher costs associated with the 2006 cities rate settlement.

The provision for income taxes was $159 million in 2007 (including $150 million related to operating income and $9 million related to nonoperating income) compared to $146 million in 2006 (including $135 million related to operating income and $11 million related to nonoperating income). The effective rate increased to 37.7% in 2007 from 34.1% in 2006. The increased rate was driven by higher taxes under the Texas margin tax, higher interest accrued related to uncertain tax positions and the effect of full amortization prior to 2007 of a regulatory liability associated with statutory tax rate changes.

Interest expense increased $29 million, or 14%, to $242 million in 2007. Of this increase, $9 million was due to the ten additional days in the 2007 period. The balance of the increase reflected $14 million due to higher average borrowings, largely to support ongoing capital investment in the business, and $5 million due to higher average interest rates.

Net income decreased $19 million, or 7%, to $263 million. This decrease was driven by higher costs associated with the 2006 cities rate settlement and a decline in delivered volumes due to lower average electricity consumption.

Other Comprehensive Income

In September 2008, Oncor entered into interest rate swap transactions hedging the variability of treasury bond rates used to determine the interest rates on an anticipated issuance of an aggregate of $1.0 billion of senior secured notes maturing from 2013 to 2018. The hedges were terminated the same day, and $2 million in after-tax losses were recorded as other comprehensive income.

After tax losses of $1 million for the period January 1, 2007 through October 10, 2007 and $2 million for the year ended December 31, 2006 were recognized in net income related to settled cash flow hedges (variable to fixed interest rate swaps). All amounts included in accumulated other comprehensive income as of October 10, 2007, which totaled $18 million in net losses, were eliminated as part of purchase accounting. Oncor has used derivative financial instruments that were effective in offsetting future cash flow variability related to interest rates; these consisted of interest rate swaps entered into to hedge variable rate debt. Amounts in accumulated other comprehensive income included the value of dedesignated and terminated cash flow hedges at the time of such dedesignation/termination, less amounts reclassified to net income as the original hedged transactions were actually settled and affected net income.

Financial Condition

Liquidity and Capital Resources

Cash Flows — Cash flows from operating, financing and investing activities included:

	Successor		Predecessor
		Period from	Period from
		October 11,	January 1,
		2007	2007	Three Months	Nine Months
	Year Ended	through	through	Ended	Ended
	December 31,	December 31,	October 10,	December 31,	September 30,
	2008	2007	2007	2006	2006
Cash flows — operating activities
Net income (loss)	$(487)	$64	$263	$62	$282
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	451	95	366	116	357
Provision for/in lieu of deferred income taxes — net	163	71	21	(6)	33
Amortization of investment tax credits	(5)	(1)	(4)	(1)	(4)
Impairment of goodwill	860	—	—	—	—
Other, net	6	1	6	—	8
Changes in operating assets and liabilities	(160)	(165)	30	59	(278)

Cash provided by operating activities	828	65	682	230	398

Cash flows — financing activities
Net issuances/(repayments) of borrowings (including advances from parent)	440	62	214	16	511
Distributions/dividends	(330)	—	(326)	(85)	(255)
Decrease in income tax-related note receivable from TCEH	34	9	24	9	30
Excess tax benefit on stock-based incentive compensation	10	15	—	(3)	17

Cash provided by (used in) financing activities	154	86	(88)	(63)	303

Cash flows — investing activities
Capital expenditures	(882)	(153)	(555)	(165)	(675)
Other	3	7	(23)	(2)	(40)

Cash used in investing activities	(879)	(146)	(578)	(167)	(715)

Net change in cash and cash equivalents	$103	$5	$16	$—	$(14)

Year Ended December 31, 2008 — Cash provided by operating activities totaled $828 million, reflecting normal, ongoing operating activities and the $72 million refund to customers discussed under “— Business — Significant Activities and Events.”

Capital expenditures in 2008 reflected the acquisition of a vendor’s existing BPL-based “Smart Grid” network assets in Oncor’s service territory for $90 million. See “— Key Risks and Challenges” above for further discussion.

Successor Period from October 11, 2007 through December 31, 2007 compared to the Three Month Predecessor Period Ended December 31, 2006 — Cash provided by operating activities totaled $65 million in the 2007 period compared to $230 million in the 2006 period. The $165 million decrease reflected $113 million in repurchases of accounts receivables previously sold (see Note 9 to Financial Statements) and $49 million unfavorable change in accrued taxes due to the impact of implementing the tax sharing agreement.

Predecessor Period from January 1, 2007 through October 10, 2007, Compared to Nine Month Predecessor Period Ended September 30, 2006 — Cash provided by operating activities totaled $682 million in the 2007 period compared to $398 million in the 2006 period. The $284 million increase reflected:

•	a $135 million favorable change in income taxes paid to EFH Corp. primarily due to timing of payments in 2006 related to the 2005 income tax liability, and

•	a $102 million favorable change in working capital (accounts receivable, accounts payable and inventories) largely due to

•	$42 million increase in sale of accounts receivable;

•	$29 million in lower materials and supplies inventory purchases due primarily to timing of capital expenditure projects, and

•	$21 million increase in accounts payable reflecting increased use of outsourced service providers and contractors for operation and maintenance activities.

The decrease in capital expenditures in the 2007 period compared to the 2006 period was driven by lower new customer distribution connections and the completion of several large transmission projects.

Depreciation and amortization expense reported in the statement of consolidated cash flows is less than the amount reported in the statement of consolidated income by $41 million for the year ended December 31, 2008. The difference represents the $44 million accretion of the adjustment (discount) to regulatory assets, net of the $3 million amortization of debt fair value discount, both due to purchase accounting and reported in other income and interest expense and related charges, respectively, in the statement of consolidated income.

Long-Term Debt Activity — In September 2008, Oncor issued and sold $1.5 billion aggregate principal amount of senior secured notes, consisting of $650 million aggregate principal amount of 5.950% notes due 2013, $550 million aggregate principal amount of 6.800% notes due 2018 and $300 million aggregate principal amount of 7.500% notes due 2038. Most of the $1.487 billion in proceeds (which is net of underwriters’ fees and debt discounts) was used to repay borrowings under the Oncor revolving credit facility and the remainder was used for general corporate purposes. Repayments for the year ended December 31, 2008 totaled $99 million in scheduled transition bond principal payments. See Note 11 to Financial Statements for further information regarding long-term debt.

Available Liquidity/Credit Facilities — At December 31, 2008, Oncor had a $2.0 billion revolving credit facility under which borrowings are available on a revolving basis through October 10, 2013. Oncor may increase the commitments under the facility in any amount up to $500 million, subject to the satisfaction of certain conditions. Borrowing capacity available under this credit facility totaled $1.508 billion at December 31, 2008 and $720 million at December 31, 2007. Availability increased $788 million for the twelve months ended December 31, 2008 due to the issuance of $1.5 billion principal amount of fixed-rate senior secured notes as described above, the net proceeds from which were used to repay credit facility borrowings, partially offset by funding of capital investments, including the purchase of an existing BPL-based “Smart Grid” network as discussed above under “— Key Risks and Challenges.” Cash and cash equivalents totaled $125 million at December 31, 2008.

Under the terms of Oncor’s revolving credit facility, the commitments of the lenders to make loans to Oncor are several and not joint. Accordingly, if any lender fails to make loans to Oncor, Oncor’s available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility.

In May 2008, Oncor secured the credit facility with a first priority lien on certain of its transmission and distribution assets. Oncor has also secured all of its existing long-term debt securities (excluding the transition bonds) with the same lien in accordance with the terms of those securities. The lien contains customary provisions allowing Oncor to use the assets in its business, as well as to replace and/or release collateral as long as the market value of the collateral is at least 115% of the aggregate secured debt. The lien may be terminated at Oncor’s option upon the termination of Oncor’s current credit facility. See Note 10 to Financial Statements for additional information regarding the credit facility.

Additional Financial Market Uncertainty Consideration — EFH Corp. has evaluated its investments held in trusts, including those that will be used by Oncor to satisfy future obligations under pension and postretirement benefit plans. The recent substantial dislocation in the financial markets has caused a significant decline in the value of such investments, and a continuation or further disruption in the markets could be material to Oncor. While the pension and postretirement plan investments include some subprime-related securities, a decline in the fair value of such securities was not material to the overall decline in the plan investment values.

Pension and OPEB Plan Funding — Pension and OPEB plan calendar year funding for Oncor is expected to total $61 million and $18 million, respectively, in 2009. Based on the funded status of the pension plan at December 31, 2008, EFH Corp.’s funding is expected to total approximately $665 million for the 2009-2013 period. Approximately 85% of this amount is expected to be funded by Oncor consistent with its share of the pension liability. Contributions to the pension and OPEB plans in 2008 totaled $46 million and $31 million, respectively.

Liquidity Needs, Including Capital Expenditures — Oncor expects capital expenditures to total approximately $875 million over the twelve months ending December 31, 2009 for investment in its transmission and distribution infrastructure, which is consistent with its commitment to spend a minimum of $3.6 billion in capital expenditures over the five-year period ending December 31, 2012. This excludes investments in transmission assets to support CREZ as discussed below in “— Regulation and Rates.” See Note 4 to Financial Statements for discussion of this and other commitments in the stipulation approved by the PUCT. In addition, Oncor expects capital expenditures related to the CREZ Transmission Plan to total approximately $90 million over the twelve months ending December 31, 2009.

Oncor’s primary source of liquidity aside from operating cash flows is its ability to borrow under its revolving credit facility. The facility contains a debt-to-capital ratio covenant that effectively limits Oncor’s ability to incur indebtedness in the future. As of December 31, 2008, Oncor was in compliance with such covenant. The credit facility and the senior notes issued by Oncor are secured by the Deed of Trust, which permits Oncor to secure other indebtedness with the lien of the Deed of Trust up to the amount of available bond credits. As of December 31, 2008, the available bond credits were approximately $2.1 billion. In connection with the Merger, Oncor also committed to the PUCT that it would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity.

Because its operations are capital intensive, Oncor expects to rely over the long-term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand, operating cash flows or its revolving credit facility. The inability to raise capital on favorable terms or failure of counterparties to perform under credit or other financial agreements, particularly considering the current uncertainty in the financial markets, could impact Oncor’s ability to sustain and grow its businesses and would likely increase capital costs that may not be recoverable through rates. Oncor expects cash flows from operations, combined with availability under its revolving credit facility, to provide sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months.

Distributions — Oncor’s cash distributions to Oncor Holdings, an indirect wholly-owned subsidiary of EFH Corp., and the dates distributions were declared by Oncor’s board of directors, were as follows:

Declaration Date	Payment Date	Amount Paid

November 13, 2008	November 14, 2008	$117
August 20, 2008	August 21, 2008	$78
May 14, 2008	May 15, 2008	$78
February 20, 2008	March 31, 2008	$57

The proceeds (net of closing costs) of $1.253 billion received by Oncor in November 2008 from the issuance of equity to the investor group and the contemporaneous issuance of equity indirectly to certain members of Oncor management were distributed to Oncor Holdings. See Note 1 to Financial Statements for additional information.

For the period beginning October 11, 2007 and ending December 31, 2012, the distributions paid by Oncor are limited to an amount not to exceed Oncor’s net income determined in accordance with GAAP, subject to certain defined adjustments. Such adjustments include deducting the $72 million ($46 million after-tax) one-time refund to customers in September 2008 and removing the effect of the $860 million goodwill impairment charge from fourth quarter 2008 net income available for distribution. See discussion above under “— Business — Significant Activities and Events — Refund to Customers.” Distributions are further limited by Oncor’s required regulatory capital structure, as determined by the PUCT, which is required to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. No material amount of Oncor’s net income is currently restricted from being used to make distributions on its membership interests except for the one-time refund. The net proceeds of $1.253 billion received from the sale of equity interests to Texas Transmission and certain members of Oncor’s management were excluded from these distribution limitations.

In February 2009, the board of directors declared a cash distribution of between $24 million and $26 million to be paid on March 3, 2009. The actual amount of the distribution will be determined in accordance with the net income restrictions on such distributions.

Capitalization — The capitalization ratios of Oncor were 42.9% long-term debt, less amounts due currently, to 57.1% membership interests as of December 31, 2008 and 32.7% to 67.3% at December 31, 2007.

Financial Covenants, Credit Rating Provisions and Cross Default Provisions — Oncor’s revolving credit facility contains a financial covenant that requires maintenance of a specified leverage ratio. As of December 31, 2008, Oncor was in compliance with such covenant.

Credit Ratings — The rating agencies assign issuer credit ratings for Oncor. The issuer credit ratings as of February 20, 2009 for Oncor are BBB+ and BBB- by S&P and Fitch, respectively.

Additionally, the rating agencies assign credit ratings on certain debt securities issued by Oncor. The credit ratings assigned for debt securities issued by Oncor as of February 20, 2009 are presented below:

	Senior Secured	Senior Unsecured

S&P	BBB+	BBB+
Moody’s	Baa3	Baa3
Fitch	BBB	BBB-

As described in Notes 10 and 11 to Financial Statements, all of Oncor’s long-term debt is secured by a first priority lien on certain of its transmission and distribution assets and is considered senior secured debt. All three rating agencies have placed the ratings for Oncor on “stable outlook.”

In November 2008, Oncor sold additional equity interests resulting in an unaffiliated investor group acquiring a 19.75% minority stake in Oncor. In connection with Oncor’s execution of the agreement, S&P upgraded Oncor’s issuer credit rating and Oncor’s long-term debt ratings by two notches from BBB- to BBB+, and Moody’s upgraded Oncor’s long-term debt ratings by one notch from Ba1 to Baa3. In conjunction with the Moody’s upgrade, Moody’s withdrew its issuer credit rating of Ba1 previously assigned to Oncor. As a matter of practice, Moody’s does not assign issuer credit ratings for investment grade utility companies. See Note 1 to Financial Statements for additional information on the minority interests sale.

A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Ratings can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Material Credit Rating Covenants — Certain arrangements of Oncor, including its credit facility and certain leases, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on credit ratings.

Material Cross Default Provisions — Certain financing arrangements contain provisions that may result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

A default by Oncor or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million may result in a cross default under its credit facility. Under this facility such a default may cause the maturity of outstanding balances ($337 million at January 30, 2009) under such facility to be accelerated.

Long-Term Contractual Obligations and Commitments — The following table summarizes Oncor’s contractual cash obligations as of December 31, 2008 (see Notes 11 and 12 to Financial Statements for additional disclosures regarding these long-term debt and noncancelable purchase obligations).

		One to	Three to	More
	Less Than	Three	Five	Than Five
Contractual Cash Obligations	One Year	Years	Years	Years	Total

Long-term debt — principal	$103	$221	$1,594	$3,311	$5,229
Long-term debt — interest	335	655	546	2,420	3,956
Operating leases(a)	8	14	9	11	42
Obligations under outsourcing agreements(b)	50	63	—	—	113
Obligations under services agreements	5	5	—	—	10

Total contractual cash obligations(c)	$501	$958	$2,149	$5,742	$9,350

(a)	Includes short-term noncancelable leases.

(b)	See Note 15 to Financial Statements for discussion of an outsourcing agreement termination.

(c)	Table does not include estimated 2009 funding of the pension and other employee postretirement benefits plans totaling approximately $79 million. See “Pension and OPEB Plan Funding” above for additional discussion of pension plan funding.

The following contractual obligations were excluded from the table above:

•	contracts between affiliated entities and intercompany debt;

•	individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	contracts that are cancelable without payment of a substantial cancellation penalty, including the construction and maintenance services contract described below;

•	employment contracts with management, and

•	liabilities related to uncertain tax positions totaling $122 million discussed in Note 6 to Financial Statements as the ultimate timing of payment is not known.

In June 2008, Oncor entered into a 10-year contract for transmission and distribution construction and maintenance services effective for calendar years 2009 through 2018. The contract terms include pricing that assumes minimum purchase amounts by Oncor of $300 million for each of the five two-year periods of the contract. Purchases of less than the assumed amounts may result in lost discount payments of up to $24 million per two-year period if such minimum levels are not met. The contract can be terminated by Oncor for convenience or by the vendor if certain threshold spending is not achieved, subject to a wind-down payment of up to $21 million in 2009, declining annually to $2 million at the beginning of 2018 or by either party for cause with no wind-down payment. Termination can be for the full contract or for certain services only. Management considers it unlikely that any material lost discount payments will be made.

Hearings on CREZ Transmission Plan proposals were held in December 2008. At a January 2009 open meeting, the PUCT assigned approximately $1.3 billion of CREZ construction projects to Oncor. A written order reflecting the PUCT’s decisions was signed in March 2009. Oncor expects capital expenditures related to CREZ transmission facilities to be approximately $90 million in 2009 with additional expenditures through 2012. These amounts are not included in the table above.

If EFH Corp. defaulted in its contributions to the EFH Retirement Plan, as the plan sponsor, it is expected that Oncor would seek to continue the plan and would be liable for any liabilities in excess of the assets of the plan. As of December 31, 2008, the plan’s liabilities in excess of its assets (excluding Oncor’s portion) totaled $109 million.

Guarantees — See Note 12 to Financial Statements for details of guarantees.

Off-Balance Sheet Arrangements

As of December 31, 2008, Oncor does not have any off-balance sheet arrangements with special purpose entities or variable interest entities.

Commitments and Contingencies

See Note 12 to Financial Statements for a discussion of commitments and contingencies, including guarantees.

Changes in Accounting Standards

See Note 1 to Financial Statements for a discussion of changes in accounting standards.

Regulation and Rates

2009 Texas Legislative Session

The Texas Legislature convened in its regular biennial session beginning January 13, 2009. The session will conclude June 1, 2009. Oncor is actively monitoring and providing input regarding legislation that could impact its operations. Oncor is unable to predict the outcome of the 2009 legislative process or its impact, if any, on Oncor’s financial position, results of operations or cash flows.

Certification of REPs

In October 2008, the PUCT proposed a replacement of the rule relating to Certification of Retail Electric Providers. The proposed new rule is expected to strengthen the certification requirements for REPs in order to better protect customers, transmission and distribution utilities (TDUs), and other REPs from the insolvency and other harmful conditions and activities of REPs. The new rule would be considered a competition rule and thus be subject to judicial review as specified in PURA. The new rule proposes, among other things, increased creditworthiness requirements and financial reporting for REPs, additional customer protection requirements, deposit requirements to TDUs, and regulatory asset consideration for bad debt expenses. The PUCT is expected to finalize the new rule in the first half of 2009. Oncor cannot predict the final outcome of this proposed rule.

Matters with the PUCT

Stipulation Approved by the PUCT — In April 2008, the PUCT entered an order, which became final in June 2008, approving the terms of a stipulation relating to the filing in 2007 by Oncor and Texas Holdings of a Merger-related Joint Report and Application with the PUCT pursuant to Section 14.101 (b) of PURA and PUCT Substantive Rule 25.75. The stipulation required the filing of a rate case by Oncor no later than July 1, 2008 based on a test year ended December 31, 2007. Oncor filed the rate case with the PUCT in June 2008. In July 2008, Nucor Steel filed an appeal of the PUCT’s order in the 200th District Court of Travis County, Texas. Oncor was named a defendant and intends to vigorously defend the appeal.

Rate Case — In June 2008, Oncor filed for a rate review with the PUCT (Docket No. 35717) and 204 cities, as required by the order approving the stipulation discussed above. If approved as requested, this review would result in an aggregate annual rate increase of approximately $253 million (adjusted from $275 million as reflected in Oncor’s initial filing), the majority of which relates to increased depreciation expense due to capital investments and recovery of costs that have been recorded as regulatory assets. A hearing on the merits concluded in February 2009. Resolution of Oncor’s proposed rate increase is expected to occur in the summer of 2009.

Advanced Meter Rulemaking — In 2005, the Texas Legislature passed legislation that authorized electric utilities to implement a surcharge to recover costs incurred in deploying advanced metering and meter information networks. Benefits of the advanced metering installation include improved safety, on-demand meter reading, enhanced outage identification and restoration and system monitoring of voltages. In 2007, the PUCT issued its advanced metering rule to implement this legislation. This rule outlined the minimum required functionality for an electric utility’s advanced metering systems to qualify for cost recovery under a surcharge. Subsequent to the issuance of the rule, the PUCT opened an implementation proceeding for market participants to fine-tune the rule requirements, address the impacts of advanced metering deployment on retail and wholesale markets in ERCOT, and help ensure that retail customers receive benefits from advanced metering deployment. The implementation proceeding is expected to conclude by the end of the first half of 2009.

Advanced Metering Deployment Surcharge Filing — In May 2008, Oncor filed with the PUCT (Docket No. 35718) a description and request for approval of its proposed advanced metering system deployment plan and its proposed surcharge for the recovery of its estimated future investment for advanced metering deployment. Oncor’s plan provides for the full deployment of over three million advanced meters by the end of 2012 to all residential and most non-residential retail electricity customers in Oncor’s service area. Oncor installed approximately 5,000 advanced meters in a pilot program in the three months ended June 30, 2008, and deployed approximately 35,000 additional advanced meters in the fourth quarter of 2008.

In August 2008, a settlement was reached with the majority of the parties to this surcharge filing. The settlement includes the following major provisions (the comparisons are against amounts filed in the original request):

•	a surcharge beginning on January 1, 2009 and continuing for 11 years;

•	a total revenue requirement over the surcharge period of $1.035 billion (reduced from $1.069 billion);

•	estimated capital expenditures for advanced metering facilities of $686 million (reduced from $690 million);

•	related operation and maintenance expenses for the surcharge period of $153 million (increased from $148 million);

•	$28 million of additional savings (in addition to the $176 million in the original filing), and

•	an advanced metering cost recovery factor of $2.21 per month per residential retail customer (reduced from $2.29 per month) and varying from $2.42 to $5.21 per month for non-residential retail customers (reduced from $2.49 to $5.35 per month).

An order approving the settlement was issued by the PUCT in August 2008 and became final in September 2008. Oncor began billing the advanced metering surcharge in the January 2009 billing month cycle. Oncor may, through subsequent reconciliation proceedings, request recovery of additional costs that are reasonable and necessary. While there is a presumption that costs spent in accordance with a plan approved by the PUCT are reasonable and necessary, recovery of any costs that are found not to have been spent or properly allocated, or not to be reasonable or necessary, must be refunded.

Prior to the PUCT issuance of rules for minimum required functionality for advanced metering systems, Oncor installed approximately 600,000 automated meters in its service territory at a capital cost of approximately $125 million. These meters are not part of the surcharge request, and Oncor is seeking recovery of the incremental costs of these meters in its general rate case discussed above.

Oncor Energy Efficiency Cost Recovery Filing — In June 2008, Oncor filed with the PUCT a Request for Approval of Energy Efficiency Cost Recovery Factor (Docket No. 35634). Oncor requested a nonbypassable charge to be billed to REPs serving customer classes that receive services under Oncor’s energy efficiency program. The proposed recovery factor is $0.22 per month for each residential customer and will vary for non-residential customers. The proposed charge will allow Oncor, in a timely manner, to recover reasonable and necessary costs incurred in administering its energy efficiency program. In October 2008, the PUCT approved the recovery factor. Oncor began billing the surcharge in the January 2009 billing month cycle.

Transmission Rates — In order to recover increases in its transmission costs, including fees paid to other transmission service providers, Oncor is allowed to request an update twice a year to the transmission cost recovery factor (TCRF) component of its retail delivery rate charged to REPs. In January 2009, an application was filed to increase the TCRF, which was administratively approved in February 2009 and became effective March 1, 2009. This increase is expected to increase annualized revenues by $16 million.

In February 2008, Oncor filed an application for an interim update of its wholesale transmission rate. The PUCT approved Oncor’s application in April 2008, and the new rate went into effect immediately. Annualized revenues are expected to increase by approximately $39 million. Approximately $25 million of this increase is recoverable through transmission rates charged to wholesale customers, and the remaining $14 million is recoverable from REPs through the TCRF component of Oncor’s delivery rates charged to REPs as discussed immediately above. With the pending rate case discussed above, Oncor has not filed for an interim update of its wholesale transmission rate in 2009.

Competitive Renewable Energy Zones (CREZ) — In the first quarter of 2007, the PUCT initiated a docket to identify the transmission facilities necessary to interconnect future renewable energy generating facilities. As part of the docket, the PUCT considered which zones would contain the best renewable energy sources. In July 2007, the PUCT voted to designate zones with generation potential of over 20,000 MW. In July 2008, the PUCT approved a plan for the construction of transmission facilities with an estimated cost of $4.9 billion to accommodate over 18,000 MW of wind capacity.

In September 2008, parties interested in the construction and operation of CREZ transmission facilities filed CREZ Transmission Plans. Oncor and several other ERCOT utilities filed a joint CREZ Transmission Plan, which includes the joint parties’ plans to construct and operate all of the CREZ transmission facilities. Hearings on the CREZ Transmission Plan proposals were held in December 2008. At a January 2009 open meeting, the PUCT assigned approximately $1.3 billion of CREZ construction projects to Oncor. A written order reflecting the PUCT’s decisions was signed in March 2009. The cost estimates for the CREZ construction projects are based upon analyses prepared by ERCOT. Oncor anticipates completing the necessary permitting actions and other requirements and all construction activities so that its CREZ Transmission Plan may be implemented consistent with the PUCT’s assignment. The PUCT’s assignment calls for construction to be completed in 2012.

Summary

Oncor cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions. Such actions or changes could significantly alter its basic financial position, results of operations or cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Market risk is the risk that Oncor may experience a loss in value as a result of changes in market conditions such as interest rates, to which Oncor is exposed in the ordinary course of business. Oncor may transact in financial instruments to hedge interest rate risk related to its indebtedness. All of Oncor’s long-term debt at December 31, 2008 and 2007 carried fixed interest rates.

	Expected Maturity Date						Successor
							2008	2008	2007	2007
							Total	Total	Total	Total
							Carrying	Fair	Carrying	Fair
	2009	2010	2011	2012	2013	Thereafter	Amount	Value	Amount	Value
	(Millions of dollars, except percentages)

Long-term debt (including current maturities)
Fixed rate debt amount(a)	$103	$108	$113	$819	$775	$3,311	$5,229	$4,990	$3,828	$3,948
Average interest rate	4.02%	4.75%	4.86%	6.16%	5.85%	6.79%	6.41%	—	6.28%	—

(a)	Excludes unamortized premiums and discounts. See Note 11 to Financial Statements for a discussion of changes in debt obligations.

Credit Risk

Credit Risk — Credit risk relates to the risk of loss associated with nonperformance by counterparties. Oncor’s customers consist primarily of REPs. As a prerequisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. Meeting these standards does not guarantee that a REP will be able to perform its obligations. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of PURA and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs approved by the PUCT. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulation and Rates” above regarding a proposed REP certification rule.

Credit Exposure — Oncor’s exposure to credit risk associated with accounts receivable totaled approximately $147 million from affiliates, of which approximately $135.3 million consisted of trade accounts receivable from TCEH and approximately $11.3 million consisted of intercompany affiliate receivables, and $224 million from nonaffiliated customers as of December 31, 2008. The nonaffiliated customer receivable amount is before the allowance for uncollectible accounts, which totaled $7 million at December 31, 2008, and consists almost entirely of noninvestment grade trade accounts receivable. As of December 31, 2008, Oncor has a customer with two subsidiaries who collectively represent 12% of the nonaffiliated trade accounts receivable amount. Oncor views exposure to this customer to be within an acceptable level of risk tolerance considering PUCT rules and regulations; however, this concentration increases the risk that a default would have a material effect on Oncor’s net income and cash flows.

Oncor is also exposed to credit risk associated with the note receivable from TCEH totaling $289 million ($35 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2008 (see Note 18 to Financial Statements for additional information).

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The names of Oncor’s directors and information about them, as furnished by the directors themselves, are set forth below:

		Served As
		Director
Name	Age	Since	Business Experience

Nora Mead Brownell(1)	61	2007	Nora Mead Brownell has served as a Director of Oncor since October 2007. Following her service as a Commissioner of the FERC from May 2001 to June 2006, Ms. Brownell founded BC Strategies, an energy consulting firm. She served on the Pennsylvania Public Utility Commission from 1997 until she became a FERC Commissioner. Ms. Brownell serves on the boards of directors of Comverge Inc., an energy technology company, Spectra Energy Partners, a natural gas transportation and storage company, Leaf Clean Energy Company, which invests in clean energy projects in North America and Oncor Holdings.
Richard C. Byers(1)(2)	49	2008	Richard C. Byers has served as a Director of Oncor since November 2008. Mr. Byers currently serves as an Executive Vice President of Borealis Infrastructure Management Inc. (Borealis), an investment arm of Canada’s OMERS pension plan, a position he has held since January 2008. Prior to joining Borealis, Mr. Byers served as Managing Director of BMO Nesbitt Burns, a brokerage investment firm, since 1991.

		Served As
		Director
Name	Age	Since	Business Experience

Thomas M. Dunning(4)	66	2007	Thomas M. Dunning has served as a Director of Oncor since October 2007. Since 2007 he has served as non-Executive Chairman of Lockton Dunning Benefits, a company specializing in the design and servicing of health, welfare and retirement benefits. Mr. Dunning also served as Chairman and Chief Executive Officer of Lockton Dunning Benefit Company, its predecessor company, from 1998 to 2007 following the 1998 acquisition of Dunning Benefits Corporation, which Mr. Dunning founded, by the Lockton Group of Companies. Mr. Dunning currently serves on the boards of directors of American Beacon Funds, Dallas Citizens Council, Southwestern Medical Foundation, Baylor Health Care System Foundation, Oncor Holdings, and a number of non-profit organizations.
Robert A. Estrada(1)	62	2007	Robert A. Estrada has served as a Director of Oncor since October 2007. Mr. Estrada is Chairman of the Board and Chief Compliance Officer of Estrada Hinojosa & Company, Inc., an investment banking firm specializing in public finance that he co-founded in 1992. In addition to these positions, he also served as President and Chief Executive Officer of the firm from 1992 to 2006. Mr. Estrada is a member of the board of directors of Federal Reserve Bank of Dallas, Oncor Holdings and several civic and arts organization boards.
Monte E. Ford	49	2008	Monte E. Ford has served as a Director of Oncor since February 2008. He has served as Senior Vice President and Chief Information Officer of AMR Corporation, the Fort Worth-based parent company of American Airlines, since 2001. Prior to joining AMR, Mr. Ford served in various executive positions, including with Associates First Capital in Texas, Bank of Boston and Digital Equipment Corporation. He helped found the Environmental Energy and Nutritional Learning Center in Boston and has served on various community and non-profit boards. Mr. Ford also serves on the board of directors of Oncor Holdings.

		Served As
		Director
Name	Age	Since	Business Experience

William T. Hill, Jr.(3)	66	2007	William T. Hill, Jr. has served as a Director of Oncor since October 2007. In 2008 he joined the Dallas criminal defense firm of Fitzpatrick Hagood Smith & Uhl LLP, where he serves as of counsel. In 2007 he served as Director of Strategic Initiatives of Mercy Street Ministries. From 1999 to 2006, Mr. Hill was Criminal District Attorney of the Dallas County District Attorney’s office. Mr. Hill serves on the boards of directors of Hilltop Holdings, Incorporated, a New York Stock Exchange listed company in the insurance industry, Baylor Hospital Foundation, Oncor Holdings and a number of charitable organizations.
Jeffrey Liaw(4)	32	2007	Jeffrey Liaw has served as a Director of Oncor since November 2007. Mr. Liaw is active in TPG Capital L.P.’s (TPG) energy and industrial investing practice areas. Before joining TPG in 2005, he worked for Bain Capital in its industrials practice since 2001. Mr. Liaw serves on the boards of both public and private companies, including Graphic Packaging Corporation, EFH Corp. and Oncor Holdings.
Marc S. Lipschultz(3)	40	2007	Marc S. Lipschultz has served as a Director of Oncor since October 2007. He joined Kohlberg Kravis Roberts & Co. L.P. (KKR) in 1995. He is the leader of KKR’s Energy and Infrastructure businesses. Currently, he is a director of Accel-KKR Company, Oncor Holdings and EFH Corp.
Robert S. Shapard	53	2007	Robert S. Shapard has served as the Chairman of the Board of Directors and Chief Executive of Oncor since April 2007. Mr. Shapard joined EFH Corp. in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Mr. Shapard is also a director of Oncor Holdings and a manager of Oncor Electric Delivery Transition Bond Company LLC.

		Served As
		Director
Name	Age	Since	Business Experience

Richard W. Wortham III(3)(4)	70	2007	Richard W. Wortham III has served as a Director of Oncor since October 2007. Since 1976 he has served as Trustee, and since November 2008 as Secretary and Treasurer, of The Wortham Foundation, Inc., a private philanthropic foundation dedicated to the support and development of Houston’s cultural fabric. From 2005 to November 2008 he was Chairman and Chief Executive Officer of such foundation. Mr. Wortham also serves as a Trustee of The Hirtle Callaghan Trust, a family of mutual funds, and the Center for Curatorial Studies at Bard College and is a Life Trustee and Treasurer of The Museum of Fine Arts, Houston. Mr. Wortham is also a director of Oncor Holdings.
Steven J. Zucchet	43	2008	Steven J. Zucchet has served as a Director of Oncor since November 2008. Mr. Zucchet is a Senior Vice President of Borealis Infrastructure Management, Inc. (Borealis), an investment arm of Canada’s OMERS pension plan, a position he has held since November 2003. Prior to joining Borealis, Mr. Zucchet served since 1996 as Chief Operating Officer of Enwave Energy Ltd., where he was responsible for operations and major infrastructure projects. Mr. Zucchet serves on the board of directors of Bruce Power A Inc., a Canadian private nuclear generating company.

(1)	Member of Audit Committee.

(2)	Mr. Byers was appointed to the Audit Committee effective December 19, 2008.

(3)	Member of Nominating and Governance Committee.

(4)	Member of Organization and Compensation Committee.

Director Appointments

Pursuant to the Limited Liability Company Agreement, the Sponsor Group (through Oncor Holdings) has a right to designate two individuals to serve on our board of directors. Mr. Lipschultz, the global head of KKR’s Energy and Infrastructure teams, and Mr. Liaw, who serves in the Energy and Industrial investing practice area of TPG, were designated to serve on our board of directors by the Sponsor Group. Our Limited Liability Company Agreement also grants Texas Transmission the right to designate two individuals to serve on our board of directors. Richard C. Byers and Steven J. Zucchet, each of whom is an officer of Borealis, an affiliate of Texas Transmission, were designated to serve on our board of directors by Texas Transmission.

Director Independence

Our Limited Liability Company Agreement provides that six members of our board of directors must be deemed independent. For a director to be deemed independent, our board of directors must affirmatively determine that such director does not have a material relationship with Oncor or EFH Corp. or its successors and subsidiaries, any entity that controls or owns directly or indirectly more than 49% of the equity interests in Oncor, and certain other specified entities that directly or indirectly own securities of Oncor (collectively, the Non-Ring Fenced Entities). In addition, to be deemed independent a director must also meet the independence standards in Section 303A of the New York Stock Exchange Listed Company Manual in all material respects. Our Limited Liability Company Agreement further provides that a director will not be precluded from qualifying as independent if such director otherwise meets such criteria but (i) served as a director or shareholder of EFH Corp. prior to the Merger, (ii) indirectly or beneficially owns equity interests through a mutual fund or similar investment vehicle with respect to which the director does not have discretion or control over the investments held by such investment vehicle, (iii) directly or indirectly holds an amount of legal or beneficial stock in any of the Non-Ring Fenced Entities that is de minimis and which the other independent directors determine would not reasonably be expected to influence the judgment of such director in determining the interests of Oncor or its members, or (iv) is a ratepayer, supplier, creditor or independent contractor of, or a person who received any benefit from or provided any services to, Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, if the other independent directors determine that such relationship would not reasonably be expected to influence the judgment of the director in determining the interests of Oncor or its members.

In addition, our Limited Liability Company Agreement requires that two of the six independent members of our board of directors also meet additional independence qualifications. These directors, known as special independent directors, may not, during their service as a director or at any time in the five years preceding their appointment, be (i) a direct or indirect legal or beneficial owner in Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, (ii) a creditor; supplier; employee; officer; director; family member of any officer, employee or director; manager or contractor of Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, or (iii) a person who controls (directly, indirectly or otherwise) Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities or any creditor, supplier, employee, officer, director, manager or contractor of Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities. However, a director will not be precluded from being deemed a special independent director if such director otherwise meets the requirements but (i) indirectly or beneficially owns stock through a mutual fund or similar diversified investment vehicle (other than investment vehicles affiliated with KKR, TPG or Goldman, Sachs & Co.), or (ii) directly or indirectly legally or beneficially owns interests in a Non-Ring Fenced Entity, if such ownership does not exceed one percent of the net worth of such director. A special independent director may also serve as an independent director of Oncor Holdings or any of Oncor’s subsidiaries.

Our board of directors has determined that Ms. Brownell and Messrs. Estrada, Dunning, Ford, Hill and Wortham, are independent directors. Further, our board of directors has determined that each of Ms. Brownell and Mr. Hill qualifies as a special independent director under the standards set forth in our Limited Liability Company Agreement.

Our board of directors has designated an Audit Committee, Nominating and Governance Committee and Organization and Compensation Committee to exercise certain powers and authorities of the board of the directors. Members of these committees are not required by our Limited Liability Company Agreement or board of directors to meet any independence standards. Each of Mr. Liaw and Mr. Lipschultz have served on the Organization and Compensation Committee and Nominating and Governance Committee, respectively, since such committee’s inception. Mr. Byers was appointed to the Audit Committee effective December 19, 2008. None of Mr. Liaw, Mr. Lipschultz or Mr. Byers qualifies as an independent director for purposes of our Limited Liability Company Agreement.

Executive Officers

The names of Oncor’s executive officers and information about them, as furnished by the executive officers themselves, are set forth below:

		Positions and
		Offices Presently	Date First Elected	Business Experience
Name	Age	Held	to Present Offices	(Preceding Five Years)

Robert S. Shapard	53	Chairman of the Board and Chief Executive	April 2007	Robert S. Shapard has served as the Chairman of the Board of Directors and Chief Executive of Oncor since April 2007. Mr. Shapard joined EFH Corp. in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Mr. Shapard is also a director of Oncor Holdings and a manager of Oncor Electric Delivery Transition Bond Company LLC.
Rob D. Trimble III	60	President and Chief Operating Officer	July 2004	Rob D. Trimble III has served as President and Chief Operating Officer of Oncor since July 2004, with responsibility for Oncor’s operations, focusing on safety, reliability, customer/employee interaction and maintaining service levels at a low-cost. He served as President of Oncor from July 2003 to July 2004. In 1998 he was named Senior Vice President, Texas Utilities Electric and Gas, a position that became Senior Vice President of Operations of Oncor in December 2001.
David M. Davis	52	Vice President and Chief Financial Officer	July 2006	David M. Davis is Vice President and Chief Financial Officer of Oncor, a position he has held since July 2006. Prior to serving in his current role, he held a leadership position in the finance and financial planning function since he joined Oncor in 2004. From 1991 to 2004, Mr. Davis served in various positions at EFH Corp. including roles in information technology and financial planning. Mr. Davis is a certified public accountant. Mr. Davis is also a manager of Oncor Electric Delivery Transition Bond Company LLC.
James A. Greer	48	Senior Vice President, Asset Management and Engineering	October 2007	James A. Greer has served as Senior Vice President, Asset Management and Engineering of Oncor since October 2007. He is responsible for the development of strategies, policies and plans for optimizing the value and performance of electric delivery systems and related assets. From 2004 to 2007, Mr. Greer served a similar role as Vice President of Oncor. Since joining EFH Corp. in 1984, Mr. Greer has held a number of leadership positions within Oncor and EFH Corp. in such areas as engineering, operations and governmental relations.

		Positions and
		Offices Presently	Date First Elected	Business Experience
Name	Age	Held	to Present Offices	(Preceding Five Years)

Brenda L. Jackson	58	Senior Vice President, Business Operations	October 2004	Brenda L. Jackson has served as Senior Vice President, Business Operations of Oncor since October 2004, overseeing activities including customer operations and service, community relations, economic development initiatives and corporate communications. From April 2003 until October 2004 she held the position of Senior Vice President, Customer and Community Relations. Ms. Jackson has served EFH Corp. and Oncor for 35 years and has held leadership positions related to customer operations, customer service and community relations functions.
Charles W. Jenkins III	58	Senior Vice President, Transmission and System Operations	October 2007	Charles W. Jenkins III is Senior Vice President, Transmission and System Operations of Oncor, a position he has held since October 2007, having responsibilities for transmission engineering, construction and field operations and overseeing third-party interconnections to the transmission system. Prior to his current position, Mr. Jenkins served as a Vice President of Oncor since April 2003. He currently serves on the board of directors of the Electric Reliability Council of Texas.
Brenda J. Pulis	50	Senior Vice President, Distribution	July 2004	Brenda J. Pulis is Senior Vice President, Distribution of Oncor, a position she has held since July 2004. In her current role, Ms. Pulis is responsible for designing, constructing, maintaining and operating distribution assets. She was a Vice President in Oncor’s distribution organization between 2001 and July 2004. Ms. Pulis originally joined Oncor in 1978 and has served in a number of areas during her tenure, including distribution engineering design, rates and regulatory, power delivery and operations.
Don J. Clevenger	38	Vice President, External Affairs	June 2008	Don J. Clevenger has served as Vice President, External Affairs of Oncor since June 2008. He was Vice President, Legal and Corporate Secretary of Oncor from December 2007 to June 2008. Between November 2005 and December 2007 Mr. Clevenger held a leadership position in Oncor with various legal and regulatory responsibilities. Prior to his transfer to Oncor in November 2005, he was Senior Counsel of the Business Services unit of EFH Corp. since April 2004. Mr. Clevenger was a partner in the law firm of Hunton & Williams LLP before he joined EFH Corp.
Debra L. Elmer	52	Vice President, Human Resources	September 2006	Debra L. Elmer has served as Vice President, Human Resources of Oncor since September 2006. From her transfer to Oncor from EFH Corp. in 2004 to September 2006, she served in a managerial role responsible for Oncor’s performance management. Since joining EFH Corp. in 1982, Ms. Elmer has held a number of positions within EFH Corp., principally in the leadership of human resources activities.

There is no family relationship between any of the above-named executive officers.

Audit Committee

The Audit Committee is a separately-designated standing audit committee, established in accordance with section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is composed of Ms. Brownell, Mr. Byers and Mr. Estrada. Mr. Estrada is an “Audit Committee Financial Expert” as defined in Item 407(d)(5) of SEC Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Oncor is an indirect, majority-owned subsidiary of EFH Corp. but has an independent board of directors separate from the board of directors of EFH Corp. Oncor’s board of directors has designated an Organization and Compensation Committee of the board of directors (O&C Committee) to establish and assess our executive compensation policies, which include participation in Oncor-sponsored programs as well as certain employee benefit programs sponsored by EFH Corp. The O&C Committee met three times in 2008.

The responsibilities of the O&C Committee include:

•	determining and overseeing executive compensation programs, including making recommendations to our board of directors, when and if their approval is required, with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices;

•	reviewing and approving corporate goals and objectives relevant to executive compensation and evaluating the performance of our Chief Executive (CEO) and other executive officers in light of those goals and objectives and ultimately approving executive compensation based on those evaluations; and

•	advising our board of directors with respect to compensation of its outside directors.

In determining the compensation of the executives reporting to the CEO, including the executive officers named in the Summary Compensation Table below (each, a Named Executive Officer; collectively, the Named Executive Officers), the O&C Committee seeks the input of the CEO on the performance of these individuals and the CEO’s recommendations regarding individual compensation actions. For more information about each of the incentive and other benefit plans available to our executive officers see the compensation tables and the accompanying narratives immediately following “— Compensation Discussion and Analysis.” At the end of each year, the CEO reviews market data provided by the company’s compensation consultant and assesses the performance of each of the executives reporting to the CEO against such executive’s annual goals and those of such executive’s respective business unit/function and presents a performance discussion and compensation recommendation for each of these individuals to the O&C Committee. The O&C Committee then determines compensation for these executives each February. The O&C Committee annually evaluates the CEO’s performance in light of the goals and objectives for the applicable year and determines the CEO’s compensation, including base salary, annual incentive award and long-term incentive awards, based on this evaluation. Each February the O&C Committee also approves corporate goals and objectives relevant to the compensation of all executive officers for the current fiscal year, including the CEO.

Compensation Philosophy

Our compensation philosophy, principles and practices are intended to compensate executives appropriately for their contribution to the attainment of key strategic objectives, and to strongly align the interests of executives and equity holders through equity-based plans and performance goals. To achieve those objectives, we believe that:

•	Levels of executive compensation should be based upon an evaluation of the operational performance of our business (including financial performance, reliability and safety) and individual executives as well as a comparison to compensation levels of persons with comparable responsibilities in business enterprises of similar size, scale, complexity, risk and performance;

•	Compensation plans should balance both short-term and long-term objectives; and

•	The overall compensation program should emphasize variable compensation elements that have a direct link to company and individual performance.

Objectives of Compensation Philosophy

Our compensation philosophy is designed to meet the following objectives:

•	Attracting and retaining high performers;

•	Rewarding business unit and individual performance by providing compensation levels consistent with the level of contribution and degree of accountability;

•	Aligning performance measures with our goals and allocating a significant portion of the compensation to incentive compensation in order to drive the performance of our business;

•	Basing incentive compensation in part on the satisfaction of company operational metrics, rather than solely the satisfaction of financial targets, in order to improve the services Oncor provides its customers; and

•	Creating value for our equity holders and promoting the long-term performance of the company by strengthening the correlation between the long-term interests of our executives and the interests of our equity holders.

Elements of Compensation

In an effort to achieve our compensation objectives, we have established a compensation program for our executives that principally consists of:

•	Base salary;

•	Short-term incentives through the opportunity to earn an annual performance bonus pursuant to the Oncor Executive Annual Incentive Plan (Executive Annual Incentive Plan);

•	Long-term incentives through (a) the opportunity to purchase equity interests in Investment LLC, granted at the O&C Committee’s discretion pursuant to the 2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its Affiliates (Equity Interests Plan), and (b) the opportunity to receive stock appreciation rights (SARs) granted pursuant to the Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan (SARs Plan);

•	Deferred compensation and retirement plans through (a) the opportunity to participate in a salary deferral program (EFH Salary Deferral Program) and thrift savings plan (EFH Thrift Plan), each sponsored by EFH Corp., and receive certain company matching contributions, (b) the opportunity to participate in a retirement plan (EFH Retirement Plan) and supplemental retirement plan (EFH Supplemental Retirement Plan), each sponsored by EFH Corp. and (c) for executives hired prior to January 1, 2002, an employer-paid subsidy for heath coverage upon the executive’s retirement from Oncor;

•	Perquisites and other benefits; and

•	Contingent payments through a change of control policy and a severance plan.

Compensation Consultant

In 2008, the O&C Committee utilized Watson Wyatt Worldwide (Watson Wyatt), an independent compensation consultant, to advise and report directly to the O&C Committee on executive compensation issues, including multi-utility index and other benchmarks, median competitive compensation data, performance measurements and peer group selection. Watson Wyatt provided the O&C Committee with market data for a peer group composed of the companies listed below in order to provide a perspective on executive compensation across the entire transmission/distribution industry.

Market Data

We assess compensation of our executives against a number of companies in the transmission/distribution and fully integrated utilities group. While we try to ensure that the bulk of an executive officer’s compensation is directly linked to our financial and operational performance, we also try to ensure that our executive compensation program is competitive with that of our peer group in order to reduce the risk of losing key personnel and to attract high-performing executives from outside our company. The peer group of companies that was selected is listed below:

American Electric Power Co.	OGE Energy Corp.	Aquila Inc.
Consolidated Edison Inc.	TECO Energy Inc.	Cleco Corp.
Pepco Holdings Inc.	NSTAR	El Paso Electric Co.
CenterPoint Energy Inc.	DPL Inc.	Idacorp Inc.
Northeast Utilities	Portland General Electric Co.	ITC Holdings Corp.

The peer group listed above included both transmission/distribution utility companies as well as fully integrated utility companies because we compete with both for qualified executive personnel. Market data for total direct compensation (base salary, target annual incentive and expected value of long-term incentive awards) of the peer group is developed at both the 50th and 75th percentiles in order to provide the O&C Committee with a broad market view and multiple benchmarks. The O&C Committee targets total direct compensation around the 50th percentile of the peer group.

Compensation Elements

A significant portion of each executive officer’s compensation is variable, at-risk and directly linked to achieving company performance objectives set by the O&C Committee and the alignment with equity owner interests in order to achieve long-term success. Other factors impacting compensation include individual performance, retention risk, and market compensation data. None of these other factors are weighted but are considered together. The company has no policies or formula for allocating compensation among the various elements. The following is a description of the principal compensation components provided to our executives.

Base Salary

We believe that base salary should be commensurate with the scope and complexity of each executive’s position and the level of responsibility required. We believe that a competitive level of base salary is required to attract and retain qualified talent.

The O&C Committee reviews and determines executive officer base salaries annually, although salaries may remain unchanged for a period of time once they have achieved market levels. The annual review begins with a survey of competitive salaries of the peer group described above by Watson Wyatt. Our CEO then reviews the information in the survey, along with the performance and level of responsibility of each other officer, and makes recommendations to the O&C Committee regarding the salaries for the executive officers other than the CEO. Salary increases also can be approved by the O&C Committee as a result of an executive’s promotion or a significant change in an executive’s responsibilities.

Between October 2004 and the closing of the Merger, base salaries (which were generally set at approximately the median of the base salaries provided by our competitive peer groups) had generally been held flat when the company was at the beginning stages of a turnaround phase of its business strategy and compensation focused on long-term equity holder value creation. In 2007 and February 2008, we offered significant base salary increases to certain of our executive officers who have leadership roles within our business in order to entice them to remain with Oncor and to recognize their increased responsibilities as Oncor transitioned into an operating unit separate from EFH Corp. with greater autonomy and a separate board of directors and management team. Because Oncor operates separately from EFH Corp. and its other subsidiaries, the Sponsor Group felt that it was important to retain our executive leadership to facilitate and maintain strong operating performance. In November 2008, after reviewing the survey by Watson Wyatt and our CEO’s recommendations, the O&C Committee approved salary increases for Rob D. Trimble, our president and chief operating officer, David M. Davis, our vice president and chief financial officer, and Charles W. Jenkins, our senior vice president, transmission and system operations.

Annual Base Salary for Named Executive Officers

		As of
		December 31,
Name	Title	2008

Robert S. Shapard	Chairman of the Board and Chief Executive	$650,000
Rob D. Trimble III(1)	President and Chief Operating Officer	$500,000
David M. Davis(2)	Vice President and Chief Financial Officer	$300,000
Brenda L. Jackson	Senior Vice President, Business Operations	$257,000
Charles W. Jenkins III(3)	Senior Vice President, Transmission and System Operations	$275,000

(1)	Mr. Trimble’s annual base salary was increased by the O&C Committee from $325,000 effective November 11, 2008.

(2)	Mr. Davis’s annual base salary was increased by the O&C Committee from $220,000 effective November 11, 2008.

(3)	Mr. Jenkins’s annual base salary was increased by the O&C Committee from $222,300 to $235,000 effective February 26, 2008 and was later increased by the O&C Committee to $275,000 effective November 11, 2008.

Executive Annual Incentive Plan

Summary

The Executive Annual Incentive Plan is a cash bonus plan intended to provide a performance-based annual reward for the successful attainment of certain annual performance goals and business objectives that are established by the O&C Committee. These targets are established on a company-wide basis and the O&C Committee generally seeks to set these targets at challenging levels.

Under the terms of the Executive Annual Incentive Plan, no awards may be paid unless funding triggers set by the O&C Committee based on earnings before interest, taxes, depreciation and amortization (EBITDA) and operating cash flow are met. The EBITDA and operating cash flow funding triggers are each weighted at 50%. The O&C Committee sets a threshold funding trigger required to obtain any funding for the applicable financial metric and a target funding trigger, the achievement of which is required to achieve full funding. Actual funding for each financial metric is based on actual results measured against the target. The O&C Committee uses these financial metrics to assist it in determining a final funding percentage for the plan year.

To calculate an executive officer’s award amount, the final funding percentage is multiplied by the executive officer’s target award, which is computed as a percentage of actual base salary. Based on the executive officer’s performance, as described below, an individual performance modifier is applied to the calculated award to determine the final incentive payment. An individual’s target award is subject to a pro rata reduction if the aggregate award amounts payable under the Executive Annual Incentive Plan, after factoring in the individual performance modifiers, exceed the aggregate amount of funds available under the Executive Annual Incentive Plan for the applicable plan year.

The O&C Committee sets performance goals, target awards and performance modifiers in its discretion.

Funding Percentage

For 2008, the funding triggers and actual results under the Executive Annual Incentive Plan were as follows:

	Weighting	Threshold	Target	Actual Results	Funding Percentage
		($ in millions)	($ in millions)	($ in millions)

EBITDA	50%	1265	1360	1315	38.2%
Operating cash flow	50%	752	809	827	50.0%

For 2008, the funding percentages available under these financial metrics were weighted equally and aggregated in order to determine the aggregate funding percentage for the above financial metrics. For 2008, the funding percentage under these financial metrics was 88.2%. Once the funding percentage was established using the financial metrics, the O&C Committee then exercised its discretion and adjusted the funding percentage based on an evaluation of the company’s performance with respect to certain operational targets relating to financial, reliability and safety metrics. These operational targets were used by the O&C Committee to determine a performance funding percentage. The purpose of these operational targets, which are based on safety, reliability and cost management metrics, is to promote enhancement of our services to customers.

In 2008, satisfaction of safety metrics comprised 30% of the performance funding percentage. The safety metric measures the number of employee injuries using a Days Away, Restricted or Transfer (DART) system, which measures the amount of time our employees are away from their regular employment posts due to injury. DART is measured in the number of injuries per 200,000 hours and does not include employees that are part of the individual performance incentive program offered to our meter readers. The safety metric is important to enhancing our operations because it promotes the health and welfare of our employees. In addition, lowering the number of accidents reduces our costs of doing business, which in turn contributes to lower rates for our customers.

In 2008, satisfaction of reliability metrics comprised 30% of the performance funding percentage. Reliability is measured by the System Average Interruption Duration Index (SAIDI), which measures the average number of minutes electric service is interrupted per consumer in a year. This metric promotes our commitment to minimizing service interruptions to our customers as the lower the SAIDI level for the year, the greater the funding percentage under the Executive Annual Incentive Plan. Since weather can greatly impact reliability and is outside of our control, the reliability metric measures SAIDI on a non-storm basis.

In 2008, satisfaction of cost management metrics comprised the final 40% of the performance funding percentage, half of which is based on the achievement of operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels and half of which is based on deviation of actual capital expenditures from the capital expenditure budget for the year. The purpose of the O&M and SG&A metric is to promote lower expenditures, which in turn contributes to lower rates for our customers. The purpose of the capital performance metric is to promote capital expenditures in line with the budget previously set for the year. While this metric discourages exceeding the budget, it also discourages falling too far below the budget, as we believe capital expenditures such as improving facilities are important to enhancing our services.

For 2008, the operational targets under the Executive Annual Incentive Plan were as follows:

Goal	Weighting	Threshold(1)		Target(2)		Superior(3)	Actual Results	Funding Percentage

Safety
DART	30%	1.19		1.03		0.96	0.87	45.0%
Reliability
Non-storm SAIDI (in minutes)	30%	80.1		76.9		73.7	85.40	0.0%
Financial
O&M and SG&A ($ in millions)	20%	$556		$520		$484	$529	17.5%
Capital expenditure performance versus capital expenditure budget	20%	97-97.99	% 103-105%	98-98.99	% 101.5-102.99%	99-101.49%	101.1%	30.0%

(1)	Achievement of the threshold operational metric level results in funding of 50% of the available funding percentage for that specific operational metric.

(2)	Achievement of the target operational metric level results in funding of 100% of the available funding percentage for that specific operational metric.

(3)	Achievement of the superior operational metric level results in funding of 150% of the available funding percentage for that specific operational metric.

Based on the level of attainment of these operational targets, an aggregate performance funding percentage amount for all participants is determined. For 2008, this aggregate performance percentage was 92.5%. Pursuant to the power to adjust awards granted to the O&C Committee in the Executive Annual Incentive Plan, the O&C Committee then adjusts the aggregate plan funding percentage based on the aggregate performance funding percentage in its discretion. In 2008, the O&C Committee exercised its discretion and determined that the aggregate performance funding percentage of 92.5% warranted setting a final funding percentage at 90% rather than the 88.2% funding percentage determined using the financial metrics.

To determine the aggregate amount of funds available under the Executive Annual Incentive Plan, the final funding percentage described above was multiplied by the aggregate amount payable to all plan participants pursuant to their target incentive awards.

Individual Performance Modifier and Determination

As described above to calculate an executive officer’s award amount, the final funding percentage is multiplied by the executive officer’s target award, which is computed as a percentage of actual base salary. Based on the executive officer’s performance, an individual performance modifier is applied to the calculated award to determine the final incentive payment. An individual performance modifier is based on reviews and evaluations of the executive officer’s performance by the CEO, our executive team and the O&C Committee (or solely the O&C Committee in the case of our CEO). The individual performance modifier can range from an outstanding rating (200%) to an unacceptable rating (0%) and is determined on a subjective basis. Factors used in determining individual performance modifiers may include operational measures (including the financial, reliability and safety metrics discussed above), company objectives, individual management and other goals, personal job objectives and competencies, the demonstration of team building and support attributes and general demeanor and behavior.

The O&C Committee determines annual target award percentages for executives based on an analysis of a survey of market practices conducted annually by Watson Wyatt. These awards are based on a target payout, which is a percentage of the applicable officer’s base salary during the performance period. The target award is set near the median of the comparable market.

Actual Award Amounts for 2008

The following table provides a summary of the 2008 targets and actual awards for each Named Executive Officer. All awards under the Executive Annual Incentive Plan are made in the form of lump sum cash payments to participants by March 15 of the year following the plan year to which the award relates.

2008 Annual Incentives (Payable in 2009) for Oncor Named Executive Officers

	Target Payout	Target Award		Actual Award
Name	(% of Salary)	($ Value)	Actual Award	(% of Target)

Robert S. Shapard	75%	$487,500	$526,500	107.9%
Rob D. Trimble III(1)	40%	$168,750	$197,438	117.0%
David M. Davis(2)	50%	$98,333	$97,350	99.0%
Brenda L. Jackson	40%	$102,800	$101,772	99.0%
Charles W. Jenkins III(3)	40%	$96,665	$113,098	117.0%

(1)	Effective November 11, 2008, Mr. Trimble’s target payout was reduced to 40% from 50%, in connection with an increase in Mr. Trimble’s base salary. His target award and actual award reflect the aggregate of (a) the amount of his 50% target payout multiplied by his base salary that was in effect from January 1, 2008 to November 10, 2008, plus (b) the amount of his 40% target payout multiplied by his base salary that was in effect from November 11, 2008 to December 31, 2008.

(2)	Effective November 11, 2008, Mr. Davis’s target payout was increased to 50% from 40% and his base salary was increased. His target award and actual award reflect the aggregate of (a) the amount of his 40% target payout multiplied by his base salary that was in effect from January 1, 2008 to November 10, 2008, plus (b) the amount of his 50% target payout multiplied by his base salary that was in effect from November 11, 2008 to December 31, 2008.

(3)	Mr. Jenkins’s base salary increased effective February 26, 2008 and November 11, 2008. His target award and actual award reflect the aggregate of (a) the amount of his target payout multiplied by his base salary that was in effect from January 1, 2008 to November 10, 2008, plus (b) the amount of his target payout multiplied by his base salary that was in effect from November 11, 2008 to December 31, 2008. Solely for purposes of calculating his target award and actual award, Mr. Jenkins’s base salary from January 1, 2008 to February 26, 2008 was considered to be $235,000, although Mr. Jenkins’s actual base salary increase was not effective until February 26, 2008.

Long-Term Incentives

Our long-term incentive program consists of the Equity Interests Plan and the SARs Plan. The purpose of our long-term incentive program is to promote the long-term financial interests and growth of Oncor by attracting and retaining management and other personnel and key service providers. Our long-term incentive program was developed to enable us to be competitive in our compensation practices and because we believe that equity ownership in Oncor under the Equity Interests Plan and the opportunity to benefit from the appreciation of the value of our equity interests under the SARs Plan motivate our management to work towards the success of our business and align management’s interests with those of our equity holders. In addition, we believe that certain employment-related conditions and time-based vesting restrictions of these programs, as discussed in more detail below, provide significant retentive value to us.

Equity Interests Plan and Management Investment Opportunity

The Equity Interests Plan allows our board of directors to offer non-employee directors, management and other personnel and key service providers of Oncor the right to invest in Class B membership units of Investment LLC (each, a Class B Interest), an entity whose sole assets consist of equity interests in Oncor. As a result, each holder of Class B Interests holds an indirect ownership interest in Oncor.

Our board of directors administers the Equity Interests Plan and has the power to determine the participants, the number of Class B Interests offered to any participant, the purchase price of the Class B

Interests and the other terms of the award. Our board of directors may also amend, suspend or terminate the Equity Interests Plan at any time. Upon purchasing any Class B Interests, participants may be required to enter into certain agreements with the Company and Investment LLC, including a management stockholder’s agreement and a sale participation agreement described below. The Equity Interests Plan will terminate on November 5, 2018 or an earlier or a later date determined by our board of directors.

In November 2008, pursuant to the terms of the Equity Interests Plan, our board of directors offered certain officers and key employees the opportunity to invest in Investment LLC and receive one Class B Interest for each $10.00 (which our board of directors determined to be the fair market value of each Class B Interest) invested, as well as an amount of SARs based on the aggregate amount invested (Management Investment Opportunity). SARs received in connection with the Management Investment Opportunity are subject to the terms of the SARs Plan described below. Participants in the Management Investment Opportunity were also given the option to fund any or all of their investment in Investment LLC using funds in their EFH Salary Deferral Program accounts. Any Class B Interests purchased by an executive officer using funds in his or her EFH Salary Deferral Program account are held of record by the EFH Salary Deferral Program for the benefit of such officer.

In connection with the Management Investment Opportunity, each participant entered into a management stockholder’s agreement and a sale participation agreement. The management stockholder’s agreement, among others things, gives Oncor the right to repurchase a participant’s Class B Interests in the event of specified terminations of a participant’s employment or violation by a participant of certain of his or her non-compete obligations. We believe this repurchase right provides significant retentive value to our business. For a more detailed description of the terms of the management stockholder’s agreement and sale participation agreement, see “Certain Relationships and Related Party Transactions — Related Party Transactions — Agreements with Management and Directors.”

The target investment amount for each participant in the Management Investment Opportunity was determined by the Sponsor Group and the CEO and approved by the O&C Committee. In determining such amounts, the Sponsor Group, the CEO and the O&C Committee wanted to ensure that each participant had a meaningful investment in Oncor. Factors considered in determining the target investment amounts included the amount received by each participant in connection with termination of the awards under TXU Corp. 2005 Omnibus Plan (Omnibus Plan) described below, and base salary and investment amounts of similarly situated employees participating in the program.

Pursuant to its limited liability company agreement, Investment LLC must at all times ensure that for each outstanding Class B Interest it issues, Investment LLC holds a corresponding number of units of Oncor’s equity interests. As a result, any future issuances under the Equity Interests Plan will require Investment LLC to purchase from Oncor Holdings additional equity interests of Oncor. Investment LLC has entered into a revolving stock purchase agreement with Oncor Holdings pursuant to which Investment LLC may purchase units of Oncor’s equity interests held by Oncor Holdings in the event Investment LLC proposes to issue additional Class B Interests pursuant to the Equity Interests Plan. The aggregate number of equity interests sold by Oncor Holdings pursuant to the revolving stock purchase agreement, however, cannot result in Oncor Holdings owning less than 80% of Oncor’s outstanding equity interests, or 508,000,000 units . As of February 27, 2009, Investment LLC may purchase from Oncor Holdings up to an additional 209,860 units of Oncor and issue up to a corresponding number of Class B Interests.

Stock Appreciation Rights

The O&C Committee adopted and implemented the SARs Plan in 2008. The O&C Committee determines the participants and can include certain employees of Oncor or other persons having a relationship with Oncor, its subsidiaries or affiliates. SARs granted under the SARs Plan have a base price equal to the fair market value per unit of Oncor’s equity interests on the date of the grant and will allow participants to participate in the economic equivalent of the appreciation of the Oncor equity interests. The O&C Committee administers the SARs Plan. The O&C Committee makes awards under the SARs Plan at its discretion.

Under the SARs Plan, the O&C Committee may grant either time-vesting awards (time-based SARs) and/or performance-vesting awards (performance-based SARs). In 2008, the O&C Committee granted both time-based and performance-based SARs to certain executive officers and other key employees in connection with their equity investments in Investment LLC. Time-based SARs vest with respect to 20% of the Oncor equity interests subject to such awards on each of the first five anniversaries of October 10, 2007. Performance-based SARs become vested as to 20% of the Oncor equity interests subject to such awards at the end of each of Oncor’s five fiscal years (which end each December 31) from 2008 to 2012, provided that Oncor meets specified financial targets. In the event we fail to meet a specified financial target in a given fiscal year, under certain circumstances the applicable award may vest in a subsequent year if cumulative targets including such year are met.

Vesting of performance-based SARs eligible to vest in 2008 was subject to Oncor’s achievement of an EBITDA target of $1,183,294,157 excluding securitization revenue, amortization of purchase accounting adjustments and the goodwill impairment. The O&C Committee set this target based on historical performance and expected future performance. Actual 2008 EBITDA for purposes of the SARs Plan was $1,175,483,215, which differed from the target by 0.66%. However, in February 2009 the O&C Committee exercised its authority under the SARs Plan to vest such performance-based SARs on the basis that Oncor’s EBITDA for 2008 was not materially less than the EBITDA target and demonstrated an appropriate level of performance. As a result, all performance-based SARs eligible to vest in 2008 are deemed to have vested as of December 31, 2008.

The vesting of the SARs does not entitle the grantee to exercise the SARs until certain events occur as described below: (1) all time-based SARs vest and become exercisable upon the termination of the participant’s employment by Oncor without “cause” or by the participant with “good reason” following a “change in control” (as those terms are defined in the SARs Plan); (2) except as otherwise provided in an award letter and subject to the participant’s employment on the date of the applicable event, vested time-based SARs and vested performance-based SARs become exercisable as to the Oncor equity interests subject to such vested SARs immediately prior to an “EFH realization event” (as defined in the SARs Plan) in the same proportion as EFH Corp. or certain associated persons realize liquidity in connection with such event; (3) all unvested performance-based SARs become vested and exercisable, subject to certain conditions, upon any “liquidity event” (as defined in the SARs Plan), so long as the participant is still employed by Oncor on such date; and (4) if a participant retires or his or her employment is terminated by Oncor without cause or by the participant for good reason, vested, but unexercisable, awards as of the date of the participant’s termination or retirement may become exercisable at a later date, in the percentages set forth in the SARs Plan, following the occurrence of certain events. These events generally include a change of control, an EFH realization event, a liquidity event or the achievement of certain financial returns as described in the SARs Plan. In addition to the foregoing, our board of directors and the O&C Committee have the right to accelerate vesting and exercisability of a participant’s award under the SARs Plan at any time in their respective discretion.

Subject to the terms described in the previous paragraph, the SARs may be exercised in part or in full prior to their termination. Upon the exercise of an award, the participant will be entitled to receive a cash payment equal to the product of (1) the difference between the fair market value per Oncor equity interest on the date giving rise to the payment and the fair market value at the time of the award grant, and (2) the number of SARs exercised by the participant. In the event of an initial public offering of Oncor’s equity interests or equity interests of a successor vehicle, the awards may be satisfied in equity interests of the public company, cash or a combination of both, at the election of our board of directors.

Generally, awards under the SARs Plan terminate on the tenth anniversary of the grant, unless the participant’s employment is earlier terminated under certain circumstances. The SARs Plan will terminate on the later of November 5, 2018 or such other date determined by our board of directors.

All SARs awarded in 2008 have a base price of $10.00 per unit, which base price represents the amount per unit paid by Texas Transmission in connection with its November 2008 investment in Oncor. The O&C Committee based the number of SARs awarded to our executive officers and other key employees in 2008 on equity programs offered to executives of other companies owned by private equity firms as well as the number of Class B Interests purchased by such executive in the Management Investment Opportunity. The number of SARs granted to a participant was determined based on the number of Class B Interests purchased by such executive pursuant to the Management Investment Opportunity. These grants assumed that each executive would invest his or her target investment amount, and were reduced proportionally for a lower actual investment amount. Each participant’s 2008 SARs award consisted 50% of time-based SARs and 50% of performance-based SARs.

The management stockholder’s agreement executed by participants in connection with the Management Investment Opportunity provides that if the participant terminates his employment without good reason prior to October 10, 2012, Oncor may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs, less 20% of the excess. In addition, if the participant so terminates his employment, the participant must pay Oncor 20% of the amount by which any cash payment received in respect of previously vested and exercised SARs exceeded the base price of those SARs. If the participant terminates his employment without good reason on or after October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs. Furthermore, the management stockholder’s agreement provides that upon the death or disability of the participant, the participant or participant’s estate, as applicable, will be entitled to receive, in exchange for the vested SARs, a cash payment equal to the product of (1) the excess, if any, of the fair market value over the base price of the SARs and (2) the number of SARs then credited to the participant. Generally, the rights described in this paragraph will terminate on the earlier of a change in control or October 10, 2012.

In 2008, SARs were awarded only to participants in the Management Investment Opportunity. In the future, the O&C Committee may also, in its discretion, make grants of non-investment SARs to other participants. We believe that our SARs Plan is competitive relative to similar programs of other companies controlled by private equity firms and that the SARs Plan will assist us in retention and aligning our management’s interests with those of our equity holders.

TXU Corp. 2005 Omnibus Plan

Prior to the Merger, awards of TXU Corp. common stock under the Omnibus Plan were offered as part of our compensation program. At the time of the Merger, all outstanding awards under the Omnibus Plan were immediately vested and were paid in lump sum cash payments, except in the case of Mr. Shapard, whose outstanding awards were immediately vested at the time of the Merger but were distributed in a lump sum cash payment of $8,316,294 in January 2008. For fiscal year 2007, cash awards were granted under the Omnibus Plan instead of equity awards because the Merger was expected to close prior to the end of 2007. These awards made in lieu of Omnibus Plan equity awards (each, a Cash Award in Lieu of Long-Term Incentive Award) were paid in cash. One-half of the award was paid at closing of the Merger and one-half was paid in March 2008. No additional awards will be issued under the Omnibus Plan in the future.

Deferred Compensation and Retirement Plans

Our executive compensation package includes the ability to participate in the EFH Salary Deferral Program, the EFH Thrift Plan, the EFH Retirement Plan and the EFH Supplemental Retirement Plan and, for executives hired before January 1, 2002, subsidized retiree health care coverage. We believe that these programs, which are common among companies in the utility industry, are important to attract and retain qualified executives. Although these plans are sponsored by EFH Corp., Oncor ultimately is responsible for the costs of any matching awards, premiums and other payments relating to Oncor employees pursuant to these programs.

Salary Deferral Program

The EFH Salary Deferral Program allows eligible participating employees of EFH Corp. and its subsidiaries, including Oncor, to defer a portion of their salary and annual incentive award and to receive a matching award based on their deferrals. Executives can defer up to 50% of their base salary and up to 100%

of any annual incentive award, for seven years or until retirement or a combination of both. Oncor matches 100% of deferrals up to 8% of salary deferred under the program. Oncor does not match deferred annual incentive awards. The program encourages employee retention as, generally, participants who terminate their employment with us prior to the seven year vesting period forfeit our matching contribution to the program.

Prior to March 31, 2005, Oncor’s executives were eligible to participate in the TXU Corp. Deferred and Incentive Compensation Plan (Deferred and Incentive Compensation Plan). Although the plan was frozen to new participants at that time, existing participants in the plan continued to hold interests in a trust established under the plan that owned shares of TXU Corp. common stock. These shares were exchanged for cash in connection with the Merger, and cash held in trust was distributed to participants, including some of our executive officers, in January 2008.

Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the EFH Salary Deferral Program and the Deferred and Incentive Compensation Plan.

Thrift Plan

Under the EFH Thrift Plan, all eligible employees of EFH Corp. and any of its participating subsidiaries, including Oncor, may contribute a portion of their regular salary or wages to the plan. Under the EFH Thrift Plan, Oncor matches a portion of an employee’s contributions. This matching contribution is 75% of the employee’s contribution up to the first 6% of the employee’s salary for employees covered under the traditional defined benefit component of the EFH Retirement Plan, and 100% of the employee’s contribution up to 6% of the employee’s salary for employees covered under the cash balance component of the EFH Retirement Plan. All matching contributions are invested in EFH Thrift Plan investments as directed by the participant.

EFH Retirement Plan

EFH Corp. maintains the EFH Retirement Plan, which is qualified under applicable provisions of the Code and is a benefit for all of its employees and those of its participating subsidiaries, including Oncor. The EFH Retirement Plan contains both a traditional defined benefit component and a cash balance component. Effective January 1, 2002, the defined benefit plan changed from a traditional final average pay design to a cash balance design. This change was made to better align the retirement program with competitive practices. All participants were extended an opportunity to remain in the traditional program component or transition to the cash balance component. Messrs. Trimble, Davis and Jenkins and Ms. Jackson elected to remain in the traditional program.

All employees employed after January 1, 2002 are eligible to participate only in the cash balance program. As a result, Mr. Shapard is covered under the cash balance component. For a more detailed description of the EFH Retirement Plan, refer to the narrative that follows the Pension Benefits table.

EFH Supplemental Retirement Plan

Oncor executives participate in the EFH Supplemental Retirement Plan, which is sponsored by EFH Corp. The EFH Supplemental Retirement Plan provides for the payment of retirement benefits that:

•	Would otherwise be capped by the Code’s statutory limits for qualified retirement plans;

•	Include Executive Annual Incentive Plan awards in the definition of earnings (for participants in the traditional program only); and/or

•	EFH Corp. or its participating subsidiaries are obligated to pay under contractual arrangements.

Messrs. Trimble, Davis and Jenkins and Ms. Jackson, the Named Executive Officers who elected to remain in the traditional defined benefit retirement plan, are eligible for a supplemental retirement benefit in concert with that plan, which provides for a traditional defined benefit-type retirement monthly annuity stream. This feature of the plan is available only to executives hired prior to January 1, 2002. As such, it is not available to Mr. Shapard, who participates in the “make whole” portion of the EFH Supplemental Retirement

Plan (but only as it relates to the cash balance component). The “make whole” portion provides only for the payment of retirement benefits that would otherwise be capped by the Code or for the inclusion of additional accredited service under contractual arrangements. For a more detailed description of the EFH Supplemental Retirement Plan, refer to the narrative that follows the Pension Benefits table below.

Retiree Health Care

Employees hired by Oncor/EFH Corp. prior to January 1, 2002 are generally entitled to receive an employer-paid subsidy for retiree health care coverage upon their retirement from Oncor. As such, Messrs. Trimble, Davis and Jenkins and Ms. Jackson will be entitled to receive a subsidy from Oncor for retiree health care coverage upon their retirement from Oncor. As Mr. Shapard was hired by EFH Corp. after January 1, 2002, he is not eligible for the employer subsidy.

Perquisites and Other Benefits

The company limits its perquisites to executive officers because it believes that generally perquisites do not fit with the culture and direction of the company. Those perquisites that are provided are intended to serve as part of a competitive total compensation program and to enhance our executives’ ability to conduct company business. These benefits include financial planning, a preventive physical health exam, reimbursement for certain business-related country club and/or luncheon club membership costs and physical fitness club memberships. For a more detailed description of the perquisites, including expenditures therefor, refer to footnote 8 in the Summary Compensation Table below.

The following is a summary of benefits offered to our other executive officers that are not available to all employees: Executive Financial Planning: All executive officers are eligible to receive executive financial planning services. These services are intended to support them in managing their financial affairs, which we consider especially important given the high level of time commitment and performance expectation required of our executives. Furthermore, these services help ensure greater accuracy and compliance with individual tax regulations.

Executive Physical Health Exam:  All executive officers are also eligible to receive an annual physical examination. We recognize the importance of the health of our senior management team and the vital leadership role they play in directing and operating the company. The executive officers are important assets of the company and this benefit is designed to help ensure their health and long-term ability to serve our equity holders.

Country Club/Luncheon Club Membership:  Certain executive officers are entitled to reimbursement of country club or luncheon club memberships, as such clubs provide those officers with a setting for cultivating business relationships and interaction with key community leaders and officials.

Physical Fitness Club Membership:  Beginning in November 2008, all executive officers were eligible to receive a company-paid membership to a specified physical fitness club. This benefit is designed to help maintain the health of our executive officers.

Split-Dollar Life Insurance:  As a participating subsidiary in the EFH Corp. Split-Dollar Life Insurance Program (Split-Dollar Life Insurance Program), split-dollar life insurance policies are purchased for eligible corporate executives of Oncor. The eligibility provisions of this program were modified in 2003 so that no new participants were added after December 31, 2003. Accordingly, Messrs. Shapard and Davis are not eligible to participate in the Split-Dollar Life Insurance Program. The death benefits of participants’ insurance policies are equal to two, three or four times their annual Split-Dollar Life Insurance Program compensation, depending on their executive category. Individuals who first became eligible to participate in the Split-Dollar Life Insurance Program after October 15, 1996, vested in the insurance policies issued under the Split-Dollar Life Insurance Program over a six-year period. Oncor pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments; provided that, with respect to certain executives, namely Mr. Trimble, premium payments made after August 1, 2002, are made on a non-split-dollar life insurance basis and EFH Corp./Oncor’s rights under the collateral assignment are limited to premium payments made prior to August 1, 2002. Although the Split-Dollar Life Insurance Program is terminable at any time, it is designed so that if it is continued, EFH Corp/Oncor will fully recover all of the insurance premium payments covered by the collateral assignments either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. At the Merger, the Split-Dollar Life Insurance Program was amended to freeze the death benefits at the current level.

In addition to the benefits described above, Oncor offers its executive officers the ability to participate in benefit plans for medical, dental and vision insurance, and life insurance and disability, which are generally made available to all employees at the company.

Individual Named Executive Officer Compensation

Oncor has not entered into employment agreements with any of the Named Executive Officers.

CEO Compensation

Robert S. Shapard

The following is a summary of Mr. Shapard’s individual compensation for 2008:

Base Salary:  In 2008, Mr. Shapard’s base salary as Chairman and CEO was $650,000.

Annual Incentive:  In 2009, the O&C Committee awarded Mr. Shapard $526,500 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2008 performance, as previously discussed, as well as Mr. Shapard’s individual performance in 2008.

Long-Term Incentives:  Mr. Shapard’s investment in Investment LLC in 2008 pursuant to the Management Investment Opportunity was $3,000,000, for which he received 300,000 Class B Interests and 3,750,000 SARs. Prior to the Merger, Mr. Shapard was awarded a Cash Award in Lieu of Long-Term Incentive Award in the amount of $675,000 in connection with the Merger and termination of the Omnibus Plan. One-half of this award was paid at the close of the Merger in 2007 and one-half was paid on March 15, 2008. In addition, Mr. Shapard received $8,316,294 in January 2008 as payment for his vested TXU Corp. common stock awards under the Omnibus Plan at the time of the Merger.

Compensation of Other Named Executive Officers

Rob D. Trimble III

The following is a summary of Mr. Trimble’s individual compensation for 2008:

Base Salary:  In 2008, based on its review of the Watson Wyatt survey, the O&C Committee increased Mr. Trimble’s base salary as President and COO from $325,000 to $500,000, effective November 11, 2008.

Annual Incentive:  In 2008 in conjunction with his base salary increase, Mr. Trimble agreed to reduce his target payout under the Executive Annual Incentive Plan from 50% of base salary to 40%, effective November 11, 2008. In 2009, as a result of Oncor’s performance as well as Mr. Trimble’s individual performance, the O&C Committee awarded him $197,438 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2008 performance, as previously discussed, as well as Mr. Trimble’s individual performance in 2008.

Long-Term Incentives:  Mr. Trimble elected not to participate in the Management Investment Opportunity in 2008 and as a result did not receive Class B Interests or SARs. Prior to the Merger, Mr. Trimble was awarded a Cash Award in Lieu of Long-Term Incentive Award in the amount of $250,000 in connection with the Merger and termination of the Omnibus Plan. One-half of this award was paid at the close of the Merger in 2007 and one-half was paid on March 15, 2008.

David M. Davis

The following is a summary of Mr. Davis’s individual compensation for 2008:

Base Salary:  In 2008, based on its review of the Watson Wyatt survey, the O&C Committee increased Mr. Davis’s base salary as CFO from $220,000 to $300,000, effective November 11, 2008.

Annual Incentive:  Along with the increase in base salary, the O&C Committee increased Mr. Davis’s target payout under the Executive Annual Incentive Plan from 40% of base salary to 50%, effective November 11, 2008. In 2009, as a result of Oncor’s performance as well as Mr. Davis’s individual performance, the O&C Committee awarded him $97,350 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2008 performance, as previously discussed, as well as Mr. Davis’s individual performance in 2008.

Long-Term Incentives:  Mr. Davis’s investment in Investment LLC in 2008 pursuant to the Management Investment Opportunity was $500,000, for which he received 50,000 Class B Interests (19,868 of which were purchased using funds in his EFH Salary Deferral Program account and as a result are held of record by the EFH Salary Deferral Program) and 600,000 SARs. Prior to the Merger, Mr. Davis was awarded a Cash Award in Lieu of Long-Term Incentive Award in the amount of $100,000 in connection with the Merger and termination of the Omnibus Plan. One-half of this award was paid at the close of the Merger in 2007 and one-half was paid on March 15, 2008.

Brenda L. Jackson

The following is a summary of Ms. Jackson’s individual compensation for 2008:

Base Salary:  In 2008, Ms. Jackson’s base salary as Senior Vice President, Business Operations was $257,000, which has not changed since October 2004.

Annual Incentive:  Ms. Jackson’s target payout under the Executive Annual Incentive Plan was 40% of base salary for 2008. In 2009, as a result of Oncor’s performance as well as Ms. Jackson’s individual performance, the O&C Committee awarded her $101,772 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2008 performance, as previously discussed, as well as Ms. Jackson’s individual performance in 2008.

Long-Term Incentives: Ms. Jackson’s investment in Investment LLC in 2008 pursuant to the Management Investment Opportunity was $750,000, for which she received 75,000 Class B Interests and 780,000 SARs. Prior to the Merger, Ms. Jackson was awarded a Cash Award in Lieu of Long-Term Incentive Award in the amount of $75,000 in connection with the Merger and termination of the Omnibus Plan. One-half of this award was paid at the close of the Merger in 2007 and one-half was paid on March 15, 2008.

Charles W. Jenkins III

The following is a summary of Mr. Jenkins’s individual compensation for 2008.

Base Salary:  In 2008, the O&C Committee increased Mr. Jenkins’s base salary from $222,300 to $235,000, effective February 26, 2008, to reflect an expansion of his responsibilities (specifically, supervision of CREZ matters) and move him closer to market compensation for his position. Subsequently, the O&C Committee increased Mr. Jenkins’s base salary from $235,000 to $275,000, effective November 11, 2008, based on its review of the Watson Wyatt survey of market compensation.

Annual Incentive:  Mr. Jenkins’s target annual incentive was 40% of base pay for 2008. In 2008, as a result of Oncor’s performance as well as Mr. Jenkins’s individual performance, the O&C Committee awarded him $113,098 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2008 performance, as previously discussed, as well as Mr. Jenkins’s individual performance in 2008.

Long-Term Incentives:  Mr. Jenkins’s investment in Investment LLC in 2008 pursuant to the Management Investment Opportunity was $750,000, for which he received 75,000 Class B Interests (14,509 of which were purchased using funds in his EFH Salary Deferral Program account and as a result are held of record by the

EFH Salary Deferral Program) and 780,000 SARs. Prior to the Merger, Mr. Jenkins was awarded a Cash Award in Lieu of Long-Term Incentive Award in the amount of $75,000 in connection with the Merger and termination of the Omnibus Plan. One-half of this award was paid at the close of the Merger in 2007 and one-half was paid on March 15, 2008.

Contingent Payments

EFH Change in Control Policy

EFH Corp. maintains an executive change in control policy (as amended, the EFH Change in Control Policy) for its eligible executives and those of its subsidiaries, including Oncor. The purpose of the EFH Change in Control Policy is to provide the payment of transition benefits to eligible executives if:

•	Their employment with the company or a successor is terminated within twenty-four months following a change of control of the company; and

•	They:

•	are terminated without cause, or

•	resign for good reason due to a reduction in salary or a material reduction in the aggregate level or value of benefits for which they are eligible.

We believe these payments, to be triggered upon meeting the criteria above, provide incentive for executives to fully consider potential changes that are in the best interest of Oncor and our equity holders, even if such changes would result in the executives’ termination. The terms “change of control,” “without cause” and “good reason” are defined in the EFH Change in Control Policy.

We believe it is important to have a competitive change in control program to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals.

Our executive officers are eligible to receive the following under the EFH Change in Control Policy:

•	A one-time lump sum cash severance payment in an amount equal to a multiple (2x for Mr. Shapard and 1x for each other executive officer) of the sum of the executive’s (a) annualized base salary and (b) annual target incentive award for the year of termination or resignation;

•	Continued eligibility for distribution of already-granted equity awards at maturity; however, any such distribution will be prorated for the period of employment during the relevant performance or restriction period prior to termination;

•	Continued coverage at our expense under our health care benefit plans for the applicable COBRA period with the executive’s contribution for such plans being at the applicable employee rate for 18 months, in the case of Mr. Shapard, and one year, in the case of the other executive officers (unless and until the executive becomes eligible for benefits with another employer, at which time the required contribution for continuing such benefit coverage will be the applicable COBRA rate) and, if the executive is covered under our health care plans through the end of such period, at the end of such continued coverage Mr. Shapard will be eligible to receive a cash payment equal to the monthly cost of such coverage for 6 months;

•	Outplacement assistance at our expense for 18 months, in the case of Mr. Shapard, and one year, in the case of the other executive officers;

•	Any vested, accrued benefits to which the executive is entitled under our employee benefits plans; and

•	If any of the severance benefits described in the EFH Change in Control Policy shall result in an excise tax pursuant to Sections 280G or 4999 of the Code, payable by the executive, a tax gross-up payment to cover such additional taxes, but subject to a cut back to the Section 280G limit if the severance benefits are less than 110% of such limit.

Severance Plan

EFH Corp. also maintains the TXU Corp. 2005 Executive Severance Plan and Summary Plan Description (as amended, the EFH Severance Plan) to provide certain benefits to eligible executives of EFH Corp. and its subsidiaries, including Oncor. The purpose of the EFH Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•	Cause (as defined in the EFH Severance Plan);

•	Disability of the employee, if the employee is a participant in our long-term disability plan; or

•	A transaction involving the company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

We believe it is important to have a severance plan in place to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals.

Our executive officers are eligible to receive the following under the EFH Severance Plan:

•	A one-time lump sum cash severance payment in an amount equal to the sum of (a) a multiple (2x for Mr. Shapard and 1x for each other Named Executive Officer) times the executive’s annualized base salary and (b) a prorated portion of the executive’s annual target incentive award for the year of termination;

•	Continued coverage at our expense under the company’s health care benefit plans for 18 months, in the case of Mr. Shapard, and one year, in the case of the other executive officers with the executive’s contribution for such plans being at the applicable employee rate (unless and until the executive becomes eligible for coverage for benefits through employment with another employer, at which time the executive’s required contribution shall be the applicable COBRA rate) and, if the executive is covered under our health care plans through the end of such period, at the end of such continued coverage Mr. Shapard will be eligible to receive a cash payment equal to the monthly cost of such coverage for 6 months;

•	Outplacement assistance at the company’s expense for 18 months, in the case of Mr. Shapard, and one year, in the case of other executive officers; and

•	Any vested accrued benefits to which the executive is entitled under Oncor’s or EFH Corp.’s employee benefits plans.

Accounting and Tax Considerations

Accounting Considerations

Pursuant to SFAS 123R, no compensation expense is recognized with respect to Class B Interests issued pursuant to the Management Investment Opportunity and SARs issued under the SARs Plan. Class B Interests issued pursuant to the Management Investment Opportunity were purchased by participants for fair value and therefore resulted in no compensation expense by Oncor. Since the SARs issued in 2008 were issued with a base price of $10.00 per unit, the then-current fair market value of our equity interests, no compensation expense will be recognized for those SARs until a condition under which the SAR would become exercisable becomes probable at a point in time when the fair market value of our equity interests exceeds $10.00.

Prior to the Merger, upon maturity, awards under the Omnibus Plan were distributed in the form of shares of TXU Corp. common stock. In connection with the Merger, awards payable at closing of the Merger were paid in lump sum cash payments and awards payable in connection with 2007 awards were paid 50% at the time of the Merger and the remaining 50% in March 2008.

Income Tax Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the CEO or any other of its three most highly compensated executive officers other than the principal financial officer. Because we are a privately-held limited liability company, Section 162(m) will not limit the tax deductibility of any executive compensation for 2008.

The O&C Committee administers our compensation programs with the good faith intention of complying with Section 409A of the Code.

Compensation Committee Interlocks and Insider Participation

Mr. Liaw serves as a member of our O&C Committee. Mr. Liaw is employed by TPG Capital, L.P., a member of the Sponsor Group, and was appointed to the board of directors by Oncor Holdings, which is a subsidiary of EFH Corp. No member of the O&C Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our executive officers and the board of directors or compensation committee of any other company.

The following table provides information, for the fiscal years ended December 31, 2006, 2007 and 2008, regarding the aggregate compensation paid to our Named Executive Officers.

Summary Compensation Table — 2008

							Change in
							Pension
							Value
							and Non-
							qualified
				Stock/	Option/	Non-Equity	Deferred
				Equity	SAR	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Robert S. Shapard(1)	2008	650,000	—	—	—	526,500	(2,555)	75,247	1,249,192
Chairman of the Board and	2007	364,585	—	—	—	994,315	17,604	42,243	1,418,747
Chief Executive
Rob D. Trimble III	2008	346,875	—	—	—	197,438	259,520	86,928	890,761
President and Chief	2007	279,000	—	—	—	366,403	132,491	158,189	936,083
Operating Officer	2006	277,000	—	405,166	—	100,265	322,319	117,260	1,222,010
David M. Davis(2)	2008	230,000	—	—	—	97,350	87,987	40,976	456,313
Vice President and Chief	2007	175,917	5,000	—	—	181,852	45,564	24,789	433,122
Financial Officer	2006	163,784	50,000	67,626	—	75,364	27,734	26,058	410,566
Brenda L. Jackson	2008	257,000	—	—	—	101,772	72,292	78,780	509,844
Senior Vice President,	2007	257,000	—	—	—	193,290	10,206	90,281	550,777
Business Operations	2006	257,000	—	252,211	—	63,608	121,107	75,920	769,846
Charles W. Jenkins III(3)	2008	237,881	—	—	—	113,098	108,961	67,160	527,100
Senior Vice President, Transmission and System Operations

(1)	Mr. Shapard was not a Named Executive Officer of Oncor in 2006. Mr. Shapard became Chairman of the Board and Chief Executive of Oncor in April 2007. Until April 2007 he was employed by TXU Corp. (now EFH Corp.), our parent company, where he served as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Amounts reported in the Summary Compensation Table reflect compensation paid solely by Oncor. As a TXU Corp. employee in 2007, he received an additional $166,667 in salary, $0 in non-equity incentive plan compensation, $8,802 as a result of change in pension value and non-qualified deferred compensation earnings, and $18,962 in all other compensation (consisting of company matching under the salary deferral program, country club dues and financial planning services)

resulting in total compensation of $194,431 from TXU Corp. None of this TXU Corp. compensation was paid or reimbursed by Oncor.

(2)	Mr. Davis became Vice President and Chief Financial Officer of Oncor in July 2006. For the first 6 months of 2006, he worked for Oncor in a non-Named Executive Officer role. The Summary Compensation Table discloses the aggregate compensation received by Mr. Davis from Oncor in 2006 for his employment in each position.

(3)	Mr. Jenkins did not qualify as a Named Executive Officer of Oncor in 2006 and 2007.

(4)	In 2008, our Named Executive Officers were given the opportunity to invest in Class B Interests of Investment LLC pursuant to the Management Investment Opportunity. The funds invested in Investment LLC were used to purchase membership interests of Oncor at fair market value (as determined by the O&C Committee). As a result, no compensation expense is recognized in connection with the Management Investment Opportunity pursuant to SFAS 123R.

(5)	We do not award options to any of our employees. Although some time-based SARs and performance-based SARs granted to certain Named Executive Officers vested in 2008, they are not currently exercisable pursuant to the SARs Plan. No compensation expense is recognized in 2008 in accordance with SFAS 123R with respect to SARs because it is not probable that any event pursuant to the SARs Plan that would allow any SARs to become exercisable would take place.

(6)	Amounts reported as “Non-Equity Incentive Plan Compensation” for 2008 were earned by the executive in 2008 and represent amounts related to 2008 awards pursuant to the Executive Annual Incentive Plan. Amounts in this column for 2007 include payments in March 2008 with respect to the 2007 Cash Awards in Lieu of Long-Term Incentive Award under the Omnibus Plan, which were for Messrs. Shapard, $337,500; Trimble, $125,000 and Davis, $50,000; and for Ms. Jackson, $37,500.

(7)	Amounts reported under this column include the aggregate increase in actuarial value of the EFH Retirement Plan and the EFH Supplemental Retirement Plan. For a more detailed description of these plans, see “— Compensation Discussion and Analysis — Compensation Elements — Deferred Compensation and Retirement Plans.” Messrs. Trimble, Davis and Jenkins, and Ms. Jackson are covered under the traditional defined benefit component and Mr. Shapard is covered under the cash balance component. For a more detailed description of our retirement plans, refer to the narrative that follows the Pension Benefits table below. There are no above-market or preferential earnings for nonqualified deferred compensation.

(8)	Amounts reported as “All Other Compensation” for 2008 are attributable to the executive’s participation in certain plans and as described in the following table:

2008 “All Other Compensation” Components for Named Executive Officers

		EFH
		Salary	Split-Dollar
	EFH	Deferral	Life
	Thrift Plan	Program	Insurance
	Company	Company	Program
Name	Match(i)	Match(ii)	Payments(iii)	Perquisites(iv)	Total

Robert S. Shapard	—	$52,000	—	$23,247	$75,247
Rob D. Trimble III	$10,523	$27,750	$33,361	$15,294	$86,928
David M. Davis	$9,660	$18,400	—	$12,916	$40,976
Brenda L. Jackson	$10,350	$20,560	$29,431	$18,439	$78,780
Charles W. Jenkins III	$9,702	$23,788	$19,264	$14,406	$67,160

(i)	Amounts represent company matching amounts under the EFH Thrift Plan, plus an additional $500 deposited into EFH Thrift Plan accounts in April 2008, representing amounts distributed in connection with the distribution of a component of the EFH Thrift Plan as a result of the Merger. For a discussion of the EFH Thrift Plan, see “— Compensation Discussion and Analysis — Compensation Elements — Deferred Compensation and Retirement Plans.”

(ii)	Amounts represent company matching amounts under the EFH Salary Deferral Program. Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the EFH Salary Deferral Program and the matching formula.

(iii)	Amounts represent premium and tax gross-up payments pursuant to the Split-Dollar Life Insurance Program. Mr. Shapard and Mr. Davis are not eligible to participate in the program because the program was frozen to new participants prior to their qualifying for participation. Amounts in this column for Mr. Trimble represent the aggregate amount of payments pursuant to the program. Mr. Trimble participated in the program on a split-dollar basis prior to August 2002 and has participated in the program on a non-split-dollar basis since August 2002. Because premium payments for Mr. Trimble were made on a non-split-dollar life insurance basis during 2008, such premiums, amounting to $12,886, were fully taxable to him, and Oncor provided tax gross-up payments of $7,391 to offset the effect of such taxes. Additional interest of $8,315 was attributed to Mr. Trimble in 2008 relative to premium payments which had been made on his behalf prior to August 1, 2002, and Oncor provided tax gross-up payments of $4,769 to offset the effect of taxes on such payments. Because premium payments for Oncor’s remaining participating Named Executive Officers were made on a split-dollar life insurance basis during 2008, interest on the plan-to-date cumulative premiums were taxable to those Named Executive Officers, and Oncor provided tax gross-up payments to offset the effect of such taxes. For the remaining participating Named Executive Officers during 2008, the amounts reported attributable to the interest on the aggregate amount of premiums amounted to the following for Ms. Jackson, $18,703 and Mr. Jenkins, $12,242. The amount reported also includes tax gross-ups provided to offset the effect of taxes on the interest during 2008 as follows for Ms. Jackson, $10,728 and Mr. Jenkins, $7,022. For a discussion of the Split-Dollar Life Insurance Program, see “— Compensation Discussion and Analysis — Compensation Elements — Deferred Compensation and Retirement Plans.”

(iv)	Amounts reported under this column represent the aggregate amount of perquisites received by each Named Executive Officer. Those perquisites are detailed in the following table. Amounts reported in the table below represent the actual cost to Oncor for the perquisites provided. For a discussion of the perquisites received by our effective officers, see “— Compensation Discussion and Analysis — Compensation Elements — Perquisites and Other Benefits.”

2008 Perquisites for Named Executive Officers

				Country
				Club
			Physical	and/or
			Fitness	Luncheon
	Financial	Executive	Club	Club
Name	Planning	Physical	Dues	Dues	Other(i)	Total

Robert S. Shapard	$9,730	$2,071	$92	$8,154	$3,200	$23,247
Rob D. Trimble III	$8,530	$1,254	$92	$5,148	$270	$15,294
David M. Davis	$10,685	$2,139	$92	—	—	$12,916
Brenda L. Jackson	$8,530	$2,350	$92	$7,467	—	$18,439
Charles W. Jenkins III	$8,530	—	$92	$5,784	—	$14,406

(i)	Amounts in the “Other” column for Mr. Shapard and Mr. Trimble represent the cost of event tickets.

The following table sets forth information regarding grants of plan-based awards to Named Executive Officers during the fiscal year ended December 31, 2008.

Grants of Plan-Based Awards — 2008

									All Other
									Option
									Awards:
									Number of	Exercise	Grant
									Securities	or Base	Date Fair
						Estimated Future Payouts			Underlying	Price of	Value of
			Estimated Possible Payouts Under			Under Equity			Options/	Option/	Option/
	Grant		Non-Equity Incentive Plan Awards(2)			Incentive Plan Awards(3)			SAR	SAR	SAR
	Date	Action	Threshold	Target	Max.	Threshold	Target	Max	Awards	Awards	Awards
Name	(1)	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($/Sh)(5)	($)

Robert S. Shapard	—	—	243,750	487,500	975,000	—	—	—	—	—	—
	11/5/08	10/29/08	—	—	—	—	1,500,000	1,500,000	—	10.00	(6)
	11/5/08	10/29/08	—	—	—	—	—	—	2,250,000	10.00	(6)
Rob D. Trimble III	—	—	84,375	168,750	337,500	—	—	—	—	—	—
David M. Davis	—	—	49,167	98,333	196,666	—	—	—	—	—	—
	11/5/08	10/29/08	—	—	—	—	240,000	240,000	—	10.00	(6)
	11/5/08	10/29/08	—	—	—	—	—	—	360,000	10.00	(6)
Brenda L. Jackson	—	—	51,400	102,800	205,600		—	—	—	—	—
	11/5/08	10/29/08	—	—	—	—	312,000	312,000	—	10.00	(6)
	11/5/08	10/29/08	—	—	—	—	—	—	468,000	10.00	(6)
Charles W. Jenkins III	—	—	48,333	96,665	193,330	—	—	—	—	—	—
	11/5/08	10/29/08	—	—	—	—	312,000	312,000	—	10.00	(6)
	11/5/08	10/29/08	—	—	—	—	—	—	468,000	10.00	(6)

(1)	The dates reported in “Grant Date” reflect the deemed effective date of each equity-related grant, whereas the dates reported in “Action Date” reflect the date on which the O&C Committee approved such awards.

(2)	The amounts reported in these columns reflect the threshold, target and maximum amounts available under the Executive Annual Incentive Plan. Threshold, target and maximum amounts were determined by the O&C Committee on February 18, 2008 and final awards were granted by the O&C Committee on February 18, 2009. The actual awards for the 2008 plan year will be paid in March 2009 and are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See “— Compensation Discussion and Analysis — Compensation Elements — Executive Annual Incentive Plan” for a discussion of the Executive Annual Incentive Plan.

(3)	The amounts reported in these columns represent the number of performance-based SARs granted to the individual in 2008 under the SARs Plan that were not vested as of December 31, 2008. In order to be eligible to receive a SARs grant, the individual was required to participate in the Management Investment Opportunity. The number of SARs granted to the individual was based in part upon the size of the individual’s investment in Investment LLC pursuant to the Management Investment Opportunity. As of December 31, 2008, 20% of the performance-based SARs were vested. See “— Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights” for more information.

(4)	The amounts reported in these columns represent the number of time-based SARs granted to the individual in 2008 under the SARs Plan and the number of performance-based SARs granted to the individual that were vested as of December 31, 2008. In order to be eligible to receive a SARs grant, the individual was required to participate in the Management Investment Opportunity. The number of SARs granted to the individual was based in part upon the size of the individual’s investment in Investment LLC pursuant to the Management Investment Opportunity. As of December 31, 2008, 20% of the time-based SARs and 20% of the performance-based SARs for each individual were vested. However, none of these vested SARs are currently exercisable. See “— Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights” for more information.

(5)	The amounts reported in this column represent the base price of SARs awards.

(6)	There is no compensation expense related to the SARs awards under SFAS 123R for the entire performance period. No compensation expense exists under SFAS 123R because it is not probable that any event pursuant to the SARs Plan that would allow any SARs to become exercisable would take place.

Our executive officers and certain key employees were given the option to purchase Class B Interests of Investment LLC in 2008 pursuant to the Management Investment Opportunity offered under the Equity Interests Plan. Each participant in the Management Investment Opportunity purchased Class B Interests at a price of $10.00 per unit, which was the same price per unit as the price per unit paid by Texas Transmission in connection with its November 2008 investment in Oncor. Because the Class B Interests were purchased for fair market value, they are not included in the Grants of Plan-Based Awards table as stock awards.

The Named Executive Officers beneficially own the following amounts of Class B Interests: Mr. Shapard: 300,000; Mr. Davis: 50,000; Ms. Jackson: 75,000; and Mr. Jenkins: 75,000. The amounts of Class B Interests each participant could purchase were determined by the O&C Committee. Each participant was permitted to use his or her funds in the EFH Salary Deferral Program to purchase the Class B Interests. All Class B Interests purchased using funds held in the EFH Salary Deferral Program are held of record by the EFH Salary Deferral Program for the benefit of the respective participants. Mr. Davis and Mr. Jenkins each elected to purchase Class B Interests using EFH Salary Deferral Program funds. As a result, 19,868 of Mr. Davis’s Class B Interests and 14,509 of Mr. Jenkins’s Class B Interests are held of record by the EFH Salary Deferral Program.

The following table sets forth information regarding SARs awards held by Named Executive Officers as of December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End — 2008

		Option/SAR Awards
				Equity
				Incentive
				Plan Awards
		Number of	Number of	: Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying
		Unexercised	Unexercised	Unexercised	Option/	Option/
		Options/SARs	Options/SARs	Unearned	SAR	SAR
	Grant	Exercisable	Unexercisable	Options/SARs	Exercise	Exercise
Name	Year	(#)	(#)(1)	(#)(2)	Price ($)	Date

Robert S. Shapard	2008	—	2,250,000	1,500,000	$10.00	—
Rob D. Trimble III(3)	2008	—	—	—	—	—
David M. Davis	2008	—	360,000	240,000	$10.00	—
Brenda L. Jackson	2008	—	468,000	312,000	$10.00	—
Charles W. Jenkins III	2008	—	468,000	312,000	$10.00	—

(1)	In 2008, the O&C Committee granted time-based SARs to Named Executive Officers in the following amounts: Mr. Shapard: 1,875,000, Mr. Davis: 300,000, Ms. Jackson: 390,000 and Mr. Jenkins: 390,000. These SARs become vested with respect to 20% of the Oncor equity interests subject to such awards on each of the first five anniversaries of October 10, 2007. Even after vesting, these time-based SARs do not become exercisable until certain events occur as described in the SARs Plan. The amounts in this column include time-based SARs that were vested as of December 31, 2008 but which are currently unexercisable. These time-based SARs vested on October 10, 2008 in accordance with the SARs Plan. Amounts in this column also include performance-based SARs that vested on December 31, 2008 in accordance with the SARs Plan. See footnote (2) below for a description of the vesting provisions of the performance-based SARs. None of the vested time-based SARs or vested performance-based SARs are currently exercisable pursuant to the SARs Plan. We do not award options to any of our employees. For additional information, refer to “— Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights.”

(2)	In 2008, the O&C Committee granted performance-based SARs to Named Executive Officers in the following amounts: Mr. Shapard: 1,875,000, Mr. Davis: 300,000, Ms. Jackson: 390,000 and Mr. Jenkins: 390,000. These SARs become vested as to 20% of the Oncor equity interests subject to such awards at the end of each of Oncor’s five fiscal years (which end each December 31) between 2008 and 2012, provided that Oncor meets specified financial targets. Even after vesting, these performance-based SARs do not become exercisable until certain events occur as described in the SARs Plan. On December 31, 2008, 20% of these performance-based SARs vested in accordance with the SARs Plan and are not included in this column. The amounts in this column include only those performance-based SARs that have not vested as of December 31, 2008. In the event we fail to meet a specified financial target in a given fiscal year, under certain circumstances the applicable award may vest in a subsequent year if cumulative targets including such year are met. For additional information, refer to “— Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights.”

(3)	The number of SARs awarded to each officer in 2008 was dependent in part upon the amount invested by such officer in Investment LLC pursuant to the Management Investment Opportunity. Mr. Trimble elected not to participate in the Management Investment Opportunity in 2008 and as a result received no SARs.

The Management Investment Opportunity impacted the issuance of SARs under the SARs Plan. In order to be eligible to receive a SARs grant, the individual was required to participate in the Management Investment Opportunity. The number of SARs granted to the individual was based in part upon the size of the individual’s investment in Investment LLC pursuant to the Management Investment Opportunity. For a more detailed discussion of the Management Investment Opportunity and SARs, see “— Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives.”

The following table sets forth information regarding Oncor’s participation in the EFH Corp. retirement plans that provide for benefits in connection with, or following, the retirement of Named Executive Officers for the fiscal year ended December 31, 2008:

Pension Benefits — 2008

				Payments
		Number of Years	Present Value of	During Last
		Credited Service	Accumulated	Fiscal
Name	Plan Name	(#)(1)	Benefit ($)	Year ($)

Robert S. Shapard	EFH Retirement Plan	23.0833	243,592	—
	EFH Supplemental Retirement Plan	23.0833	317,549	—
Rob D. Trimble III	EFH Retirement Plan	35.2500	1,118,454	—
	EFH Supplemental Retirement Plan	35.2500	1,063,421	—
David M. Davis	EFH Retirement Plan	16.5000	234,164	—
	EFH Supplemental Retirement Plan	16.5000	86,541	—
Brenda L. Jackson	EFH Retirement Plan	33.1667	915,782	—
	EFH Supplemental Retirement Plan	33.1667	631,529	—
Charles W. Jenkins III	EFH Retirement Plan	32.6667	793,479	—
	EFH Supplemental Retirement Plan	32.6667	425,601	—

(1)	Accredited service for each of the plans is determined based on an employee’s age and hire date. Employees hired prior to January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 25. Employees hired after January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 21. Once an employee becomes eligible to participate in the plan, he or she receives credit for the number of years and full calendar months that he or she is employed by EFH Corp. or one of its participating subsidiaries.

EFH Corp. and its participating subsidiaries, including Oncor, maintain the EFH Retirement Plan, which is qualified under applicable provisions of the Code and covered by ERISA. The EFH Retirement Plan contains both a traditional defined benefit component and a cash balance component. Only employees hired before January 1, 2002 may participate in the traditional defined benefit component. All new employees hired after January 1, 2002 are eligible to participate only in the cash balance component. In addition, the cash balance component covers employees previously covered under the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance component during a special one-time election opportunity effective in 2002.

Annual retirement benefits under the traditional defined benefit component, which applied during 2008 to Messrs. Trimble, Davis and Jenkins and to Ms. Jackson are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings (base salary) during his or her three years of highest earnings. Under the cash balance component, which covers Mr. Shapard, a hypothetical account is established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service), plus interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Benefits paid under the traditional defined benefit component of the EFH Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code.

The EFH Supplemental Retirement Plan provides for the payment of retirement benefits which would otherwise be limited by the Code or the definition of earnings under the EFH Retirement Plan. The EFH Supplemental Retirement Plan also provides for the payment of retirement compensation that is not otherwise payable under the EFH Retirement Plan that EFH Corp. or its participating subsidiaries, including Oncor, are obligated to pay under contractual arrangements. Under the EFH Supplemental Retirement Plan, retirement benefits are calculated in accordance with the same formula used under the EFH Retirement Plan, except that, with respect to calculating the portion of the EFH Supplemental Retirement Plan benefit attributable to service under the traditional defined benefit component of the EFH Retirement Plan, earnings also include Executive Annual Incentive Plan awards. These amounts are reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The table set forth above illustrates present value on December 31, 2008 of each Named Executive Officer’s EFH Retirement Plan benefit and benefits payable under the EFH Supplemental Retirement Plan, based on his or her years of service and remuneration through December 31, 2008. Benefits accrued under the EFH Supplemental Retirement Plan after December 31, 2004 are subject to Section 409A of the Code. Accordingly, certain provisions of the EFH Supplemental Retirement Plan have been modified in order to comply with the requirements of Section 409A and related guidance.

The present value of accumulated benefit for the traditional benefit component of the EFH Retirement Plan was calculated based on the executive’s straight life annuity payable at the earliest age that unreduced benefits are available under the EFH Retirement Plan (generally age 62). Post-retirement mortality was based on the RP2000 Combined Healthy mortality table projected 10 years using scale AA. A discount rate of 6.90% was applied and no pre-retirement mortality or turnover was reflected.

The present value of accumulated benefit for the cash balance component of the EFH Retirement Plan was calculated as the value of the executive’s cash balance account projected to age 65 at an assumed growth rate of 4.75% and then discounted back to December 31, 2008 at 6.90%. No mortality or turnover assumptions were applied.

The following table sets forth information regarding plans that provide for the deferral of our Named Executive Officers’ compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2008:

Nonqualified Deferred Compensation — 2008

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance at
Name	in Last FY ($)(1)	in Last FY ($)(2)	in Last FY ($)	($)(3)	Last FYE ($)(4)

Robert S. Shapard
EFH Salary Deferral Program	52,000	52,000	(67,679)	—	218,994
Omnibus Plan	—	—	1,142	8,316,294	—
Rob D. Trimble III
EFH Salary Deferral Program	27,750	27,750	2,191	—	882,453
Deferred and Incentive Compensation Plan	—	—	460	1,180,431	—
David M. Davis
EFH Salary Deferral Program	18,400	18,400	(12,075)	—	227,192
Brenda L. Jackson
EFH Salary Deferral Program	20,560	20,560	(210,148)	74,244	246,213
Deferred and Incentive Compensation Plan	—	—	405	1,039,367	—
Charles W. Jenkins III
EFH Salary Deferral Program	23,788	23,788	1,548	—	199,776
Deferred and Incentive Compensation Plan	—	—	441	1,133,641	—

(1)	Amounts in this column represent salary deferrals pursuant to the EFH Salary Deferral Program and are included in the “Salary” amounts in the Summary Compensation Table above.

(2)	Amounts in this column represent company-matching awards pursuant to the EFH Salary Deferral Program and are included in the “All Other Compensation” amounts in the Summary Compensation Table above.

(3)	Amounts in this column with respect to the Deferred and Incentive Compensation Plan reflect amounts distributed in January 2008 as a result of the termination of the Deferred and Incentive Compensation Plan in connection with the Merger. See “Deferred and Incentive Compensation Plan” below for a more detailed discussion of this plan. Amounts in this column with respect to Mr. Shapard under the Omnibus Plan represent the January 2008 payment to Mr. Shapard in connection with the Omnibus Plan’s termination. At the time of the Merger, all TXU Corp. common stock awards under the Omnibus Plan were vested and each share was exchanged for the per share cash consideration given to TXU Corp. stockholders in connection with the Merger. Participants in the Omnibus Plan, other than certain senior officers of EFH Corp. and its subsidiaries, including Mr. Shapard, received these cash payments at the closing of the Merger. Cash amounts relating to the accounts of these senior officers, including Mr. Shapard, were held in trust and distributed in January 2008.

(4)	Amounts in this column represent the balance of each Named Executive Officer’s account in the EFH Salary Deferral Program.

The material terms of the EFH Salary Deferral Program and the Deferred and Incentive Compensation Plan are described below:

Salary Deferral Program

Under the EFH Salary Deferral Program each employee of EFH Corp. and its participating subsidiaries, including Oncor, who is in a designated job level and whose annual salary is equal to or greater than an amount established under the EFH Salary Deferral Program ($110,840 for the program year beginning January 1, 2008) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award. This deferral may be made for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof, at the election of the employee. Oncor makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the EFH Salary Deferral Program. These matching awards vest over seven years of continuous employment, or immediately upon a change of control.

Deferrals are credited with earnings or losses based on the performance of investment alternatives under the EFH Salary Deferral Program selected by each participant. At the end of the applicable maturity period, the trustee for the EFH Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments at the participant’s election made at the time of deferral. Oncor is financing the retirement option portion of the EFH Salary Deferral Program through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow us to fully recover the cost of the retirement option.

Deferred and Incentive Compensation Plan

Certain of our executive officers were participants in the Deferred and Incentive Compensation Plan. The Deferred and Incentive Compensation Plan was offered until March 31, 2005, when the plan was closed to new participants and new deferrals by existing participants. Under the plan, executives were permitted to defer a percentage of their base salary not to exceed a maximum percentage determined by the O&C Committee for each plan year and in any event not to exceed 15% of the participant’s base salary. Oncor then made a matching award equal to 150% of the participant’s deferred salary. All contributions under the Deferred and Incentive Compensation Plan were placed in a trust. The trustee of the trust purchased TXU Corp. common stock with an amount of cash equal to each participant’s deferred salary and matching award, and accounts were established for each participant containing performance units equal to such number of common shares. On the expiration of a five-year maturity period, the value of the participant’s maturing accounts were paid in cash based upon the then-current value of the performance units. The Deferred and Incentive Compensation Plan was terminated in connection with the Merger, and all shares held by the trustee at that time were converted into cash. The cash held in trust was distributed to participants in January 2008.

Potential Payments upon Termination or Change in Control

The tables and narrative below provide information for payments to Oncor’s Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of termination including retirement, voluntary, for cause, death, disability, without cause or change in control.

In 2008, all of our executive officers were eligible to receive benefits under the terms of the EFH Change in Control Policy and the EFH Severance Plan, as discussed under “— Compensation Discussion and Analysis — Contingent Payments — Change in Control Policy” and “— Severance Plan,” respectively. In addition to the provisions of those plans, the EFH Salary Deferral Program provides that all company-matching awards will become automatically vested in the event of a change in control.

Early retirement benefits under the EFH Retirement Plan are available to all of our employees upon their attainment of age 55 and achievement of 15 years of accredited service. Benefits under the EFH Supplemental Retirement Plan are subject to the same age and service restrictions, but are only available to our executive officers. As of December 31, 2008 Mr. Shapard and Mr. Davis were not eligible to retire because neither met the age and accredited service requirements. However, because Mr. Shapard participates in the cash balance component of the EFH Retirement Plan and the EFH Supplemental Retirement Plan, and because he has achieved 10 years of accredited service, he may withdraw his full account balances under each plan upon termination of his employment. Upon achievement of the age and service requirements, executive officers are entitled to receive their full account balance upon termination. No additional potential payments will be triggered by any termination of employment or change in control, and as a result no amounts are reported in the tables below for such plans. For a more detailed discussion of the retirement plans, see the Pension Benefits table above and the narrative following the Pension Benefits table.

The named executive officers may receive certain payments upon their termination or a change of control pursuant to the EFH Salary Deferral Program. The amounts listed in the tables below regarding the EFH Salary Deferral Program only represent the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control. Previously vested amounts and contributions made to such plan by each named executive officer are disclosed in the Nonqualified Deferred Compensation table above. For a more detailed discussion of the EFH Salary Deferral Program, see the Nonqualified Deferred Compensation table above and the narrative following the Nonqualified Deferred Compensation table.

In addition, the SARs Plan provides that certain SARs will become exercisable in the event of certain terminations of employment or a change of control. However, in the event any SARs became exercisable as of December 31, 2008, no payments would be owed to such officers as the base price of such SARs ($10.00) would not exceed the fair market value of such SARs.

No executive officer is party to any employment or other agreement that provides for additional benefits upon a termination of employment or change in control.

The information below is presented assuming termination of employment and other information as of December 31, 2008.

1.	Mr. Shapard

Potential Payments to Mr. Shapard Upon Termination

						Without
						Cause or
						for Good
						Reason in
						Connection
						with
		For			Without	Change
Benefit	Voluntary	Cause	Death	Disability	Cause	in Control

Cash Severance	—	—	—	—	$1,787,500	$2,275,000
Executive Annual Incentive Plan	—	—	$526,500	$526,500	—	—
EFH Salary Deferral Program(1)	—	—	$52,217	$52,217	—	$52,217
Health & Welfare
— Medical/COBRA(2)	—	—	—	—	$10,226	$10,226
— Dental/COBRA(2)	—	—	—	—	$951	$951
Other
— Outplacement Assistance	—	—	—	—	$195,000	$195,000
Totals	—	—	$578,717	$578,717	$1,993,677	$2,533,394

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.

(2)	Amount reported is the difference between COBRA rates and employee rates for the period provided under the EFH Severance Plan and EFH Change in Control Policy.

2.	Mr. Trimble

Potential Payments to Mr. Trimble Upon Termination

							Without
							Cause or
						Without	for Good
						Cause	Reason in
						or For	Connection
			For			Good	with Change
Benefit	Retirement	Voluntary	Cause	Death	Disability	Reason	in Control

Cash Severance	—	—	—	—	—	$514,063	$514,063
Executive Annual Incentive Plan	$197,438	—	—	$197,438	$197,438	—	—
EFH Salary Deferral Program(1)	—	—	—	$27,075	$27,075	—	$27,075
Health & Welfare
— Medical/COBRA(2)	—	—	—	—	—	$7,944	$7,944
— Dental/COBRA(2)	—	—	—	—	—	$742	$742
Other
— Outplacement Assistance	—	—	—	—	—	$75,000	$75,000
— Split-Dollar Life Insurance(3)	$33,361	—	—	$1,595,000	$33,361	$33,361	$33,361

Totals	$230,799	—	—	$1,819,513	$257,874	$631,110	$658,185

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.

(2)	Amount reported is the difference between COBRA rates and employee rates for the period provided under the EFH Severance Plan and EFH Change in Control Policy.

(3)	Amount reported, other than in the case of death, is the yearly premium and tax gross-up. Amount reported in the case of death is the death benefit payable by the insurance provider.

3.	Mr. Davis

Potential Payments to Mr. Davis Upon Termination

						Without
						Cause or
						for Good
					Without	Reason in
					Cause or	Connection
		For			for Good	with Change
Benefit	Voluntary	Cause	Death	Disability	Reason	in Control

Cash Severance	—	—	—	—	$325,750	$325,750
Executive Annual Incentive Plan	—	—	$97,350	$97,350	—	—
EFH Salary Deferral Program(1)	—	—	$14,810	$14,810	—	$14,810
Health & Welfare
— Medical/COBRA(2)	—	—	—	—	$11,999	$11,999
— Dental/COBRA(2)	—	—	—	—	$1,116	$1,116
Other
— Outplacement Assistance	—	—	—	—	$45,000	$45,000
Totals	—	—	$112,160	$112,160	$383,865	$398,675

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.

(2)	Amount reported is the difference between COBRA rates and employee rates for the period provided under the EFH Severance Plan and EFH Change in Control Policy.

4.	Ms. Jackson

Potential Payments to Ms. Jackson Upon Termination

							Without
							Cause or
							for Good
						Without	Reason in
						Cause or	Connection
			For			for Good	with Change
Benefit	Retirement	Voluntary	Cause	Death	Disability	Reason	in Control

Cash Severance	—	—	—	—	—	$359,800	$359,800
Executive Annual Incentive Plan	$101,772	—	—	$101,772	$101,772	—	—
EFH Salary Deferral Program(1)	—	—	—	$18,233	$18,233	—	$18,233
Health & Welfare
— Medical/COBRA(2)	—	—	—	—	—	$3,630	$3,630
— Dental/COBRA(2)	—	—	—	—	—	$336	$336
Other
— Outplacement Assistance	—	—	—	—	—	$38,550	$38,550
— Split-Dollar Life Insurance(3)	$29,431	—	—	$1,420,000	$29,431	$29,431	$29,431
Totals	$131,203	—	—	$1,540,005	$149,436	$431,747	$449,980

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.

(2)	Amount reported is the difference between COBRA rates and employee rates for the period provided under the EFH Severance Plan and EFH Change in Control Policy.

(3)	Amount reported, other than in the case of death, is the yearly premium and tax gross-up. Amount reported in the case of death is the death benefit payable by the insurance provider.

5.	Mr. Jenkins

Potential Payments to Mr. Jenkins Upon Termination

							Without
							Cause or
							for Good
						Without	Reason in
						Cause or	Connection
			For			for Good	with Change
Benefit	Retirement	Voluntary	Cause	Death	Disability	Reason	in Control

Cash Severance	—	—	—	—	—	$333,033	$333,033
Executive Annual Incentive Plan	$113,098	—	—	$113,098	$113,098	—	—
EFH Salary Deferral Program(1)	—	—	—	$27,341	$27,341	—	$27,341
Health & Welfare
— Medical/COBRA(2)	—	—	—	—	—	$11,953	$11,953
— Dental/COBRA(2)	—	—	—	—	—	$1,116	$1,116
Other
— Outplacement Assistance	—	—	—	—	—	$41,250	$41,250
— Split-Dollar Life Insurance(3)	$19,263	—	—	$1,200,000	$19,263	$19,263	$19,263
Totals	$132,361	—	—	$1,340,439	$159,702	$406,615	$433,956

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.

(2)	Amount reported is the difference between COBRA rates and employee rates for the period provided under the EFH Severance Plan and EFH Change in Control Policy.

(3)	Amount reported, other than in the case of death, is the yearly premium and tax gross-up. Amount reported in the case of death is the death benefit payable by the insurance provider.

DIRECTOR COMPENSATION

The table below sets forth information regarding the aggregate compensation paid to the members of the current and former board of directors during the fiscal year ended December 31, 2008. Directors who are officers, or former officers, of Oncor and directors who are not independent directors, do not receive any fees for service as a director. Oncor reimburses all directors for reasonable expenses incurred in connection with their services as directors.

Fees Earned or
Paid in Cash
Name(1)	($)(1)

Nora Mead Brownell	$150,000
Thomas M. Dunning	$150,000
Robert A. Estrada	$150,000
Monte E. Ford(2)	$150,000
William T. Hill, Jr.	$150,000
Richard W. Wortham III	$150,000
Richard C. Byers(3)	—
Jeffrey Liaw	—
Marc S. Lipschultz	—
Robert S. Shapard	—
Steven J. Zucchet(3)	—

(1)	Independent directors on our board of directors each receive a quarterly director’s fee of $37,500, which is paid in cash in arrears. In 2008, Ms. Brownell and Messrs. Dunning, Estrada, Hill and Wortham, each of whom was a member of our board of directors in 2007, also received an additional fee of $37,500 for their director services attributable to 2007, which is not reflected in the above table. Non-independent directors do not receive any fees for serving on our board of directors. For a description of the independence standards applicable to our independent directors, see “Certain Relationships and Related Party Transactions.”

(2)	Mr. Ford was appointed to the board of directors effective February 20, 2008.

(3)	Messrs. Byers and Zucchet were appointed to the board of directors effective November 5, 2008.

2009 Equity and SARs Issuances

Eligible participants in the Equity Interests Plan include non-employee directors, and our board of directors has granted independent directors the option to participate in the Equity Interests Plan. None of our directors purchased Class B Interests in 2008. However, effective January 2009 four of our independent directors, Messrs. Dunning, Estrada, Ford and Wortham, purchased the following amounts of Class B Interests pursuant to the Equity Interests Plan: Dunning: 20,000, Estrada: 5,000, Ford: 20,000 and Wortham: 10,000. Similar to the Management Investment Opportunity, these Class B Interests were purchased at a price of $10.00 per unit. In connection with their investments, these directors entered into director stockholder agreements and sale participation agreements. For a description of the material terms of these agreements, see “Certain Relationships and Related Party Transactions — Related Party Transactions — Agreements with Management and Directors.”

In connection with these investments, Oncor Holdings sold 55,000 of its equity interests in Oncor to Investment LLC at a price of $10.00 per unit pursuant to the terms of a revolving stock purchase agreement. For a description of the revolving stock purchase agreement, see “— Executive Compensation — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity.”

On February 25, 2009, Oncor implemented the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (Director SARs Plan). The O&C Committee has the authority to administer the Director SARs Plan and to make awards under the Director SARs Plan. The awards under the Director SARs Plan will have a base price equal to the fair market value per unit of Oncor’s limited liability company interests (LLC Units) on the date of the grant and will allow participants to participate in the economic equivalent of the appreciation of the LLC Units.

Under the SARs Plan, the O&C Committee may grant SARs, which SARs shall vest in equal quarterly installments over a two-year period commencing on the grant date. All SARs become exercisable upon the occurrence of (1) termination of the director’s service to Oncor or certain specified entities for any reason other than for “cause” (as defined in the Director SARs Plan) in connection with or following a “change in control” (as defined in the Director SARs Plan); (2) except as otherwise provided in an award letter and subject to the participant’s continued service with Oncor on the date of the applicable event, vested SARs become exercisable as to the LLC Units subject to such vested SARs immediately prior to an “EFH realization event” (as defined in the SARs Plan) in the same proportion as EFH Corp. or certain associated persons realize liquidity in connection with such event; (3) except as otherwise provided in an award letter, upon the termination of the participant’s service with Oncor or certain specified entities for any reason other than for cause, any vested SARs will become exercisable with respect to (a) 100% of the LLC Units subject to such SARs in the event of a change in control or “liquidity event” (as defined in the Director SARs Plan), or (b) upon an EFH realization event, the same proportion as EFH Corp. or certain associated persons realize liquidity in connection with such event. In the event a participant’s services with Oncor or certain specified entities is terminated for cause, all SARs, whether or not vested, shall immediately expire without any entitlement to payment. In addition to the foregoing, Oncor’s board of directors and the O&C Committee have the right to accelerate vesting and exercisability of a participant’s award under the SARs Plan.

The SARs may be exercised in part or in full prior to their termination. Upon the exercise of an award, the participant will be entitled to receive a cash payment equal to the product of (1) the difference between the fair market value per LLC Unit on the date giving rise to the payment and the fair market value at the time of the award grant, and (2) the number of SARs exercised by the participant. In the event of an initial public offering of LLC Units or equity interests of a successor vehicle, the awards may be satisfied in equity interests of the public company, cash or a combination of both, at the election of Oncor’s board of directors.

Generally, awards under the Director SARs Plan terminate on the tenth anniversary of the grant, unless the participant’s service is earlier terminated. The Director SARs Plan will terminate on the later of November 5, 2018 or immediately following Oncor’s satisfaction of all of its payment obligations with respect to any outstanding awards, although Oncor’s board of directors does have the ability to terminate the plan earlier.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED EQUITY HOLDER MATTERS

Equity Compensation Plan Information

The following table presents information concerning the Equity Interest Plan as of February 27, 2009. For a discussion of the Equity Interests Plan and the securities issuable under the plan, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity.”

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	209,860
Total	—	—	209,860

Although our board of directors has adopted stock appreciation rights plans for members of management and directors, neither of these plans result in the issuance of equity. Rather, SARs issued under these plans give the holders the right to receive the economic value of the appreciation of Oncor’s equity interests.

Security Ownership of Equity Interests of Oncor of Certain Beneficial Owners and Management

The following table lists the number of limited liability company units (LLC Units) of Oncor beneficially owned by directors and current executive officers of Oncor and the holders of more than 5% of Oncor’s LLC Units as of February 27, 2009.

	Amount and Nature
	of Beneficial
Name	Ownership	Percent of Class

Oncor Electric Delivery Holdings Company(1)	508,209,860	80.03%
Texas Transmission Investment LLC(2)	125,412,500	19.75%
The Goldman Sachs Group Inc.(3)	508,209,860	80.03%
TPG Capital, L.P.(4)	508,209,860	80.03%
Kohlberg Kravis Roberts & Co. L.P.(5)	508,209,860	80.03%

Name of Director or Executive Officer

Nora Mead Brownell	—	—
Richard C. Byers	—	—
Don J. Clevenger(6)	1,377,640	(7)
David M. Davis(6)	1,377,640	(7)
Thomas M. Dunning(6)	1,377,640	(7)
Debra L. Elmer(6)	1,377,640	(7)
Robert A. Estrada(6)	1,377,640	(7)
Monte E. Ford(6)	1,377,640	(7)
James A. Greer(6)	1,377,640	(7)
William T. Hill, Jr.	—	—
Brenda L. Jackson(6)	1,377,640	(7)
Charles W. Jenkins III(6)	1,377,640	(7)
Jeffrey Liaw(4)	508,209,860	80.03%
Marc S. Lipschultz(5)	508,209,860	80.03%
Brenda J. Pulis(6)	1,377,640	(7)
Robert S. Shapard(6)	1,377,640	(7)
Rob D. Trimble III	—	—
Richard W. Wortham III(6)	1,377,640	(7)
Steven J. Zucchet	—	—
All directors and current executive officers as a group (19 persons)	509,587,500	80.25%

1.	Oncor Holdings beneficially owns 508,209,860 LLC Units of Oncor. The sole member of Oncor Holdings is Intermediate Holding, whose sole member is EFH Corp. The address of each of Oncor Holdings, Intermediate Holding and EFH Corp. is 1601 Bryan Street, Dallas, TX 75201. Texas Holdings beneficially owns 98.99% of the outstanding shares of EFH Corp. The sole general partner of Texas Holdings is Texas Energy Future Capital Holdings LLC (Texas Capital), which, pursuant to the Amended and Restated Limited Partnership Agreement of Texas Holdings, has the right to vote all of the EFH Corp. shares owned by Texas Holdings. The address of both Texas Holdings and Texas Capital is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

2.	Texas Transmission beneficially owns 125,412,500 LLC Units of Oncor. The sole member of Texas Transmission is Texas Transmission Holdings Corporation (TTHC). The address of each of Texas Transmission and TTHC is 1105 North Market Street, Suite 1300, Wilmington, DE 19801. BPC Health Corporation (BPC Health) and Borealis Power Holdings Inc. (Borealis Power) may be deemed, as a result of their ownership of 49.5% of the shares of Class A Common Stock of TTHC (Class A Shares) and 49.5% of the shares of Class B Common Stock of TTHC (Class B Shares), respectively, and certain provisions of TTHC’s Shareholders Agreement, to have beneficial ownership of the 125,412,500 LLC Unit owned by Texas Transmission. OMERS Administration Corporation (OAC) beneficially owns BPC Health and, therefore, OAC may also be deemed to have beneficial ownership of such LLC Units. Borealis Power is wholly-owned by Borealis Infrastructure Corporation and Borealis Management Trust owns 70% of the voting shares of Borealis Infrastructure Corporation. The trustee of Borealis Management Trust is Borealis

Infrastructure Holdings Corporation and, therefore, Borealis Infrastructure Holdings Corporation may also be deemed to have beneficial ownership of such LLC Units. The address of OAC is One University Avenue, Suite 700, Toronto, Ontario M5J 2P1, Canada. The address of Borealis Infrastructure Holdings Corporation is 66 Wellington Street West, Suite 3600, Toronto, Ontario, M5K 1N6, Canada. Cheyne Walk Investment Pte Ltd (Cheyne Walk) may be deemed, as a result of its ownership of 49.5% of each of the Class A Shares and the Class B Shares, and certain provisions of TTHC’s Shareholders Agreement, to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. Government of Singapore Investment Corporation Pte Ltd (GIC) beneficially owns Cheyne Walk and therefore GIC may also be deemed to have beneficial ownership of such LLC Units. The address of each of Cheyne Walk and GIC is 168 Robinson Road, #37-01, Capital Tower, Singapore 068912. Hunt Strategic Utility Investment, L.L.C. (Hunt Strategic) may be deemed, as a result of its ownership of 1% of each of the Class A Shares and the Class B Shares, and certain provisions of TTHC’s Shareholders Agreement, to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. Ray L. Hunt (Hunt) beneficially owns Hunt Strategic and therefore Hunt may also be deemed to have beneficial ownership of such LLC Units. The address of each of Hunt Strategic and Hunt is 1900 North Akard, Dallas, Texas 75201.

3.	Includes the 508,209,860 equity interests owned by Oncor Holdings, over which GS Capital Partners VI Fund, L.P., GSCP VI Offshore TXU Holdings, L.P., GSCP VI Germany TXU Holdings, L.P., GS Capital Partners VI Parallel, L.P., GS Global Infrastructure Partners I, L.P., GS Infrastructure Offshore TXU Holdings, L.P. (GSIP International Fund), GS Institutional Infrastructure Partners I, L.P., Goldman Sachs TXU Investors L.P. and Goldman Sachs TXU Investors Offshore Holdings, L.P. (Goldman Entities) may be deemed, as a result of their ownership of 27.02% of Texas Capital’s outstanding units and certain provisions of Texas Capital’s Amended and Restated Limited Liability Company Agreement (Texas Capital LLC Agreement), to have shared voting or dispositive power. Affiliates of The Goldman Sachs Group, Inc. (Goldman Sachs) are the general partner, managing general partner or investment manager of each of the Goldman Entities, and each of the Goldman Entities shares voting and investment power with certain of their respective affiliates. Each of Goldman Sachs and the Goldman Entities disclaims beneficial ownership of such shares of common stock except to the extent of its pecuniary interest therein. The address of each entity listed in this footnote is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

4.	Includes the 508,209,860 equity interests owned by Oncor Holdings, over which TPG Partners V, L.P., TPG Partners IV, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. (TPG Entities) may be deemed, as a result of their beneficial ownership of 27.01% of the outstanding units of Texas Capital’s outstanding units and certain provisions of the Texas Capital LLC Agreement, to have shared voting or dispositive power. The ultimate general partners of the TPG Entities are TPG Advisors IV Inc. and TPG Advisors V Inc. David Bonderman and James Coulter are the sole shareholders and directors of TPG Advisors IV Inc. and TPG Advisors V Inc., and therefore, Messrs. Bonderman and Coulter, TPG Advisors IV Inc. and TPG Advisors V Inc. may each be deemed to beneficially own the LLC Units held by the TPG Entities. Mr. Liaw is a manager of Texas Capital and executive of TPG Capital, L.P. By virtue of his position in relation to Texas Capital and the TPG Entities, Mr. Liaw may be deemed to have beneficial ownership with respect to the LLC Units of Oncor owned by Oncor Holdings. Mr. Liaw disclaims beneficial ownership of such equity interests except to the extent of his pecuniary interest in those equity interests. The address of each entity and individual listed in this footnote is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

5.	Includes the 508,209,860 equity interests owned by Oncor Holdings, over which KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P. KKR North American Co-Invest Fund I L.P. and TEF TFO Co-Invest, LP (KKR Entities) may be deemed, as a result of their beneficial ownership of 37.05% of the outstanding units of Texas Capital and certain provisions of Texas Capital’s LLC Agreement, to have shared voting or dispositive power. The KKR Entities disclaim beneficial ownership of any LLC Units in which they do not have a pecuniary interest. Mr. Lipschultz is a manager of Texas Capital and an executive of Kohlberg Kravis Roberts & Co. L.P. By virtue of his position in relation to Texas Capital and the KKR Entities, Mr. Lipschultz may be deemed to have beneficial ownership with respect to the Oncor LLC Units owned by Oncor Holdings. Mr. Lipschultz disclaims beneficial ownership of such LLC Units except to the extent of his pecuniary interest in those LLC Units. The address of each entity and individual listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019.

6.	Includes the 1,377,640 equity interests owned by Investment LLC, over which the management of Oncor may be deemed, as a result of their management of Oncor, the managing member of Investment LLC, to have shared voting or dispositive power. Each of Messrs. Clevenger, Davis, Dunning, Estrada, Ford, Greer, Jenkins, Shapard and Wortham and Messes. Elmer, Jackson and Pulis disclaims beneficial ownership of such equity interests except to the extent of their pecuniary interest in those equity interests. The address of each individual named in this footnote is c/o Oncor Management Investment LLC, c/o Oncor Electric Delivery Company LLC, 1601 Bryan Street, 22nd Floor, Dallas, Texas, 75201, Attn: Legal Department.

7.	Less than 1% beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Relating to Related Party Transactions

The Code of Conduct provides that our employees are expected to avoid conflicts of interest between their personal interests and those of Oncor. The Code of Conduct requires employees or members of their immediate families not to:

1. Receive compensation from, or have any financial interest in, a current or prospective supplier, customer, or competitor if that compensation or financial interest constitutes a conflict of interest for the employee, or

2. Own a significant financial interest in any business that supplies Oncor with a substantial amount of goods or services or where sales to Oncor are a substantial part of the other business’s revenues.

Any exceptions must be approved by the employee’s manager and/or supervisor in writing and a copy should be forwarded to the Chief Compliance Officer. Ownership of less than one percent of the securities of a corporation listed on a recognized stock exchange is not considered a significant financial interest for purposes of this policy.

Our Limited Liability Company Agreement also provides that we will maintain an arm’s length relationship with EFH Corp., its successors, its subsidiaries and any individual or entity controlling or owning, directly or indirectly, more than 49% of our outstanding equity interests (collectively, the EFH Group Members), other than Oncor Holdings, Texas Transmission and each of their subsidiaries and only enter into transactions, other than certain specified transactions, with the EFH Group Members that are both (i) on a commercially reasonable basis, and (ii) if such transaction is material, approved by (a) a majority of the members of our board of directors, and (b) prior to a Trigger Event (as defined in our Limited Liability Company Agreement), the directors appointed by Texas Transmission, at least one of whom must be present and voting in order to approve the transaction.

The related person transactions described below under the heading “Related Party Transactions,” were approved prior to the adoption of our Code of Conduct and the Limited Liability Company Agreement, but such transactions were approved by the entire board of directors of Oncor.

Related Party Transactions

Transactions with TCEH

Oncor records revenue from TCEH, principally for electricity delivery fees, which totaled $1 billion for the year ended December 31, 2008, $209 million for the period October 11, 2007 through December 31, 2007, $823 million for the period January 1, 2007 through October 10, 2007 and $1.1 billion for the year ended December 31, 2006.

Oncor records interest income from TCEH with respect to Oncor’s generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Oncor’s bankruptcy-remote financing subsidiary. The interest income serves to offset Oncor’s interest expense on the transition bonds. This interest income totaled $46 million for the year ended December 31, 2008, $11 million for the period October 11, 2007 through December 31, 2007, $38 million for the period January 1, 2007 through October 10, 2007 and $52 million for the year ended December 31, 2006.

Incremental amounts payable by Oncor related to income taxes as a result of delivery fee surcharges to its customers related to transition bonds are reimbursed by TCEH. Oncor’s financial statements reflect a note receivable from TCEH of $289 million ($35 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2008 and $323 million ($34 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2007 related to these income taxes.

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility (reported on TCEH’s balance sheet) is funded by a delivery fee surcharge collected from REPs by Oncor and remitted to TCEH. These trust fund assets are established with the intent to be sufficient to fund the estimated decommissioning liability (also reported on TCEH’s balance sheet). Income and expenses associated with the trust fund and the decommissioning liability recorded by TCEH are offset by a net change in the Oncor and TCEH intercompany receivable/payable, which in turn results in a change in Oncor’s reported net regulatory asset/liability. At December 31, 2008, the excess of the decommissioning liability over the trust fund balance resulted in a regulatory asset of $127 million. At December 31, 2007, the excess of the trust fund balance over the estimated decommissioning liability resulted in a regulatory liability of $13 million.

Oncor held cash collateral of $15 million on both December 31, 2008 and 2007 from TCEH related to interconnection agreements for three generation units being developed by TCEH. The collateral is reported in Oncor’s balance sheet in other current liabilities.

Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate creditworthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, as of December 31, 2008 and 2007, TCEH had posted letters of credit in the amount of $13 million and $14 million, respectively, for the benefit of Oncor.

Tax-Sharing Agreement

Under the terms of a tax sharing agreement among Oncor, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., Oncor is generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests in Oncor, in an aggregate amount that is substantially equal to the amount of taxes that Oncor would have been required to pay if Oncor was a stand-alone corporation. See Note 1 to Financial Statements under “Income Taxes.” Under the terms of this agreement, Oncor had amounts receivable from EFH Corp. related to income taxes due currently in respect of income of Oncor of $21 million and $29 million at December 31, 2008 and 2007, respectively. See Note 7 to Financial Statements regarding the tax sharing agreement.

Administrative Services

An EFH Corp. subsidiary charges Oncor for financial and certain other administrative services at cost. These costs, which are reported in operation and maintenance expenses, totaled $24 million for the year ended December 31, 2008, $6 million for the period October 11, 2007 through December 31, 2007, $20 million for the period January 1, 2007 through October 10, 2007 and $36 million for the year ended December 31, 2006.

Pension Plans and the OPEB Plan

Oncor is a participating employer in the EFH Retirement Plan, a defined benefit pension plan sponsored by EFH Corp., as well as the EFH Supplemental Retirement Plan for certain employees whose retirement benefits cannot be fully earned under the qualified EFH Retirement Plan.

Oncor also participates with EFH Corp. and certain other affiliated subsidiaries of EFH Corp. in the OPEB plan, which offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Oncor makes contributions to EFH Corp. for both the pension plans and the OPEB plan. Contributions for such benefit plans for 2008 totaled $77 million. For further information, see Note 16 to Financial Statements under “Pension and Other Postretirement Employee Benefits.”

Second Amended and Restated Limited Liability Company Agreement of Oncor

Oncor’s Limited Liability Company Agreement, among other things, sets out the members’ respective governance rights in respect of their ownership interests in Oncor. Among other things, the Limited Liability Company Agreement provides for the management of Oncor by a board of directors consisting of 11 members, including at least six Independent Directors (as defined in Limited Liability Company Agreement), two directors designated directly or indirectly by Texas Transmission (subject to certain conditions), two directors designated indirectly by EFH Corp. and one director that is also an officer of Oncor. Texas Transmission also has the right to designate one non-voting observer to the board of directors, who is entitled to attend all meetings of the board of directors (subject to certain exceptions) and receive copies of all notices and materials provided to the board of directors.

The Limited Liability Company Agreement prohibits Oncor and its subsidiaries from taking certain material actions outside the ordinary course of business without prior approvals by the members, some or all of the Independent Directors and/or the directors designated by one or more of the members.

The Limited Liability Company Agreement also requires that any changes to Oncor’s procedures and limitations on declaring and paying distributions be approved by (i) a majority of the Independent Directors, (ii) all of the EFH Corp. directors and (iii) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such matter. In addition, any annual budget with an aggregate amount of capital and operating and maintenance expenditures that are more than 10% less than the capital and operating and maintenance expenditures in the annual budget for the immediately prior fiscal year must be approved by (a) a majority of the Independent Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action. Also, any acquisition of or investment in any third party which involves the purchase of or investment in assets located outside the State of Texas for consideration in an amount greater than $1.5 billion must be approved by (a) a majority of the Independent Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action.

Additionally, the Limited Liability Company Agreement contains provisions regulating capital accounts of members, allocations of profits and losses and tax allocation and withholding.

Registration Rights Agreement

In November 2008, Oncor entered into a registration rights agreement (Registration Rights Agreement) by and among Oncor, Oncor Holdings, Texas Transmission and EFH Corp. The Registration Rights Agreement grants customary registration rights to certain members of Oncor. Subject to certain limitations set forth in the Registration Rights Agreement, these rights include, without limitation, the following: (i) the right of Oncor Holdings at any time, and after ten years from the date of the Registration Rights Agreement, the right of Texas Transmission, to demand Oncor register a specified amount of membership interests in accordance with the Securities Act; (ii) the right of both Oncor Holdings and Texas Transmission to demand registration of a specified amount of membership interests following an initial public offering; and (iii) the right of all members that are parties to the Registration Rights Agreement to have their membership interests registered in an Oncor securities offering (with certain exceptions) if Oncor proposes to file a registration statement relating to its membership interests.

Subject to certain exceptions, whenever Oncor is required to effect the registration of any membership interests pursuant to the Registration Rights Agreement, Oncor has agreed to use its best efforts to cause the applicable registration statement to become effective, and to keep each such registration statement effective until the earlier of (a) at least 180 days (or two years for a shelf registration statement) or (b) the time at which all securities registered under such registration statement have been sold.

Investor Rights Agreement

The investor rights agreement dated as of November 5, 2008, by and among Oncor, Oncor Holdings, Texas Transmission, EFH Corp. and any other persons that subsequently become a party thereto (Investor Rights Agreement) governs certain rights of certain members of Oncor and EFH Corp. arising out of their direct or indirect ownership of Oncor membership interests, including, without limitation, transfers of Oncor membership interests and restrictions thereon. Among other transfer restrictions, the Investor Rights Agreement provides that, prior to the earlier of the completion of a qualified initial public offering or seven years from the date of the Investor Rights Agreement, Texas Transmission may transfer its Oncor membership interests only to certain permitted transferees or with the prior approval of Oncor Holdings. Following such time period, Texas Transmission may transfer its Oncor membership interests under a registration statement or pursuant to applicable securities laws. The Investor Rights Agreement also grants Texas Transmission certain “tag-along” rights in relation to certain sales of Oncor membership interests by Oncor Holdings. Subject to certain conditions, these “tag-along” rights allow Texas Transmission to sell a pro-rata portion of its Oncor membership interests in the event of a sale of Oncor membership interests by Oncor Holdings on the same terms as Oncor Holdings would receive for its Oncor membership interests. The agreement further provides that under certain offerings of equity securities occurring before an initial public offering of Oncor, Texas Transmission and Oncor Holdings will receive preemptive rights to purchase their pro-rata share of the equity securities to be sold pursuant to such offerings. The Investor Rights Agreement also provides EFH Corp. with a right of first refusal to purchase any Oncor membership interests to be sold in a permitted sale by Texas Transmission or its permitted transferees.

Additionally, Texas Holdings, EFH Corp., certain of EFH Corp.’s subsidiaries and Oncor Holdings have certain “drag-along” rights in relation to offers from third-parties to purchase their directly or indirectly owned membership interests in Oncor, where the resulting sale would constitute a change of control of Oncor. These “drag-along” rights compel Texas Transmission and all other members of Oncor to sell or otherwise transfer their membership interests in Oncor on substantially the same terms as Texas Holdings, EFH Corp., the EFH Corp. subsidiary or Oncor Holdings (as applicable). Pursuant to the Investor Rights Agreement, all members of Oncor that have entered into such agreement must cooperate with Oncor in connection with an initial public offering of Oncor.

Capgemini Arrangements

Oncor has a 19.5% limited partnership interest, with a carrying value of $5 million and $10 million at December 31, 2008 and 2007, respectively, in an EFH Corp. subsidiary holding principally software-related assets. Equity losses related to this interest are reported in other deductions and totaled $4 million for the year ended December 31, 2008, $1 million for the period October 11, 2007 through December 31, 2007, $2 million for the period January 1, 2007 through October 10, 2007 and $4 million for the year ended December 31, 2006. These losses primarily represent amortization of software assets held by the subsidiary.

Transactions with the Sponsor Group

At the closing of the Merger, Oncor entered into a $2 billion revolving credit facility with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of GS Capital Partners, a member of the Sponsor Group. Affiliates of GS Capital Partners have from time to time engaged in commercial banking transactions with Oncor in the normal course of business.

Affiliates of the Sponsor Group have, and from time to time may, acquire debt or debt securities issued by Oncor in open market transactions or loan syndications. Goldman, Sachs & Co. and KKR Capital Markets LLC, each of which are affiliates of the Sponsor Group, acted as initial purchasers in Oncor’s $1.5 billion senior secured notes (Notes) private placement offering in September 2008. These affiliates received discounts customary to underwriters in connection with such types of transactions. In connection with the offering, Oncor entered into a registration rights agreement with Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the initial purchasers in the private placement. Pursuant to the registration rights agreement Oncor agreed, subject to certain exceptions, to file a registration statement with the SEC with respect to a registered offer to exchange the Notes for publicly registered notes (Exchange Offer Registration Statement), or under certain circumstances, a shelf registration statement to cover resales of the Notes (Shelf Registration Statement). Oncor also agreed to file a registration statement containing a “market making prospectus” and to keep it effective, subject to certain exceptions, for a period of ten years after the issue date of the Notes. This prospectus is being filed for the benefit of the Market Maker and its affiliates. Oncor agreed to use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act no later than 270 days after the issue date of the Notes and to consummate the exchange offer no later than 315 days after the issue date of the Notes. Oncor agreed to use commercially reasonable efforts to cause any Shelf Registration Statement to become or be declared effective within the later of 180 days after such Shelf Registration Statement filing obligation arises or 270 days after the issue date of the Notes. If Oncor does not comply with certain of its obligations under the Registration Rights Agreement, the affected Notes will bear additional interest on the principal amount of the affected Notes at a rate of 0.50% per annum over the interest rate otherwise provided for under the Notes for the period during which the registration default continues, but not later than the second anniversary of the issue date of the Notes.

Agreements with Management and Directors

Each executive officer participating in the Management Investment Opportunity entered into a management stockholder’s agreement and sale participation agreement with us. Each director that purchased Class B Interests of Investment LLC in 2009 entered into a director stockholder’s agreement and a sale participation agreement with us.

Management Stockholder’s Agreement

The management stockholder’s agreement contains restrictions on the participant’s ability to transfer any Class B Interests. Except in certain limited circumstances, any Oncor equity interests or Class B Interests beneficially owned by the participant will be non-transferable prior to the later of (1) October 10, 2012 or (2) with respect to certain interests, a “qualified public offering” (as defined in the management stockholder’s agreement). In addition, the management stockholder’s agreement gives the Company certain rights of first refusal in the event the participant attempts to sell any Oncor equity interests or Class B Interests after October 10, 2012, but prior to the earlier to occur of (1) a “change in control” (as defined in the management stockholder’s agreement) or (2) consummation of a qualified public offering of Oncor.

In addition, the management stockholder’s agreement gives us certain rights to repurchase the participant’s Class B Interests (1) if the participant terminates his employment without “good reason” (as defined in the management stockholder’s agreement) prior to October 10, 2012, at a price equal purchase price paid by the participant for the Class B Interests; or (2) if we terminate the participant’s employment for cause (as defined in the management stockholder’s agreement) or if the participant violates certain of his or her non-compete obligations, at a price equal to the lesser of the fair market value of the Class B Interests or the purchase price paid by the participant for the Class B Interests. The management stockholder’s agreement also gives the participant or the participant’s estate, as applicable, certain rights to compel the Company to repurchase its Oncor equity interests and Class B Interests upon the death or disability of the participant for a price equal to the fair market value of the Oncor equity interests and Class B Interests. Generally, these rights will terminate on the earlier of a change in control of Oncor or October 10, 2012.

The management stockholder’s agreement also provides that if the participant terminates his employment without good reason prior to October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs, less 20% of the excess. In addition, if the participant so terminates his employment, the participant must pay us 20% of the amount by which any cash payment received in respect of previously vested and exercised SARs exceeded the base price of those SARs. If the participant terminates his employment without good reason on or after October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs. Furthermore, the management stockholder’s agreement provides that upon the death or disability of the participant, the participant or participant’s estate, as applicable, will be entitled to receive, in exchange for the vested SARs, a cash payment equal to the product of (1) the excess, if any, of the fair market value over the base price of the SARs and (2) the number of SARs then credited to the participant. Generally, the rights described in this paragraph will terminate on the earlier of a change in control of Oncor or October 10, 2012.

Furthermore, the management stockholder’s agreement provides that, subject to certain conditions, the participant will receive certain piggy-back rights to sell its Oncor equity interests and Class B Interests to Oncor if there is a proposed sale by the Sponsor Group or Texas Holdings of (1) the common stock of EFH Corp.; or (2) a sale of 50% or more of the outstanding partnership interests of Texas Holdings. Subject to certain conditions, the participant will also receive these rights if Oncor Holdings proposes to sell any of its Oncor equity interests. Additionally, the participant will be subject to certain drag-along rights in the event (1) Texas Holdings or a member of the Sponsor Group proposes to sell a number of shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings equal to 50% or more of the outstanding shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings, as applicable; or (2) Oncor Holdings proposes to sell 50% or more of the outstanding Oncor equity interests. Generally, the rights described in this paragraph will terminate on the earlier of a change in control of Oncor or October 10, 2012.

The management stockholder’s agreement also contains certain non-compete provisions, including a restriction on the participant from engaging in a competing business during the term of the participant’s employment with us and for 12 months following his or her termination of employment with us.

Director Stockholder’s Agreement

The director stockholder’s agreement contains restrictions on the participant’s ability to transfer any Class B Interests. Until the earlier of a “qualified public offering” (as defined in the director stockholder’s agreement), five years from the date of the agreement or the occurrence of a “change of control” (as defined in the director stockholder’s agreement) in the event a director proposes to transfer any Oncor equity interests or Class B Interests, except in certain limited circumstances, such director must first offer such equity interests or Class B Interests to us or Investment LLC, as applicable.

Furthermore, the director stockholder’s agreement provides that, subject to certain conditions, the participant will receive certain piggy-back rights to sell its Oncor equity interests and Class B Interests to Oncor if there is a proposed sale by the Sponsor Group or Texas Holdings of (1) the common stock of EFH Corp.; or (2) a sale of 50% or more of the outstanding partnership interests of Texas Holdings. Subject to certain conditions, the participant will also receive these rights if Oncor Holdings proposes to sell any of its Oncor equity interests. Additionally, the participant will be subject to certain drag-along rights in the event (1) Texas Holdings or a member of the Sponsor Group proposes to sell a number of shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings equal to 50% or more of the outstanding shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings, as applicable; or (2) Oncor Holdings proposes to sell 50% or more of the outstanding Oncor equity interests. Generally, the rights described in this paragraph will terminate on the earlier of a change in control of Oncor or five years from the date of the agreement.

Sale Participation Agreements

The sale participation agreements entered into by members of Oncor’s management and board of directors in connection with their investments in Investment LLC give us, Oncor Holdings and certain of Oncor Holdings’ investors drag-along rights in the event Oncor, Oncor Holdings or certain of Oncor Holdings’ investors engage in certain corporate transactions in which they sell a direct or indirect equity interest in Oncor. In addition, the sale participation agreement gives the participant tag-along rights in the event Oncor, Oncor Holdings or certain of Oncor Holdings’ investors engage in certain corporate transactions in which they sell a direct or indirect equity interest in Oncor. The form of sale participation agreement entered into by management is identical to the form of sale participation agreement entered into by directors, except with respect to termination of the agreement. In the case of management, the rights described in this paragraph will terminate on the earlier of (a) a change in control of Oncor or (b) the later of (x) October 10, 2012 or (y) certain public offerings of Oncor’s equity interests. In the case of directors, the rights described in this paragraph will terminate on the earlier of (a) a change in control of Oncor or (b) the later of (x) five years from the date of the agreement or (y) certain public offerings of Oncor’s equity interests.

DESCRIPTION OF THE SECURITIES

General

The 2012 notes, 2015 notes, 2032 notes and 2033 notes (collectively, the May 2002 Indenture securities) are issued under the May 2002 Indenture. The 2013 notes, 2018 notes, 2038 notes and the debentures (collectively, the August 2002 Indenture securities) are issued under the August 2002 Indenture. The applicable Indenture and an officer’s certificate relating to the respective securities (collectively, Officer’s Certificates) establish the terms of each series of the securities. The securities are a series of debt securities that we may issue under the Indentures. We refer to the securities and all other debt securities issued under the Indentures, collectively as “Debt Securities.” We refer to the Debt Securities issued under the May 2002 Indenture as the “May 2002 Indenture Debt Securities,” and the Debt Securities issued under the August 2002 Indenture as the “August 2002 Indenture Debt Securities.” The Indentures permit Oncor to issue an unlimited amount of Debt Securities from time to time, subject to certain limitations under the Indentures and the Deed of Trust. See “— Deed of Trust — Securing Additional Obligations,” “— May 2002 Indenture — Limitation on Secured Debt” and “— August 2002 Indenture — Limitation on Secured Debt” below. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of such series. This means that we may from time to time, without the consent of the existing holders of the securities of any series, create and issue further Debt Securities having the same terms and conditions as the securities in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the applicable series of securities.

The Indentures, the Officer’s Certificates for each series of securities and the Deed of Trust contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the securities or the Indentures or the Deed of Trust. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indentures, the Officer’s Certificates and the Deed of Trust, including definitions of certain terms used therein. We also include references in parentheses to certain sections of the Indentures and the Deed of Trust. Whenever we refer to particular sections or defined terms of the Indentures or the Deed of Trust in this prospectus, those sections or defined terms are incorporated by reference herein.

The securities and other Debt Securities issued under the Indentures will rank equally with all of our other senior indebtedness that is secured by the Collateral. As of December 31, 2008, the aggregate amount of secured indebtedness outstanding at Oncor was $4.687 billion. Our secured indebtedness does not include $879 million, as of December 31, 2008, of transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, Oncor’s bankruptcy-remote financing subsidiary, which transition bonds are not secured by the Collateral.

Each series of securities is represented by one or more global certificates, issued in fully registered form and registered in the name of Cede & Co., as registered owner and as nominee for DTC. DTC acts as securities depository for the securities, with certain exceptions. Purchases of beneficial interests in these global certificates will be made in book-entry form. See “Book-Entry Settlement and Clearance” below.

The securities may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York Mellon, New York, New York.

May 2002 Indenture

Maturity and Interest

The 2012 notes will mature on May 1, 2012, the 2015 notes will mature on January 15, 2015, the 2032 notes will mature on May 1, 2032 and the 2033 notes will mature on January 15, 2033. Interest on the May 2002 Indenture securities of each series will:

•	be payable in US dollars at the rate of 6.375% with respect to the 2012 notes, 6.375% with respect to the 2015 notes, 7.000% with respect to the 2032 notes, and 7.250% with respect to the 2033 notes;

•	be computed for each interest period on the basis of a 360 day year consisting of twelve 30 day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on (1) January 15 and July 15 of each year, for the 2015 notes and the 2033 notes, and (2) May 1 and November 1 of each year, for the 2012 notes and the 2032 notes, and in each case, at maturity;

•	accrue from, and including the last interest payment date of each of the May 2002 Indenture securities; and

•	be paid to the persons in whose names the May 2002 Indenture securities are registered at the close of business on the record date for such May 2002 Indenture securities, as set forth in the applicable Officer’s Certificate for the May 2002 Indenture securities of each series.. Oncor shall not be required to make transfers or exchanges of the May 2002 Indenture securities for a period of 15 days before an interest payment date.

The covenants contained in the May 2002 Indenture will not afford holders of the May 2002 Indenture securities protection in the event of a highly-leveraged transaction involving Oncor.

Optional Redemption

We may redeem the May 2002 Indenture securities, in whole or in part, at our option, at any time prior to their maturity. We will give notice of our intent to redeem any May 2002 Indenture securities at least 30 days prior to the redemption date. If we redeem all or any part of the May 2002 Indenture securities, we will pay a “make-whole” redemption price equal to the greater of

•	100% of the principal amount of the May 2002 Indenture securities being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the May 2002 Indenture securities of the series being redeemed, discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus (1) .25% with respect to the 2012 notes, (2) .30% with respect to the 2015 notes and 2032 notes, and (3) .35% with respect to the 2033 notes, plus, in each case, accrued interest to the redemption date on the May 2002 Indenture securities being redeemed.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury

Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the May 2002 Indenture securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the May 2002 Indenture securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank or (2) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

“H.15(519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Independent Investment Banker” means the Reference Treasury Dealer.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors; provided, however, that if the foregoing shall cease to be a primary US Government securities dealer in New York City (a Primary Treasury Dealer), Oncor shall substitute therefor another Primary Treasury Dealer. Oncor has appointed Credit Suisse Securities (USA) LLC in substitution for Lehman Brothers Inc., with respect to the 2012 notes and the 2032 notes, and Merrill Lynch Government Securities, Inc., with respect to the 2015 notes and the 2033 notes, as each such entity has ceased to be a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and the notice shall be of no effect unless the moneys are so received.

Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the May 2002 Indenture securities or portions thereof called for redemption.

Payment and Paying Agents

Interest on each May 2002 Indenture security payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any May 2002 Indenture security, the defaulted interest may be paid to the holder of that May 2002 Indenture security as of the close of business on a date between 10 and 15 days before the date proposed by Oncor for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that note may be listed, if the Trustee finds it workable. (May 2002 Indenture, Section 307.)

Principal, premium, if any, and interest on the May 2002 Indenture securities at maturity will be payable upon presentation of the May 2002 Indenture securities at the corporate trust office of The Bank of New York Mellon (formerly The Bank of New York), in The City of New York, as paying agent for Oncor. However,

Oncor may choose to make payment of interest by check mailed to the address of the persons entitled to the payment. Oncor may change the place of payment on the May 2002 Indenture securities, appoint one or more additional paying agents, including Oncor, and remove any paying agent, all at the discretion of Oncor. (May 2002 Indenture, Section 702.)

Registration and Transfer

The transfer of May 2002 Indenture securities may be registered, and such notes may be exchanged for other securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (May 2002 Indenture, Section 305.) Oncor may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of such May 2002 Indenture securities. (May 2002 Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of such May 2002 Indenture securities. However, Oncor may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. Oncor will not be required to execute or to provide for the registration, transfer or exchange of

•	any May 2002 Indenture security during the 15 days before an interest payment date;

•	any May 2002 Indenture security during the 15 days before giving any notice of redemption; or

•	any May 2002 Indenture security selected for redemption except the unredeemed portion of any May 2002 Indenture security being redeemed in part.

(May 2002 Indenture, Section 305.)

Defeasance

We will be discharged from our obligations on the May 2002 Indenture securities of a particular series if we irrevocably deposit with the Trustee or any paying agent, other than Oncor, sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of May 2002 Indenture securities. (May 2002 Indenture, Section 801.)

Security

The May 2002 Indenture securities were initially secured by a lien on substantially all of Oncor’s tangible electric transmission and distribution property located in Texas. This lien was terminated effective as of October 25, 2005. Effective May 15, 2008, the May 2002 Indenture securities were secured equally and ratably with Additional Secured Debt pursuant to the Deed of Trust. The provisions of the Deed of Trust relating to the lien of the Deed of Trust are described below under “— Deed of Trust.”

“Additional Secured Debt” means Debt under the Credit Agreement and the August 2002 Indenture and any future Debt secured by the Deed of Trust.

“Debt” means:

•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay this borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any Capitalized Lease Liabilities of Oncor.

“Debt” does not include, among other things:

•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations, including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives, or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•	any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right of way purposes.

“Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

Limitation on Secured Debt

So long as any of the May 2002 Indenture Debt Securities remain outstanding, subject to the limitations described under “— Deed of Trust — Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt, in each case as defined below, without the consent of the holders of a majority in principal amount of the outstanding May 2002 Indenture Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

•	we make effective a provision whereby all May 2002 Indenture securities and other affected May 2002 Indenture Debt Securities then outstanding will be secured equally and ratably with this Secured Debt, or

•	we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures this Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the May 2002 Indenture securities and other affected May 2002 Indenture Debt Securities then outstanding and meeting the other requirements set forth in the May 2002 Indenture.

“Secured Debt” means Debt created, issued, incurred or assumed by Oncor which is secured by a lien upon any of Oncor’s property, other than Excepted Property (as defined in the May 2002 Indenture). For purposes of this covenant, any Capitalized Lease Liabilities of Oncor will be deemed to be Debt secured by a lien on Oncor’s property.

“Permitted Secured Debt” means, as of any particular time:

•	Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•	Secured Debt secured by Purchase Money Liens (as defined in the May 2002 Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by Oncor, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien shall extend to or cover any of Oncor’s property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by Oncor;

•	Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended or any successor provision of law, for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by Oncor, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•	Secured Debt (1) which is related to the construction or acquisition of property not previously owned by Oncor or (2) which is related to the financing of a project involving the development or expansion of Oncor’s property and (3) in either case, the obligee in respect of which has no recourse to Oncor or any of Oncor’s property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction or the proceeds of such property or such project; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (3) above; and

•	in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of our Net Tangible Assets or 10% of our Capitalization.

“Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet; (1) liabilities for indebtedness maturing more than 12 months from the date of determination, and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

(May 2002 Indenture, Section 707.)

Consolidation, Merger and Conveyance of Assets

Under the terms of the May 2002 Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease as or substantially as an entirety to any entity our Electric Utility Property, unless:

•	the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the Electric Utility Property of Oncor as or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the May 2002 Indenture;

•	in the case of a lease, the lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the May 2002 Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the May 2002 Indenture; and

•	immediately after giving effect to the transaction, no event of default under the May 2002 Indenture, or event which, after notice or lapse of time or both, would become an event of default under the May 2002 Indenture, shall have occurred and be continuing.

(May 2002 Indenture, Section 1201.)

In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the May 2002 Indenture and on the May 2002 Indenture Debt

Securities then outstanding unless we elect to waive the release and discharge. (May 2002 Indenture, Section 1204.)

The May 2002 Indenture does not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof (May 2002 Indenture, Section 1205); or

•	any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding May 2002 Indenture Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the May 2002 Indenture Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select and that is approved by the Trustee. (May 2002 Indenture, Section 1206.)

“Electric Utility Property” means Oncor’s transmission and distribution properties of the type subject to the lien of the May 2002 Indenture, regardless of whether the lien of the May 2002 Indenture has been released, but exclusive of certain excepted property. (May 2002 Indenture, Section 1204).

The terms of the May 2002 Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (May 2002 Indenture, Section 1205.)

Events of Default

“Event of default,” when used in the May 2002 Indenture with respect to the May 2002 Indenture Debt Securities, means any of the following:

•	failure to pay interest on any May 2002 Indenture Debt Security for 30 days after it is due;

•	failure to pay the principal of or any premium on any May 2002 Indenture Debt Security when due;

•	failure to perform any other covenant in the May 2002 Indenture that continues for 90 days after Oncor receives written notice from the Trustee, or Oncor and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the May 2002 Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the May 2002 Indenture Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture or officer’s certificate for a particular series of May 2002 Indenture Debt Securities.

(May 2002 Indenture, Sections 901 and 1301.)

Remedies

If an event of default under the May 2002 Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities may declare the principal amount of all of the May 2002 Indenture Debt Securities to be due and payable immediately.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the May 2002

Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	We have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest on all outstanding May 2002 Indenture Debt Securities;

•	the principal of and premium, if any, on the outstanding May 2002 Indenture Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the May 2002 Indenture; and

•	any other event of default under the May 2002 Indenture with respect to the May 2002 Indenture Debt Securities of that series has been cured or waived as provided in the May 2002 Indenture.

(May 2002 Indenture, Section 902.)

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.

Additional event of default remedies exist in the Deed of Trust, as described below under “— Deed of Trust — Event of Default Remedies.”

Upon the occurrence and continuance of an event of default under the May 2002 Indenture after the termination of the lien granted by the Deed of Trust, the remedies of the Trustee and the holders under the May 2002 Indenture would be limited to the rights of unsecured creditors.

Except as otherwise required by the TIA, the Trustee is not obligated to exercise any of its rights or powers under the May 2002 Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (May 2002 Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding May 2002 Indenture Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the May 2002 Indenture. (May 2002 Indenture, Section 912.)

No holder of May 2002 Indenture Debt Securities will have any right to institute any proceeding under the May 2002 Indenture, or any remedy under the May 2002 Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the May 2002 Indenture;

•	the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities of all series have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

•	the Trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities, inconsistent with the written request of the holders referred to above.

(May 2002 Indenture, Section 907.)

However, these limitations do not apply to a suit by a holder of a May 2002 Indenture Debt Security for payment of the principal, premium, if any, or interest on the May 2002 Indenture Debt Security on or after the applicable due date. (May 2002 Indenture, Section 908.)

We will provide to the Trustee an annual statement by an appropriate officer as to Oncor’s compliance with all conditions and covenants under the May 2002 Indenture. (May 2002 Indenture, Section 705.)

Modification and Waiver

Without the consent of any holder of the May 2002 Indenture Debt Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of Oncor in the May 2002 Indenture and in the May 2002 Indenture Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of May 2002 Indenture Debt Securities, or to surrender any right or power conferred upon Oncor;

•	to add additional events of default under the May 2002 Indenture for all or any series of the May 2002 Indenture Debt Securities;

•	to change or eliminate or add any provision to the May 2002 Indenture; provided, however, if the change will adversely affect the interests of the holders of May 2002 Indenture Debt Securities of any series in any material respect, the change, elimination or addition will become effective only:

•	when the consent of the holders of May 2002 Indenture Debt Securities of such series has been obtained in accordance with the May 2002 Indenture; or

•	when no May 2002 Indenture Debt Securities of the affected series remain outstanding under the May 2002 Indenture;

•	to provide additional security for any May 2002 Indenture Debt Securities;

•	to establish the form or terms of May 2002 Indenture Debt Securities of any other series as permitted by the May 2002 Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the May 2002 Indenture Debt Securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, May 2002 Indenture Debt Securities may be surrendered for registration of transfer or exchange and notices to us may be served;

•	to amend and restate the May 2002 Indenture as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of May 2002 Indenture Debt Securities of any series in any material respect; or

•	to cure any ambiguity or inconsistency.

(May 2002 Indenture, Section 1301.)

The holders of at least a majority in aggregate principal amount of the May 2002 Indenture Debt Securities of all series then outstanding may waive compliance by us with some restrictive provisions of the May 2002 Indenture. (May 2002 Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding May 2002 Indenture Debt Securities may waive any past default under the May 2002 Indenture, except a default in the payment of principal, premium, if any, or interest and the covenants and provisions of the May 2002 Indenture that cannot be modified or be amended without the consent of the holder of each outstanding May 2002 Indenture Debt Security of any series affected. (May 2002 Indenture, Section 913.)

The consent of the holders of a majority in aggregate principal amount of the May 2002 Indenture Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the May 2002 Indenture. However, if less than all of the series of May 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may without the consent of all the holders of the May 2002 Indenture Debt Securities of all series then outstanding:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any May 2002 Indenture Debt Security, or reduce the principal amount of any May 2002 Indenture Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any May 2002 Indenture Debt Security;

•	reduce the percentage in principal amount of the outstanding May 2002 Indenture Debt Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the May 2002 Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the May 2002 Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the May 2002 Indenture Debt Securities of any series.

A supplemental indenture that changes the May 2002 Indenture solely for the benefit of one or more particular series of May 2002 Indenture Debt Securities, or modifies the rights of the holders of May 2002 Indenture Debt Securities of one or more series, will not affect the rights under the May 2002 Indenture of the holders of the May 2002 Indenture Debt Securities of any other series. (May 2002 Indenture, Section 1302.)

The May 2002 Indenture provides that May 2002 Indenture Debt Securities owned by us or anyone else required to make payment on the May 2002 Indenture Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (May 2002 Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding May 2002 Indenture Debt Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding May 2002 Indenture Debt Securities shall be computed as of the record date.

Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any May 2002 Indenture Debt Security will bind every future holder of that May 2002 Indenture Debt Security and the holder of every May 2002 Indenture Debt Security issued upon the registration of transfer of or in exchange for that May 2002 Indenture Debt Security. A transferee will also be bound by acts of the Trustee or Oncor in reliance thereon, whether or not notation of that action is made upon the May 2002 Indenture Debt Security. (May 2002 Indenture, Section 106.)

Resignation of a Trustee

The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of the May 2002 Indenture Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Oncor has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the May 2002 Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the May 2002 Indenture. (May 2002 Indenture, Section 1010.)

Notices

Notices to holders of May 2002 Indenture securities will be given by mail to the addresses of such holders as they may appear in the security register for May 2002 Indenture securities. (May 2002 Indenture, Section 108.)

Title

Oncor, the Trustee, and any agent of Oncor’s or the Trustee, may treat the person in whose name May 2002 Indenture securities are registered as the absolute owner thereof, whether or not the May 2002 Indenture securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (May 2002 Indenture, Section 308.)

Governing Law

The May 2002 Indenture and the May 2002 Indenture securities will be governed by, and construed in accordance with, the laws of the State of New York except where otherwise required by law. (May 2002 Indenture, Section 114.)

Information about the Trustee

The Trustee under the May 2002 Indenture is The Bank of New York Mellon (formerly The Bank of New York). The Bank of New York Mellon also acts, and may act, as Collateral Agent under the Deed of Trust and as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

August 2002 Indenture

Maturity and Interest

The 2013 notes will mature on September 1, 2013, the 2018 notes will mature on September 1, 2018, the debentures will mature on September 1, 2022 and the 2038 notes will mature on September 1, 2038. Interest on the August 2002 Indenture securities will:

•	be payable in US dollars at the rate of 5.950% with respect to the 2013 notes, 6.800% with respect to the 2018 notes, 7.000% with respect to the debentures and 7.500% with respect to the 2038 notes;

•	be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears (1) on March 1 and September 1 of each year, for the 2013 notes, (2) on March 1 and September 1 of each year, for the 2018 notes, (3) on March 1 and September 1 of each year, for the debentures, and (4) on March 1 and September 1 of each year, for the 2038 notes, and in each case, at maturity;

•	accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including September 8, 2008, in the case of the 2013 notes, the 2018 notes and the 2038 notes, and from the last interest payment date, in the case of the debentures; and

•	be paid to the persons in whose names the August 2002 Indenture securities are registered at the close of business on the record date for such August 2002 Indenture securities, as set forth in the applicable Officer’s Certificate for the August 2002 Indenture securities. Oncor shall not be required to make transfers or exchanges of the August 2002 Indenture securities for a period of 15 days before an interest payment date.

The covenants contained in the Indenture will not afford holders of the notes protection in the event of a highly-leveraged transaction involving Oncor.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, maturity date or redemption date to such next succeeding business day. The term “business day” means, with respect to any security, any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed.

Optional Redemption

We may redeem the August 2002 Indenture securities, in whole or in part, at our option, at any time prior to their maturity. We will give notice of our intent to redeem the August 2002 Indenture securities at least 30 days prior to the redemption date. If we redeem all or any part of the August 2002 Indenture securities, we will pay a “make whole” redemption price equal to the greater of:

•	100% of the principal amount of the August 2002 Indenture securities being redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the August 2002 Indenture securities being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (1) 0.50%, with respect to the 2013 notes, the 2018 notes and the 2038 notes, and (2) 30 basis points, with respect to the debentures;

plus, in each case, accrued interest to the redemption date on the August 2002 Indenture securities being redeemed.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the August 2002 Indenture securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the August 2002 Indenture securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank or (2) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Independent Investment Banker” means the Reference Treasury Dealer.

“Reference Treasury Dealer” means, with respect to the debentures, Barclays Capital Inc., and with respect to the 2013 notes, the 2018 notes and the 2038 notes, a primary US Government securities dealer in New York City appointed by Oncor.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

If, at the time notice of optional redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice will be of no effect unless such moneys are so received.

Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the August 2002 Indenture securities or portions thereof called for redemption.

Payment and Paying Agents

Interest on each August 2002 Indenture security payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any August 2002 Indenture security, the defaulted interest may be paid to the holder of that August 2002 Indenture security as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that August 2002 Indenture security may be listed, if the Trustee finds it workable. (August 2002 Indenture, Section 307.)

Principal, premium, if any, and interest on the August 2002 Indenture securities at maturity will be payable upon presentation of the August 2002 Indenture securities at the corporate trust office of The Bank of New York Mellon, in The City of New York, as paying agent for Oncor. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. We may change the place of payment on the August 2002 Indenture securities, appoint one or more additional paying agents (including Oncor) and remove any paying agent, all at our discretion. (August 2002 Indenture, Section 702.)

Registration and Transfer

The transfer of August 2002 Indenture securities may be registered, and such August 2002 Indenture securities may be exchanged for other securities of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (August 2002 Indenture, Section 305.) We may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the August 2002 Indenture securities. (August 2002 Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the August 2002 Indenture securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. We will not be required to execute or to provide for the registration of transfer or the exchange of:

•	any August 2002 Indenture security during the 15 days before an interest payment date;

•	any August 2002 Indenture security during the 15 days before giving any notice of redemption; or

•	any August 2002 Indenture security selected for redemption in whole or in part except the unredeemed portion of any August 2002 Indenture security being redeemed in part.

(August 2002 Indenture, Section 305.)

Defeasance

We will be discharged from our obligations on the August 2002 Indenture securities if we irrevocably deposit with the Trustee or any paying agent, other than Oncor, sufficient cash or US government securities to pay the principal, interest and any premium when due on the stated maturity date or a redemption date of that series of August 2002 Indenture securities. (August 2002 Indenture, Section 801.)

Security

The debentures were initially issued as unsecured debt securities. Effective May 15, 2008, in accordance with Section 707(b)(i) of the August 2002 Indenture, the debentures were secured equally and ratably with Additional Secured Debt pursuant to the Deed of Trust. The 2013 notes, 2018 notes and 2038 notes were issued as Secured Debt and have been secured pursuant to the Deed of Trust since their issuance on September 8, 2008. The provisions of the Deed of Trust relating to the lien of the Deed of Trust are described below under “— Deed of Trust.”

“Additional Secured Debt” means Debt under the Credit Agreement and the May 2002 Indenture and any future Debt secured by the Deed of Trust.

“Debt” means:

•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any Capitalized Lease Liabilities of Oncor.

“Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Debt” does not include, among other things:

•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•	any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right-of-way purposes.

Limitation on Secured Debt

So long as any of the August 2002 Indenture Debt Securities remain outstanding, subject to the limitations described under “— Deed of Trust — Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt without the consent of the holders of a majority in principal amount of the outstanding August 2002 Indenture Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

•	we make effective a provision whereby all August 2002 Indenture securities and other affected August 2002 Indenture Debt Securities then outstanding will be secured at least equally and ratably with such Secured Debt; or

•	we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the August 2002 Indenture securities and other affected August 2002 Indenture Debt Securities then outstanding and meeting certain other requirements set forth in the August 2002 Indenture.

“Secured Debt” means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property (other than Excepted Property (as defined in the August 2002 Indenture)). For purposes of this covenant, any Capitalized Lease Liabilities of Oncor will be deemed to be Debt secured by a lien on our property.

“Permitted Secured Debt” means, as of any particular time:

•	Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•	Secured Debt secured by Purchase Money Liens (as defined in the August 2002 Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien will extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

•	Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Code (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•	Secured Debt (1) which is related to the construction or acquisition of property not previously owned by us or (2) which is related to the financing of a project involving the development or expansion of our property and (3) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in (3) above; and

•	in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of our Net Tangible Assets or 10% of our Capitalization.

“Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet: (1) liabilities for indebtedness maturing more than 12 months from the date of determination and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

(August 2002 Indenture, Section 707.)

Consolidation, Merger and Sale of Assets

Under the terms of the August 2002 Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our Electric Utility Property as an entirety or substantially as an entirety to any entity, unless:

•	the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the Electric Utility Property of Oncor as an entirety or substantially as an entirety is organized and existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the August 2002 Indenture;

•	in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the August 2002 Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the August 2002 Indenture; and

•	immediately after giving effect to the transaction, no event of default under the August 2002 Indenture, or event which, after notice or lapse of time or both, would become an event of default under the August 2002 Indenture, has occurred and is continuing.

(August 2002 Indenture, Section 1201.)

In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above Oncor would be released and discharged from all obligations and covenants under the August 2002 Indenture and on the August 2002 Indenture Debt Securities then outstanding unless Oncor elects to waive such release and discharge. (August 2002 Indenture, Section 1203.)

The August 2002 Indenture does not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof, or

•	any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding August 2002 Indenture Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the August 2002 Indenture Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that is approved by the Trustee.

(August 2002 Indenture, Section 1205.)

“Electric Utility Property” means property of Oncor which is comprised of substantially all tangible properties of Oncor in Texas used or useful or to be used in connection with the transmission and distribution of electric energy, exclusive of certain excepted property. (August 2002 Indenture, Section 101.)

The terms of the August 2002 Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (August 2002 Indenture, Section 1204.)

Events of Default

“Event of default,” when used in the August 2002 Indenture with respect to August 2002 Indenture Debt Securities, means any of the following:

•	failure to pay interest on any August 2002 Indenture Debt Security for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any August 2002 Indenture Debt Security when due and payable;

•	failure to perform or breach of any other covenant or warranty in the August 2002 Indenture that continues for 90 days after Oncor receives written notice from the Trustee, or Oncor and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the August 2002 Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the August 2002 Indenture Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture for a particular series of August 2002 Indenture Debt Securities.

(August 2002 Indenture, Sections 901 and 1301.)

Remedies

If an event of default under the August 2002 Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities may declare the principal amount of all of the August 2002 Indenture Debt Securities to be due and payable immediately.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event or events of default under the August 2002 Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	We have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest on all outstanding August 2002 Indenture Debt Securities;

•	the principal of and premium, if any, on the outstanding August 2002 Indenture Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the August 2002 Indenture; and

•	any other event of default under the August 2002 Indenture with respect to the August 2002 Indenture Debt Securities of a particular series has been cured or waived as provided in the August 2002 Indenture.

(August 2002 Indenture, Section 902.)

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.

Additional event of default remedies exist in the Deed of Trust, as described below under “— Deed of Trust — Event of Default Remedies.”

Upon the occurrence and continuance of an event of default under the August 2002 Indenture after the termination of the lien granted by the Deed of Trust, the remedies of the Trustee and holders of August 2002 Indenture securities would be limited to the rights of unsecured creditors.

Except as otherwise required by the TIA, the Trustee is not obligated to exercise any of its rights or powers under the August 2002 Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (August 2002 Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding August 2002 Indenture Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee with respect to such

August 2002 Indenture Debt Securities. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the August 2002 Indenture. (August 2002 Indenture, Section 912.)

No holder of August 2002 Indenture Debt Securities will have any right to institute any proceeding under the August 2002 Indenture, for the appointment of a receiver or trustee, or for any other remedy under the August 2002 Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the August 2002 Indenture;

•	the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities have made a written request to the Trustee to institute proceedings in respect of the event of default under the August 2002 Indenture in its own name as Trustee under the August 2002 Indenture;

•	such holder or holders have offered reasonable indemnity to the Trustee to institute proceedings;

•	the Trustee has failed to institute any proceeding for 60 days after notice, request and offer of indemnity; and

•	the Trustee has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities inconsistent with the written request of the holders referred to above.

(August 2002 Indenture, Section 907.) However, these limitations do not apply to a suit by a holder of an August 2002 Indenture Debt Security for payment of the principal, premium, if any, or interest on the August 2002 Indenture Debt Security on or after the applicable due date. (August 2002 Indenture, Section 908.)

We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the August 2002 Indenture. (August 2002 Indenture, Section 705.)

Modification and Waiver

Without the consent of any holder of August 2002 Indenture Debt Securities, Oncor and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of Oncor in the August 2002 Indenture and in the August 2002 Indenture Debt Securities;

•	to add one or more covenants of Oncor or other provisions for the benefit of the holders of all or any series or tranche of August 2002 Indenture Debt Securities, or to surrender any right or power conferred upon Oncor;

•	to add additional events of default under the August 2002 Indenture for all or any series of outstanding August 2002 Indenture Debt Securities;

•	to change or eliminate or add any provision to the August 2002 Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of outstanding August 2002 Indenture Debt Securities of any series or tranche in any material respect, it will become effective only:

•	when the consent of the holders of August 2002 Indenture Debt Securities of such series has been obtained in accordance with the August 2002 Indenture; or

•	when no August 2002 Indenture Debt Securities of the affected series remain outstanding under the August 2002 Indenture;

•	to provide additional security for any August 2002 Indenture Debt Securities;

•	to establish the form or terms of August 2002 Indenture Debt Securities of any other series or tranche as permitted by the August 2002 Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee;

•	to provide for the procedures required for use of a non-certificated system of registration for the August 2002 Indenture Debt Securities of all or any series or tranche;

•	to change any place where principal, premium, if any, and interest will be payable, August 2002 Indenture Debt Securities may be surrendered for registration of transfer or exchange, and notices to Oncor may be served;

•	to amend and restate the August 2002 Indenture, as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of August 2002 Indenture Debt Securities in any material respect; or

•	to cure any ambiguity or inconsistency.

(August 2002 Indenture, Section 1301.)

The holders of at least a majority in aggregate principal amount of the August 2002 Indenture Debt Securities of all series and tranches then outstanding may waive compliance by Oncor with some restrictive provisions of the August 2002 Indenture. (August 2002 Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding August 2002 Indenture Debt Securities may waive any past default under the August 2002 Indenture, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the August 2002 Indenture that cannot be modified or be amended without the consent of the holder of each outstanding August 2002 Indenture Debt Security of any series or tranche affected. (August 2002 Indenture, Section 913.)

If the TIA is amended after the date of the August 2002 Indenture or the Deed of Trust, as applicable, in such a way as to require changes to the August 2002 Indenture or the Deed of Trust, the August 2002 Indenture or the Deed of Trust, as applicable, will be deemed to be amended so as to conform to that amendment to the TIA. Oncor and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (August 2002 Indenture, Section 1301; Deed of Trust, Section 7.1(f).)

The consent of the holders of a majority in aggregate principal amount of the August 2002 Indenture Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the August 2002 Indenture. However, if less than all of the series of August 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities of all series that are directly affected, considered as one class, will be required. If less than all of the tranches of August 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities of all tranches that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding August 2002 Indenture Debt Security of each series or tranche so directly affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any August 2002 Indenture Debt Security, or reduce the principal amount of any August 2002 Indenture Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any August 2002 Indenture Debt Security;

•	reduce the percentage in principal amount of the outstanding August 2002 Indenture Debt Securities of any series or tranche the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the August 2002 Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the August 2002 Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the August 2002 Indenture Debt Securities of any series or tranche.

(August 2002 Indenture, Section 1302.)

A supplemental indenture that changes or eliminates any covenant or other provision of the August 2002 Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding, August 2002 Indenture Debt Securities of one or more particular series, or one or more tranches thereof, or modifies the rights of the holders of August 2002 Indenture Debt Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the August 2002 Indenture of the holders of August 2002 Indenture Debt Securities of any other series or tranche. (August 2002 Indenture, Section 1302.)

The August 2002 Indenture provides that August 2002 Indenture Debt Securities owned by us or anyone else required to make payment on the August 2002 Indenture Debt Securities or their respective affiliates will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (August 2002 Indenture, Section 101.)

We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we will have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding August 2002 Indenture Debt Securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any August 2002 Indenture Debt Security will bind every future holder of that August 2002 Indenture Debt Security and the holder of every August 2002 Indenture Debt Security issued upon the registration of transfer of or in exchange for that August 2002 Indenture Debt Security. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the August 2002 Indenture Debt Security. (August 2002 Indenture, Section 104.)

Resignation of a Trustee

The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of August 2002 Indenture Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event which is, or after notice or lapse of time, or both, would become, an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Oncor has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the August 2002 Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the August 2002 Indenture. (August 2002 Indenture, Section 1010.)

Notices

Notices to holders of the August 2002 Indenture securities will be given by mail to the addresses of such holders as they may appear in the security register for the securities of that series. (August 2002 Indenture, Section 106.)

Title

Prior to due presentment of an August 2002 Indenture security for registration of transfer, Oncor, the Trustee, and any agent of Oncor or the Trustee, may treat the person in whose name any August 2002 Indenture security is registered as the absolute owner of that security, whether or not such security may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (August 2002 Indenture, Section 308.)

Governing Law

The August 2002 Indenture and the August 2002 Indenture securities provide that they will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the TIA is applicable and except to the extent that the law of the State of Texas mandatorily governs. (August 2002 Indenture, Section 112.)

Information About the Trustee

The Trustee under the August 2002 Indenture is The Bank of New York Mellon. The Bank of New York Mellon acts, and may act, as Collateral Agent under the Deed of Trust and as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses.

Deed of Trust

Security

Except as described below under this heading and under “— Securing Additional Obligations,” and subject to the exceptions discussed under “— Release of Collateral,” all Debt Securities and other secured indebtedness of Oncor (other than the transition bonds) will be secured equally and ratably, by a lien on all of the Collateral, which consists of our right, title and interest in and to all property, real, personal and mixed, wherever located, including the following property (other than Excepted Property):

•	all real property owned in fee, easements and other interests in real property which are specifically described in the Deed of Trust;

•	all facilities, machinery, equipment and fixtures for the transmission and distribution of electric energy, including, but not limited to, all switchyards, towers, substations, transformers, poles, lines, cables, conduits, ducts, conductors, meters, regulators and all other property used or to be used for any or all of those purposes;

•	all buildings, offices, warehouses, structures or improvements in addition to those referred to or otherwise included in the previous two bullets;

•	all computers, data processing, data storage, data transmission and/or telecommunications facilities, equipment and apparatus necessary for the operation or maintenance of any facilities, machinery, equipment or fixtures described or referred to in the second bullet point above; and

•	all of the property listed above in the process of construction.

“Excepted Property” means among other things, the following types of property: (1) cash and securities; (2) contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments and chattel paper; (3) all revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, transition property, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments; (4) governmental and other licenses, permits, franchises, consents and allowances; (5) intellectual property rights and other general intangibles; (6) vehicles, movable equipment, aircraft and vessels; (7) all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; (8) materials, supplies, inventory and other personal property consumable in the operation of the Collateral; (9) fuel; (10) tools and equipment; (11) furniture and furnishings; (12) computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes or are otherwise not necessary for the operation or maintenance of the facilities, machinery, equipment or fixtures that are part of the Collateral; (13) coal, lignite, ore, gas, oil and other minerals and timber rights; (14) electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; (15) real property and facilities used primarily for the production or gathering of natural gas; (16) leasehold interests; (17) all property which is or has been released from the Deed of Trust; (18) all property located outside of the State of Texas; (19) all property and plants used by us in the generation of electricity; and (20) all property not acquired or constructed by us for use in our electric transmission and distribution business. (Deed of Trust, Section 1.)

The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.)

As described above, the Debt Securities will initially be secured by liens on the Collateral. At December 31, 2008, the net book value of the Collateral was approximately $8.2 billion. The Debt Securities will be secured obligations of Oncor that will rank equally with all our outstanding senior indebtedness that is secured by the Collateral. At December 31, 2008, Oncor had $4.687 billion aggregate principal amount of secured debt outstanding, of which $337 million aggregate principal amount was issued under our revolving credit facility pursuant to the Credit Agreement, and $4.350 billion in aggregate principal amount were senior secured notes and debentures, all of which are secured by the Collateral. Our secured indebtedness does not include the transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, Oncor’s bankruptcy-remote financing subsidiary, with an outstanding principal balance of $879 million as of December 31, 2008. These transition bonds are not secured by the Collateral.

Permitted Liens

The lien granted pursuant to the Deed of Trust is subject to permitted liens described in the Indentures and the Credit Agreement. These permitted liens include (1) liens existing at the date of the May 2002 Indenture; (2) liens on property at the time Oncor acquires the property; (3) tax liens and other governmental charges which are not delinquent or which are being contested in good faith; (4) liens incurred or created in connection with or to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds; (5) liens securing indebtedness, neither assumed nor guaranteed by Oncor nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Oncor for any substation, transmission line, transportation line, distribution line, right of way or similar purpose; (6) mechanics’ and materialmen’s liens; (7) certain leases and leasehold interests; (8) rights reserved to or vested in government authorities; (9) rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of persons other than Oncor arising out of agreements relating to the common ownership or joint use of the property; (10) liens on the interests of persons other than us in our property; (11) liens which have been bonded or for which other security arrangements have been made; (12) purchase money liens and liens related to the acquisition of property; (13) liens which secure obligations under the Indentures equally and ratably with other secured obligations of Oncor; (14) liens on our property to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of our net tangible assets or 10% of our capitalization; (15) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of Oncor; (16) rights reserved to or vested in any municipality or public authority to use, control or regulate any property of Oncor; (17) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit; (18) any controls, liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel; (19) certain judgment liens; (20) any lien arising by reason of deposits with or giving of any form of security to any governmental entity as a condition to the transaction of any business or the exercise of any privilege or license; (21) any landlords’ lien on fixtures or movable property so long as the rent secured thereby is not in default and (22) certain easements, licenses, restrictions, defects, irregularities and certain deficiencies in titles.

The Indentures provide that the Trustee will have a lien, prior to the lien on behalf of the holders of the Debt Securities, upon the Collateral for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Indentures, Section 1007.)

Excepted Property

The Collateral does not include Excepted Property. The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.) However, property that is released from the Deed of Trust will not become subject to the lien of the Deed of Trust unless and until we execute an amendment to the Deed of Trust subjecting that property to such lien.

Release of Collateral

Termination of Lien Granted by the Deed of Trust

Unless an event of default under the Indentures or the Deed of Trust has occurred and is continuing, the lien on the Collateral granted by the Deed of Trust will terminate upon our request after we fully pay all amounts due under the Credit Agreement and terminate the commitment under the Credit Agreement. (Deed of Trust, Section 20.8.)

Other Release of Collateral

Unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, we may obtain the release from the lien of the Deed of Trust of any part of the Collateral, or any interest in the Collateral, other than cash held by the Collateral Agent under the Deed of Trust (the Collateral Agent), upon delivery to the Collateral Agent of an amount in cash equal to the amount, if any, by which the fair value (as determined under the Deed of Trust) of the Collateral exceeds the aggregate of:

•	an amount equal to the aggregate principal amount of any obligations secured by a purchase money lien delivered to the Collateral Agent, to be held as part of the Collateral, subject to the limitations in the Deed of Trust;

•	an amount equal to the cost (as determined under the Deed of Trust) or fair value to us (whichever is less), after making any deductions and any Property Additions (as defined in the Deed of Trust) not constituting Funded Property (as defined in the Deed of Trust), except that such deductions and additions need not be made if the Property Additions were acquired or made within the 90-day period preceding the release;

•	an amount equal to 23/20 of an aggregate principal amount of additional obligations that we elect to secure under the Deed of Trust; provided that we waive the right to secure the additional obligations and any Available Bond Credits (as defined below) which were the basis of the right to secure such amount of those additional obligations will be deemed to have been made the basis of such release of property;

•	an amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money lien that, in either case, is evidenced to the Collateral Agent by a certificate of the trustee or other holder of a lien prior to the lien of the Deed of Trust to have been received by such trustee or other holder in accordance with the provisions of the lien in consideration for the release of such property or any part thereof from such lien, all subject to the limitations set forth in the Deed of Trust; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (Deed of Trust, Section 20.2.)

Unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, Collateral which is not Funded Property (as defined in the Deed of Trust) may generally be released from the lien of the Deed of Trust without depositing any cash or property with the Collateral Agent as long as (1) the aggregate amount of cost or fair value to us (whichever is less) of all property which does not constitute Funded Property (excluding the property to be released) after certain deductions and additions, including adjustments to offset property retirements, is not less than zero or (2) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release. (Deed of Trust, Section 20.3.)

The Deed of Trust provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property without any release or consent by the Collateral Agent. Under the Deed of Trust, a property is considered minor if the aggregate fair value of such property on any date in a given calendar year, together with all other minor properties released in the calendar year, does not exceed the greater of (1) $10 million, or (2) 3% of the then outstanding aggregate principal amount of the obligations secured by the Deed of Trust. (Deed of Trust, Sections 20.1, 20.4 and 20.5.)

If we retain an interest in any property released from the lien granted under the Deed of Trust, the Deed of Trust will not become a lien on the property or an interest in the property or any improvements, extensions or additions to the property or renewals, replacements or substitutions of or for the property or any part or parts thereof unless we execute and deliver to the Collateral Agent an amendment of the Deed of Trust containing a grant, conveyance, transfer and mortgage thereof. (Deed of Trust, Section 20.9.)

Withdrawal or Other Application of Funded Cash; Purchase Money Obligations

Except as otherwise provided in the Deed of Trust, unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, any Funded Cash held by the Collateral Agent, and any other cash which is required to be withdrawn, used or applied as provided below, may (1) be withdrawn by us (i) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, including adjustments to offset retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the withdrawal); (ii) in an amount equal to the aggregate principal amount of additional obligations we would be entitled to secure; and (iii) in an amount equal to the aggregate principal amount of outstanding obligations delivered to the Collateral Agent; (2) upon our request, be used by the Collateral Agent for the purchase or payment of obligations as directed or approved by us; and (3) be applied by the Collateral Agent to the payment at maturity or redemption of obligations. (Deed of Trust, Section 21.)

Securing Additional Obligations

The Collateral Agent will permit securing with Collateral additional obligations that Oncor elects to secure under the Deed of Trust, at one time or from time-to-time in accordance with the following:

•	Additional obligations may be secured on the basis of Property Additions (which do not constitute Funded Property) in a principal amount not exceeding 85% of the cost or the fair value to Oncor of the Property Additions (whichever is less) after making certain deductions and additions described in the Deed of Trust;

•	Additional obligations may be secured on the basis of, and in an aggregate principal amount not exceeding the aggregate principal amount of, Available Bond Credits; and

•	Additional obligations may be secured on the basis of, and in an aggregate principal not exceeding the amount of, any cash deposited with the Collateral Agent for such purpose.

Any withdrawal of cash under the last bullet above will operate as a waiver by us of our right to secure the obligations on which it is based, and those obligations may not be secured by the Deed of Trust. Any

Property Additions which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. Any Available Bond Credits which have been made the basis of any such right to secure additional obligations that Oncor elects to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. (Deed of Trust, Section 22.)

“Available Bond Credits” equaled approximately $2.1 billion as of December 31, 2008. Available Bond Credits will be (1) increased by the principal amount of obligations (other than obligations secured by the Deed of Trust) paid, retired or cancelled or for the payment of which money has been deposited with the applicable secured party representative, and (2) decreased by the principal amount of additional obligations that Oncor elects to secure under the Deed of Trust pursuant to provisions described under this heading.

Event of Default Remedies

If an event of default under the Deed of Trust occurs and is continuing, the Collateral Agent will, at the direction of the applicable secured party, proceed to protect and enforce its rights and the rights of the secured parties by such judicial proceedings as the applicable secured party designates to protect and enforce any such rights. Upon the occurrence and during the continuance of any event of default under the Deed of Trust and subject to any applicable grace, notice and cure provision of the Credit Agreement, the August 2002 Indenture or the May 2002 Indenture, on the direction of the applicable secured party, the Collateral Agent will, at the direction of the applicable secured party, sell all, but not less than all of the Collateral in accordance with the procedures set forth in the Deed of Trust. In the event of any breach of the covenants, agreements, terms or conditions of the Deed of Trust, the Collateral Agent, to the extent permitted by applicable law and principles of equity, will be entitled to enjoin such breach and obtain specific performance of any such covenant, agreement, term or condition and the Collateral Agent will have the right to invoke any equitable right or remedy as though other remedies were not provided for in the Deed of Trust. (Deed of Trust, Section 23.)

If an event of default under the Deed of Trust has occurred and, during the continuance of such event of default, the Collateral Agent has commenced judicial proceedings to enforce any right under the Deed of Trust, then the Collateral Agent will, to the extent permitted by law, be entitled, as against Oncor, to the appointment of a receiver of the Collateral and subject to the rights, if any, of others to receive collections from former, present or future customers of the rents, issues, profits, revenues and other income thereof, and whether or not any receiver is appointed, the Collateral Agent will be entitled to possession and control of, and to collect and receive the income from cash, securities and other personal property held by the Collateral Agent under the Deed of Trust and to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Deed of Trust, Section 24.)

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The securities are represented by one or more global certificates in registered form without interest coupons (collectively, the global certificates). The global certificates have been deposited with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global certificates may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global certificates may not be exchanged for definitive certificates in registered certificated form (certificated securities) except in the limited circumstances described below. See “— Exchange of Global Certificates for Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the global certificates will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the global certificates will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear), and Clearstream Banking, Société Anonyme (Clearstream, Luxembourg), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, Participants) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the placement agents), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, Indirect Participants). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	DTC will credit portions of the principal amount of the global certificates to the accounts of the Participants; and

•	ownership of these interests in the global certificates will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global certificates).

Investors in the global certificates who are Participants may hold their interests therein directly through DTC. Investors in the global certificates who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants. All interests in a global certificate, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability pf a person having beneficial interests in a global certificate to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global certificates will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indentures for any purpose.

Payments in respect of the principal of, and interest and premium on, a global certificate registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, we and the Trustee will treat the persons in whose names the securities, including the global certificates, are registered as the owners of the securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global certificates or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global certificates; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or the Trustee. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the securities, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global certificate from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global certificates and only in respect of such portion of the aggregate principal amount of the securities as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the securities, DTC reserves the right to exchange the global certificates for legended notes in certificated form and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global certificates among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Certificates for Certificated Securities

A global certificate is exchangeable for certificated securities if DTC is unwilling or unable to continue as depositary for the global certificates and a successor depositary is not appointed by us within 90 days. Certificated securities delivered in exchange for any global certificate or beneficial interests in global certificates will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the securities represented by the global certificates (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The securities represented by the global certificates are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the global certificates received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such global certificates settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the global certificates by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material US federal income tax and, in the case of non-US holders (as defined below) estate tax consequences of the ownership and disposition of the securities by a beneficial holder of the securities who holds the securities as capital assets within the meaning of section 1221 of the Code. This discussion is based upon the Code, existing and proposed US Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the US federal tax consequences of purchasing, owning or disposing of the securities.

This discussion does not address all US federal tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the securities through partnerships or other pass-through entities, US expatriates or persons who hold the securities as part of a hedge, conversion transaction, straddle or other integrated transaction. This discussion also does not address US federal estate or gift tax consequences, except as discussed below for non-US holders, or the tax considerations arising under the laws of any state, local or foreign jurisdiction or under any applicable tax treaties.

This discussion is for general purposes only. It is not written to be, and it should not be construed to be, tax or legal advice to any holder. You should consult your own tax advisor as to the particular tax consequences to you of the purchase, ownership and disposition of the securities, including the effect and applicability of state, local or foreign tax laws or tax treaties and the possible effects of changes in the tax law.

As used herein, the term “US holder” means a beneficial owner of a security that is, for US federal income tax purposes:

•	an individual US citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for US federal income tax purposes, that was created or organized in or under the laws of the US, any state thereof or the District of Columbia;

•	an estate the income of which is subject to US federal income taxation regardless of its source; or

•	a trust, if (1) a court within the US can exercise primary supervision over the trust and one or more US persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and elected to be treated as a US person.

As used herein, the term “non-US holder” means a beneficial owner of a security that is, for US federal income tax purposes, not a US holder.

If a partnership (including an entity taxable as a partnership for US federal income tax purposes) holds securities, the tax treatment of the partnership and a partner in such partnership generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partnership holding securities, or a partner in such a partnership, you should consult your own tax advisor regarding the tax consequences associated with the purchase, ownership and disposition of the securities.

US Holders

Payment of Interest

Interest paid on securities generally will be taxable to a US holder as ordinary interest income at the time it accrues or is received in accordance with the US holder’s method of accounting for US federal income tax purposes.

Market Discount

A US holder that acquires securities at a “market discount,” that is, at a price less than the securities’ stated redemption price at maturity (generally, the sum of all payments required under securities other than payments of stated interest), may be affected by the market discount rules of the Code. Subject to a de minimis exception, the market discount rules generally require a US holder who acquires securities at a market discount to treat any principal payment on the securities and any gain recognized on any disposition of the securities as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of the principal payment or the disposition of the securities. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of securities as of the time of acquisition, or, at the election of the holder, on a constant yield basis. An election to apply the constant yield method applies only to the securities with respect to which it is made and it may not be revoked.

A US holder of the securities acquired at a market discount also may elect to include the market discount in income as it accrues, rather than deferring the income inclusion until the time of a principal payment or the disposition of the securities. If a US holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on the securities or the disposition of the securities would not apply, and the holder’s tax basis in the securities would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the US holder on or after the first day of the first taxable year to which the election applies and could not be revoked without the consent of the IRS.

A US holder may be required to defer until maturity of the securities (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry the securities with market discount, unless the holder elects to include market discount in income on a current basis.

Amortizable Bond Premium

If a US holder acquires the securities for a price that exceeds the securities’ stated redemption price at maturity, the US holder generally will be considered to have acquired the securities with “amortizable bond premium.” A US holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the holder’s interest income on the securities. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess is allowed as a deduction for that year but only to the extent of the holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the securities. The premium on the securities held by a US holder that does not make the amortization election will decrease the gain or increase the loss otherwise recognizable on the disposition of the securities. The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Redemption or Other Taxable Disposition of the Securities

Upon the sale, redemption or other taxable disposition of the securities, a US holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received (not including any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and such US holder’s adjusted tax basis in the securities. A US holder’s tax basis in the securities generally will be its cost, increased by any market discount previously included in income and reduced by any amortized premium. Except as discussed above with respect to market discount, gain or loss recognized on the sale, retirement or other taxable disposition of the securities will be long-term capital gain or loss if the holder held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

A backup withholding tax (currently at a rate of 28%) and information reporting requirements apply in the case of certain US holders (not including corporations and other exempt recipients) to certain payments of principal and interest on the securities, and of the proceeds from the sale or redemption of the securities. Backup withholding applies if a holder fails to provide certain identifying information (such as a taxpayer identification number), has been notified by the IRS that it is subject to backup withholding for failing to report interest income in full or fails to meet certain certification requirements. An individual’s taxpayer identification number is generally the individual’s Social Security number. Any amount withheld from a payment to a US holder under the backup withholding rules will be allowed as a credit against the holder’s US federal income tax liability and may entitle the holder to a refund, provided the required information is properly and timely submitted to the IRS.

Non-US Holders

US Federal Withholding Tax

The 30% US federal withholding tax will not apply to any payment of interest on the securities provided that:

•	the non-US holder does not actually or constructively own 10% or more of the capital or profits interests in us within the meaning of the Code and the US Treasury Regulations;

•	the non-US holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the non-US holder is not a bank whose receipt of interest on the securities is pursuant to a loan agreement entered into in the ordinary course of business;

•	the non-US holder conducts a trade or business in the US and the interest paid on the securities is effectively connected with its conduct of a US trade or business (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment);

•	the securities remain in registered form (See “Book-Entry Settlement and Clearance — Exchange of Global Certificates for Certificated Securities”); and

•	the non-US holder satisfies the certification requirements described below.

To be exempt from the withholding tax, either:

(1) the non-US holder must certify under penalties of perjury on IRS Form W-8BEN that it is not a US person and the non-US holder must provide its name, address and US taxpayer identification number, if any;

(2) a securities clearing organization, bank or other financial institution holding the securities on the non-US holder’s behalf must certify, under penalties of perjury, that it has received a properly executed IRS Form W-8BEN from the non-US holder and it must provide us with a copy; or

(3) the non-US holder must hold its securities through a “qualified intermediary,” and the qualified intermediary must have sufficient information in its files indicating that the non-US holder is not a US holder. A qualified intermediary is a bank, broker or other intermediary that is acting out of a non-US branch or office and has signed an agreement with the IRS providing that it will administer all or part of the US tax withholding rules under specified procedures.

If the requirements described above are not satisfied, payments of interest made to the non-US holder will be subject to the 30% US federal withholding tax, unless the non-US holder provides us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or a reduction of withholding under an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the securities is not subject to the withholding tax because it is effectively connected with the non-US holder’s conduct of a trade or business in the US (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment).

US Federal Income Tax

If a non-US holder is engaged in a trade or business in the US and interest on the securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment), the non-US holder will be subject to US federal income tax on the interest on a net basis at the regular graduated US federal income tax rates in the same general manner as if it was a US person (as defined under the Code) and the 30% withholding tax will not apply provided that the appropriate certification is furnished (as described above). In addition, if a non-US holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (subject to any exemption or lower rate that may be specified by an applicable tax treaty) of its earnings and profits, including earnings and profits from an investment in the securities, that are effectively connected with the non-US holder’s conduct of a trade or business in the US (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment).

Any gain realized on the sale, redemption or other taxable disposition of the securities generally will not be subject to US federal income tax unless:

•	that gain is effectively connected with a non-US holder’s conduct of a trade or business in the US (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment); or

•	the non-US holder is an individual who is present in the US for 183 days or more in the taxable year of disposition and certain other conditions are satisfied in which case the non-US holder will be taxed at a flat 30% rate on its net gain.

Backup Withholding and Information Reporting

Payments to non-US holders of interest on the securities and amounts withheld from such payments, if any, generally will be reported to the IRS and the non-US holders. Backup withholding at the applicable rate (currently 28%) will not apply to payments of principal and interest on the securities if a non-US holder provides us a properly executed IRS Form W-8BEN as described above (or it otherwise qualifies for an exemption) provided that neither we nor our agent know or have reason to know that the non-US holder is a US person or that the conditions of any other exemptions are not in fact satisfied.

The payment of the proceeds of the disposition of securities to or through the US office of a US or foreign broker will be subject to information reporting and backup withholding unless a non-US holder timely provides the IRS Forms described above or it otherwise qualifies for an exemption. The proceeds of a disposition effected outside the US by a non-US holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting unless certain limited exceptions apply. Copies of the information returns reporting payments to a non-US holder may also be made available to the tax authorities in the country in which the non-US holder resides under the provisions of an applicable income tax treaty or tax information sharing agreement.

Any amount withheld under the backup withholding rules is allowable as a refund or credit against the non-US holder’s US federal income tax liability, if any, provided that the required information or appropriate claim for refund is properly and timely submitted to the IRS.

US Federal Estate Tax

The securities held at the time of death by an individual who is not a citizen or resident of the US (as specially defined for US estate tax purposes) will not be subject to US estate tax, provided that the individual does not actually or constructively own 10% of more of the capital or profits interests in us and income on the securities is not effectively connected with the conduct of a trade or business in the US.

SUMMARY OF MATERIAL ERISA CONSIDERATIONS

The following is a summary of material considerations associated with an investment in the securities by employee benefit plans that are subject to ERISA; plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code; or plans that are subject to provisions under any other federal, state, local, non-US or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws); and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements (each, a Plan).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and its fiduciaries or other interested parties.

In considering an investment in the securities with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the Market Maker are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the acquisition and holding of the securities are the US Department of Labor prohibited transaction class exemption (PTCE) 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting transactions involving insurance company pooled separate accounts, PTCE 91-38, respecting transactions involving bank collective investment funds, PTCE 95-60, respecting transactions involving life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan, and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan, or a relationship to such a service provider, provided that neither the party in interest/disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than (or, if applicable, receives no less than) adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemption — will be satisfied.

Because of the foregoing, the securities should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a nonexempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation

By acceptance of a note, each acquirer and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire or hold the securities or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the securities or any interest therein by such acquirer or transferee will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such transactions and whether an exemption from any restrictions thereunder would be applicable to the acquisition and holding of the securities.

PLAN OF DISTRIBUTION

This prospectus is to be used by the Market Maker and its affiliates in connection with offers and sales of the securities in market-making transactions in the secondary market effected from time to time.

The Market Maker and its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

From time to time, the Market Maker and its affiliates have provided, and may in the future provide from time to time, investment banking and commercial banking services and financial advisory services to us for which they have in the past received, and may in the future receive, customary fees. In addition, the Market Maker and certain of its affiliates have provided, and may in the future provide from time to time, certain investment banking and commercial banking services and financial advisory services for certain of our subsidiaries and for the members of the Sponsor Group and certain of their affiliates, for which they have received, or will receive, customary fees.

The Market Maker is one of the members of the Sponsor Group. The Sponsor Group indirectly owns approximately 80.033% of our outstanding equity interests through Oncor Holdings, which is a wholly-owned indirect subsidiary of EFH Corp. Through Texas Holdings, the Sponsor Group owns approximately 99% of the capital stock of EFH Corp. on a fully diluted basis. The sole general partner of Texas Holdings is Texas Energy Future Capital Holdings LLC (Texas Capital). Affiliates of the Market Maker may be deemed, as a result of their ownership of approximately 27% of Texas Capital’s outstanding units and certain provisions of Texas Capital’s LLC Agreement, to have shared voting or dispositive power over Texas Holdings. See “Security Ownership of Certain Beneficial Owners and Management and Related Equity Holder Matters — Security Ownership of Equity Interests of Oncor of Certain Beneficial Owners and Management.”

An affiliate of the Market Maker is a co-documentation agent, joint lead arranger and joint lead bookrunner for, and a lender under, our revolving credit facility. The Market Maker acted as joint book running manager and initial purchaser in connection with the private placement of the 2013 notes, 2018 notes and 2038 notes on September 8, 2008 and received a customary underwriting discount in connection with those transactions. The Market Maker and/or its affiliates currently own, and may from time to time trade, the securities for their own accounts in connection with their principal activities. Such sales may be made pursuant to this prospectus or otherwise pursuant to an applicable exemption from registration. Additionally, in the future, the Market Maker and/or its affiliates may, from time to time, own notes as a result of market-making activities.

We have been advised by the Market Maker that, subject to applicable laws and regulations, the Market Maker or its affiliates currently intend to make a market in the securities. However, the Market Maker is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See “Risk Factors — Risks Related to the Securities — Your ability to transfer the 2013 notes, 2018 notes and 2038 notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop or will continue for the securities” and “Risk Factors — Risks Related to the Securities — We are not required to maintain a current market-making prospectus with respect to the 2012 notes, the 2015 notes, the 2032 notes, the 2033 notes and the debentures, as a result your ability to transfer these securities may be limited in the future.”

Pursuant to registration rights agreement entered into among us and representatives of the Market Maker, we have agreed to indemnify the Market Maker against certain liabilities under the Securities Act.

The registration rights agreement also provides that we will bear all expenses in connection with the performance of our obligations under the registration rights agreement relating to the market-making activities of the Market Maker and its affiliates.

LEGAL MATTERS

The validity and enforceability of the securities will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The financial statements as of December 31, 2008 and 2007 (successor) and for the year ended December 31, 2008 (successor), the period from October 11, 2007 through December 31, 2007 (successor), the period from January 1, 2007 through October 10, 2007 (predecessor) and the year ended December 31, 2006 (predecessor), included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the merger of EFH Corp. with Merger Sub), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

We have historically filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we have or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GLOSSARY

When the following terms and abbreviations appear in the text of this prospectus, they have the meanings indicated below.

1999 Restructuring Legislation	Texas Electric Choice Plan, the legislation that restructured the electric utility industry in Texas to provide for retail competition

August 2002 Indenture	Refers to the Indenture, dated as of August 1, 2002, as amended and supplemented, between Oncor and The Bank of New York Mellon (formerly The Bank of New York), as trustee.

Capgemini	Capgemini Energy LP, a subsidiary of Cap Gemini North America Inc. that provides business process support services to Oncor

Code	Internal Revenue Code of 1986, as amended

Collateral	Refers to our transmission and distribution assets mortgaged under the Deed of Trust.

Credit Agreement	The Revolving Credit Agreement, dated as of October 10, 2007, among Oncor, JPMorgan Chase Bank, N.A., Citibank, N.A. and the other banks party thereto.

CREZ	Competitive Renewable Energy Zones

Deed of Trust	Refers to our Deed of Trust, dated as of May 15, 2008, as amended, from us to The Bank of New York Mellon (formerly The Bank of New York), as collateral agent

EBITDA	Earnings before interest, taxes, depreciation and amortization

EFC Holdings	Refers to Energy Future Competitive Holdings Company, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of TCEH.

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Its major subsidiaries include Oncor and TCEH.

EPA	US Environmental Protection Agency

ERCOT	Electric Reliability Council of Texas, the independent system operator and the regional coordinator of the various electricity systems within Texas

ERISA	Employee Retirement Income Security Act of 1974, as amended

Exchange Act	Securities Exchange Act of 1934, as amended

FASB	Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting

FERC	US Federal Energy Regulatory Commission

FIN	Financial Accounting Standards Board Interpretation

FIN 48	FIN No. 48 (As Amended), “Accounting for Uncertainty in Income Taxes”

Financial Statements	Refers to our audited consolidated financial statements included in this prospectus.

Fitch	Fitch Ratings, Ltd. (a credit rating agency)

FSP	FASB Staff Position

FSP FIN 48-1	FASB Staff Position FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48”

FSP SFAS 132(R)	FSP SFAS No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”

GAAP	generally accepted accounting principles

GWh	gigawatt-hours

Indentures	Refers to the May 2002 Indenture and the August 2002 Indenture.

Intermediate Holding	Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.

Investment LLC	Refers to Oncor Management Investment LLC, a Delaware limited liability company and minority interest owner of Oncor, whose managing member is Oncor and whose Class B Interests are owned by officers, directors and key employees of Oncor.

IRS	US Internal Revenue Service

kV	kilovolts

kWh	kilowatt-hours

LIBOR	London Interbank Offered Rate. An interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.

Limited Liability Company Agreement	The Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, by and among Oncor Holdings, Texas Transmission Investment LLC and Oncor Management Investment LLC, as amended.

Luminant	Refers to wholly-owned subsidiaries of TCEH engaged in competitive market activities consisting of electricity generation, development and construction of new generation facilities, wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas.

Market Maker	Goldman, Sachs & Co.

May 2002 Indenture	Refers to the Indenture and Deed of Trust, dated as of May 1, 2002, as amended and supplemented, between Oncor and The Bank of New York Mellon (formerly The Bank of New York), as trustee.

Merger	The transaction referred to in the Merger Agreement (defined immediately below) that was completed on October 10, 2007.

Merger Agreement	Agreement and Plan of Merger, dated February 25, 2007, under which Texas Holdings agreed to acquire EFH Corp.

Merger Sub	Texas Energy Future Merger Sub Corp, a Texas corporation and a wholly-owned subsidiary of Texas Holdings that was merged into EFH Corp. on October 10, 2007

Moody’s	Moody’s Investors Services, Inc. (a credit rating agency)

MW	megawatts

NERC	North American Electric Reliability Corporation

Oncor	Refers to Oncor Electric Delivery Company LLC, a direct subsidiary of Oncor Holdings, and/or its wholly-owned consolidated bankruptcy-remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC, depending on context.

Oncor Holdings	Refers to Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of Intermediate Holding and a direct parent of Oncor.

Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries.

OPEB	other postretirement employee benefit

PUCT	Public Utility Commission of Texas

PURA	Texas Public Utility Regulatory Act

Purchase accounting	The purchase method of accounting for a business combination as prescribed by SFAS 141 whereby the cost or “purchase price” of a business combination, including the amount paid for the equity and direct transaction costs are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

REP	retail electric provider

S&P	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (a credit rating agency)

SARs	Stock Appreciation Rights

SARs Plan	Refers to the Oncor Electric Delivery Company Stock Appreciation Rights Plan

SEC	US Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SFAS	Statement of Financial Accounting Standards issued by the FASB

SFAS 5	SFAS No. 5, “Accounting for Contingencies”

SFAS 71	SFAS No. 71, “Accounting for the Effect of Certain Types of Regulation”

SFAS 87	SFAS No. 87, “Employers’ Accounting for Pensions”

SFAS 106	SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”

SFAS 109	SFAS No. 109, “Accounting for Income Taxes”

SFAS 123R	SFAS No. 123 (revised 2004), “Share-Based Payment”

SFAS 132(R)	SFAS No. 132 (revised 2003), “Employers’ Disclosures About Pensions and Other Postretirement Benefits”

SFAS 133	SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended and interpreted

SFAS 140	SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, a replacement of FASB Statement No. 125”

SFAS 141	SFAS No. 141, “Business Combinations”

SFAS 142	SFAS No. 142, “Goodwill and Other Intangible Assets”

SFAS 144	SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”

SFAS 157	SFAS No. 157, “Fair Value Measurements”

SFAS 158	SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”

SFAS 160	SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”

Sponsor Group	Collectively, the investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and GS Capital Partners, an affiliate of Goldman, Sachs & Co. (See Texas Holdings below.)

TCEH	Refers to Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of EFC Holdings and an indirect, wholly-owned subsidiary of EFH Corp., and/or its subsidiaries, depending on context.

TCEQ	Texas Commission on Environmental Quality

Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership controlled by the Sponsor Group, that is the direct parent of EFH Corp.

Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities.

Texas Transmission	Refers to Texas Transmission Investment LLC, a Delaware limited liability company that purchased a 19.75% equity interest in Oncor in November 2008.

TIA	Trust Indenture Act of 1939, as amended.

TXU Energy	Refers to TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of TCEH engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

Trustee	Refers to The Bank of New York Mellon (formerly The Bank of New York), as trustee under the Indentures

US	United States of America

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
ONCOR ELECTRIC DELIVERY COMPANY LLC

Audited Financial Statements for the Three Fiscal Years Ended December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of Oncor Electric Delivery Company LLC:

We have audited the accompanying consolidated balance sheets of Oncor Electric Delivery Company LLC and subsidiary (the “Company”) as of December 31, 2008 and 2007 (successor), and the related statements of consolidated income, comprehensive income, cash flows, membership interests and shareholder’s equity for the year ended December 31, 2008 (successor), the period from October 11, 2007 through December 31, 2007 (successor), the period from January 1, 2007 through October 10, 2007 (predecessor) and the year ended December 31, 2006 (predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oncor Electric Delivery Company LLC and subsidiary as of December 31, 2008 and 2007 (successor), and the results of their operations and their cash flows for the year ended December 31, 2008 (successor), the period from October 11, 2007 through December 31, 2007 (successor), the period from January 1, 2007 through October 10, 2007 (predecessor) and the year ended December 31, 2006 (predecessor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financials statements, Oncor Electric Delivery Company LLC was an indirect wholly-owned subsidiary of EFH Corp. (formerly TXU Corp.), which was merged with Texas Energy Future Merger Sub Corp. on October 10, 2007.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 2, 2009

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED INCOME (LOSS)

	Successor		Predecessor
		Period from	Period from
		October 11, 2007	January 1, 2007
	Year Ended	through	through	Year Ended
	December 31,	December 31,	October 10,	December 31,
	2008	2007	2007	2006
	(Millions of dollars)
Operating revenues:
Affiliated	$1,000	$209	$823	$1,139
Nonaffiliated	1,580	324	1,144	1,310

Total operating revenues	2,580	533	1,967	2,449

Operating expenses:
Operation and maintenance	852	200	649	804
Depreciation and amortization	492	96	366	476
Provision for/in lieu of income taxes	195	25	150	156
Taxes other than amounts related to income taxes	391	87	305	402

Total operating expenses	1,930	408	1,470	1,838

Operating income	650	125	497	611
Other income and deductions:
Impairment of goodwill (Note 3)	860	—	—	—
Other income (Note 19)	45	11	3	2
Other deductions (Note 19)	25	8	30	27
Nonoperating provision for/in lieu of income taxes	26	6	9	14
Interest income	45	12	44	58
Interest expense and related charges (Note 19)	316	70	242	286

Net income (loss)	$(487)	$64	$263	$344

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	Successor		Predecessor
		Period from	Period from
		October 11, 2007	January 1, 2007
	Year Ended	through	through	Year Ended
	December 31,	December 31,	October 10,	December 31,
	2008	2007	2007	2006
	(Millions of dollars)
Net income (loss)	$(487)	$64	$263	$344
Other comprehensive income, net of tax effects:
Cash flow hedges:
Net decrease in fair value of derivatives (net of tax benefit of $1, — , — and — )	(2)	—	—	—
Cash flow hedges — derivative value net losses related to hedged transactions recognized during the period in net income (net of tax expense of $— in all periods)	—	—	1	2

Comprehensive income (loss)	$(489)	$64	$264	$346

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED CASH FLOWS

	Successor		Predecessor
		Period from	Period from
		October 11, 2007	January 1, 2007
	Year Ended	through	through	Year Ended
	December 31,	December 31,	October 10,	December 31,
	2008	2007	2007	2006
	(Millions of dollars)
Cash flows — operating activities:
Net income (loss)	$(487)	$64	$263	$344
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	451	95	366	473
Provision for/in lieu of deferred income taxes — net	163	71	21	27
Amortization of investment tax credits	(5)	(1)	(4)	(5)
Impairment of goodwill (Note 3)	860	—	—	—
Net gains on sale of assets	(1)	(1)	(3)	—
Bad debt expense	1	(2)	2	1
Stock-based incentive compensation expense	—	—	3	4
Recognition of losses on dedesignated cash flow hedges	—	—	2	2
Other, net	6	4	2	1
Changes in operating assets and liabilities:
Accounts receivable — trade (including affiliates)	(2)	39	(47)	3
Impact of accounts receivable sales program (Note 9)	—	(113)	27	(3)
Inventories	(12)	6	19	(22)
Accounts payable — trade (including affiliates)	6	(3)	8	(16)
Other — assets	(137)	(32)	(24)	(56)
Other — liabilities	(15)	(62)	47	(125)

Cash provided by operating activities	828	65	682	628

Cash flows — financing activities:
Issuance of long-term debt	1,500	—	800	—
Repayments of long-term debt	(99)	(832)	(264)	(93)
Net increase (decrease) in short-term borrowings	(943)	895	(288)	622
Issuance of equity interests (net of closing costs)	1,253	—	—	—
Distribution to parent of equity sale net proceeds	(1,253)	—	—	—
Distributions/dividends	(330)	—	(326)	(340)
Net increase (decrease) in advances from parent	—	—	(24)	2
Decrease in income tax-related note receivable from TCEH	34	9	24	39
Excess tax benefit on stock-based incentive compensation	10	15	—	14
Debt discount, financing and reacquisition expenses — net	(18)	(1)	(10)	(4)

Cash provided by (used in) financing activities	154	86	(88)	240

Cash flows — investing activities:
Capital expenditures	(882)	(153)	(555)	(840)
Costs to remove retired property	(37)	(9)	(25)	(40)
Cash settlements related to outsourcing contract termination (Note 15)	20	—	—	—
Proceeds from sale of assets	1	1	4	—
Other	19	15	(2)	(2)

Cash used in investing activities	(879)	(146)	(578)	(882)

Net change in cash and cash equivalents	103	5	16	(14)
Cash and cash equivalents — beginning balance	22	17	1	15

Cash and cash equivalents — ending balance	$125	$22	$17	$1

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONSOLIDATED BALANCE SHEETS

	Successor
	December 31,	December 31,
	2008	2007
	(Millions of dollars)

ASSETS
Current assets:
Cash and cash equivalents	$125	$22
Restricted cash (Note 14)	51	56
Trade accounts receivable from nonaffiliates — net (Note 9)	217	208
Trade accounts and other receivables from affiliates	182	180
Amounts receivable from parent related to income taxes	21	29
Materials and supplies inventories — at average cost	63	51
Accumulated deferred income taxes (Note 7)	—	45
Prepayments	75	67
Other current assets	8	3

Total current assets	742	661

Restricted cash (Note 14)	16	17
Investments and other property (Note 14)	72	89
Property, plant and equipment — net (Note 19)	8,606	8,069
Goodwill (Note 19)	4,064	4,894
Note receivable due from TCEH (Note 18)	254	289
Regulatory assets — net (Note 8)	1,892	1,305
Other noncurrent assets	60	110

Total assets	$15,706	$15,434

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 10)	$337	$1,280
Long-term debt due currently (Note 11)	103	99
Trade accounts payable	124	129
Accrued taxes other than amounts related to income taxes	141	136
Accrued interest	103	72
Other current liabilities	99	99

Total current liabilities	907	1,815

Accumulated deferred income taxes (Note 7)	—	1,354
Liability in lieu of deferred income taxes (Notes 1 and 7)	1,434	—
Investment tax credits	42	47
Long-term debt, less amounts due currently (Note 11)	5,101	3,702
Other noncurrent liabilities and deferred credits	1,423	898

Total liabilities	8,907	7,816
Commitments and contingencies (Note 12)
Membership interests (Note 13)	6,799	7,618

Total liabilities and membership interests	$15,706	$15,434

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

	Successor
		Period from
		October 11, 2007
	Year Ended	through
	December 31,	December 31,
	2008	2007
	(Millions of dollars)

Capital account:
Balance at beginning of period(a)	$7,618	$7,514
Investment by Texas Holdings	—	12
Settlement of incentive compensation plans	—	28
Proceeds (net of closing costs) from sale of equity interests	1,253	—
Distributions paid to parent	(1,583)	—
Net income (loss)	(487)	64

Balance at end of period (number of interests outstanding:
December 31, 2008 — 635 million; 2007 — 1)	6,801	7,618

Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	—	—
Net effects of cash flow hedges	(2)	—

Balance at end of period	(2)	—

Total membership interests at end of period	$6,799	$7,618

(a)	The beginning equity balance for the period from October 11, 2007 through December 31, 2007 reflects the application of push-down accounting as a result of the Merger.

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED SHAREHOLDER’S EQUITY

	Predecessor
	Period from
	January 1, 2007
	through	Year Ended
	October 10,	December 31,
	2007	2006
	(Millions of dollars)

Common stock without par value (number of authorized shares — 100,000,000):
Balance at beginning of period	$1,986	$1,952
Effects of stock-based incentive compensation plans (Note 13)	18	19
Noncash contribution of pension-related assets (Note 13)	—	15

Balance at end of period (number of shares outstanding:
October 10, 2007 — 0; 2006 and 2005 — 48,864,775)	2,004	1,986

Retained earnings:
Balance at beginning of period	1,008	1,004
Net income	263	344
Dividends to parent	(326)	(340)
Effect of adoption of FIN 48	(9)	—
Other	1	—

Balance at end of period	937	1,008

Accumulated other comprehensive (loss), net of tax effects:
Balance at beginning of period	(19)	(21)
Net effects of cash flow hedges	1	2

Balance at end of period	(18)	(19)

Total shareholder’s equity at end of period	$2,923	$2,975

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Distribution revenues from TCEH represented 39% of Oncor’s total revenues for the year ended December 31, 2008. Oncor is a direct subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of Intermediate Holding, a direct, wholly-owned subsidiary of EFH Corp. With the closing of the Merger on October 10, 2007, EFH Corp. became a subsidiary of Texas Holdings, which is controlled by the Sponsor Group.

Oncor’s consolidated financial statements include its wholly-owned, bankruptcy-remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC. This financing subsidiary was organized for the limited purpose of issuing specified transition bonds in 2003 and 2004. Oncor Electric Delivery Transition Bond Company LLC issued $1.3 billion principal amount of securitization (transition) bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002.

Various “ring-fencing” measures have been taken, in connection with the Merger, to enhance the credit quality of Oncor. Such measures include, among other things: TXU Electric Delivery Company’s name change to Oncor Electric Delivery Company; the formation of a new special purpose holding company for Oncor, Oncor Holdings, as one of the Oncor Ring-Fenced Entities; the conversion of Oncor from a corporation to a limited liability company; maintenance of separate books and records for the Oncor Ring-Fenced Entities; changes to Oncor’s corporate governance provisions; appointment of a majority of independent directors to Oncor’s board of directors; physical separation of Oncor’s headquarters from Luminant and TXU Energy; amendments to contracts between the Oncor Ring-Fenced Entities and the Texas Holdings Group, and prohibitions on the Oncor Ring-Fenced Entities’ providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or other obligations of any member of the Texas Holdings Group. Moreover, the cash flows of the Oncor Ring-Fenced Entities and their results of operations are separate from those of the Texas Holdings Group.

Oncor is managed as an integrated business; consequently, there are no separate reportable business segments.

Sale of Minority Interests

On November 5, 2008, Oncor issued and sold additional equity interests to Texas Transmission. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd.

Texas Transmission acquired the equity interests for $1.254 billion in cash. At the closing of the sale, Oncor also offered and sold additional equity interests to Investment LLC, an entity owned by certain members of Oncor’s management team, for a total of $13 million in cash (the same price per unit paid by Texas Transmission). Accordingly, the equity issuances in 2008 resulted in EFH Corp. indirectly owning 80.04% of Oncor, certain members of Oncor management indirectly owning 0.21% of Oncor and Texas Transmission owning 19.75% of Oncor.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The proceeds (net of closing costs) of $1.253 billion received by Oncor from Texas Transmission and the members of Oncor management upon completion of these transactions were distributed to Oncor Holdings and ultimately to EFH Corp.

In addition to the sale of equity interests to management, Oncor also implemented a stock appreciation rights plan (SARs Plan) for certain management that purchased equity interests in Oncor indirectly through their investment in Investment LLC. The SARs Plan provides that the exercise of a SAR is subject to the occurrence of certain liquidity events. Upon exercise of a SAR, Oncor will pay to the management holder the difference between the base price of the SAR as of the date of grant and the fair market value of a unit of equity interest in Oncor at the time of exercise. Oncor also has the right to repurchase the SAR if the management holder’s employment with Oncor is terminated. See Note 17.

Basis of Presentation

The consolidated financial statements of Oncor have been prepared in accordance with US GAAP. The accompanying consolidated statements of income, comprehensive income and cash flows present results of operations and cash flows of Oncor for “Successor” and “Predecessor” periods, which relate to periods succeeding and preceding the Merger, respectively. The consolidated financial statements have been prepared on substantially the same basis as the audited financial statements included in Oncor’s Annual Report on Form 10-K for the year ended December 31, 2007. See discussion of the change in presentation of amounts related to income taxes discussed immediately below. The consolidated financial statements of the Successor reflect the application of purchase accounting in accordance with the provisions of SFAS 141. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Income Taxes

EFH Corp. files a consolidated federal income tax return, and federal income taxes were allocated to subsidiaries, including Oncor, based on their respective taxable income or loss. Oncor became a partnership for US federal income tax purposes effective with the minority interests sale transactions, and prospectively EFH Corp.’s share of partnership income will be included in their consolidated federal income tax return. In connection with the Merger, Oncor, Oncor Holdings and EFH Corp. entered into a tax sharing agreement (amended in November 2008 to include Texas Transmission and Investment LLC) that is retroactive to January 1, 2007. The tax sharing agreement provides for the allocation of tax liability to each of Oncor Holdings and Oncor substantially as if these entities were stand-alone corporations and requires tax payments to EFH Corp. and minority interest holders determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings). Accordingly, while partnerships are not subject to income taxes, in consideration of the tax sharing agreement and the presentation of Oncor’s financial statements as an entity subject to cost-based regulatory rate-setting processes, with such costs historically including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes” for periods subsequent to the minority interests sale.

Such amounts are determined in accordance with the provisions of SFAS 109 and FIN 48 and thus differences between the book and tax bases of assets and liabilities are accounted for as if Oncor was a stand-alone corporation. Certain provisions of SFAS 109 provide that regulated enterprises are permitted to recognize deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to 2007, Oncor generally accounted for uncertainty related to positions taken on tax returns based on the probable liability approach consistent with SFAS 5. Effective January 1, 2007, Oncor adopted FIN 48 as discussed in Note 6.

Use of Estimates

Preparation of Oncor’s financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates or assumptions during the current year.

Purchase Accounting

The Merger has been accounted for under purchase accounting, whereby the total purchase price of the transaction was allocated to EFH Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values, and the excess of the purchase price over the fair value of net assets acquired was recorded as goodwill. The allocation resulted in a significant amount of goodwill, a portion of which was assigned to Oncor. See Note 2 for details regarding the effect of purchase accounting.

Derivative Instruments and Mark-to-Market Accounting

Oncor has from time-to-time entered into derivative instruments, referred to as interest rate swaps, to hedge interest rate risk. If the instrument meets the definition of a derivative under SFAS 133, the fair value of each derivative is required to be recognized on the balance sheet as a derivative asset or liability and changes in the fair value recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting. Under the exception criteria of SFAS 133, Oncor may elect to designate derivatives as a cash flow or fair value hedges.

Because derivative instruments are frequently used as economic hedges, SFAS 133 allows the designation of such instruments as cash flow or fair value hedges provided certain conditions are met. A cash flow hedge mitigates the risk associated with the variability of the future cash flows related to an asset or liability (e.g., debt with variable interest rate payments), while a fair value hedge mitigates risk associated with fixed future cash flows (e.g., debt with fixed interest rate payments). In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset to other comprehensive income to the extent the hedges are effective. Amounts remain in accumulated other comprehensive income, unless the underlying transactions become probable of not occurring, and are reclassified into net income as the related transactions (hedged items) settle and affect net income. Fair value hedges are recorded as derivative assets or liabilities with an offset to net income, and the carrying value of the related asset or liability (hedged item) is adjusted for changes in fair value with an offset to net income. If the fair value hedge is settled prior to the maturity of the hedged item, the cumulative fair value gain or loss associated with the hedge is amortized into income over the remaining life of the hedged item. To qualify for hedge accounting, a hedge must be considered highly effective in offsetting changes in fair value of the hedged item. Assessment of the hedge’s effectiveness is tested at least quarterly throughout its term to continue to qualify for hedge accounting. Hedge ineffectiveness, even if the hedge continues to be assessed as effective, is immediately recognized in net income. Ineffectiveness is generally measured as the cumulative excess, if any, of the change in value of the hedging instrument over the change in value of the hedged item.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

Oncor records revenue from delivery services under the accrual method of accounting. Revenues are recognized when delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimate for revenues earned from the meter reading date to the end of the period with an adjustment for the impact of weather and other factors on unmetered deliveries (unbilled revenue).

Impairment of Goodwill and Other Intangible Assets

Oncor evaluates goodwill for impairment at least annually (as of October 1) in accordance with SFAS 142. The impairment tests performed are based on determinations of enterprise value using discounted cash flow analyses, comparable company equity values and any relevant transactions indicative of enterprise values. See Note 19 for details of goodwill and other intangible assets and Note 3 for discussion of a goodwill impairment charge recorded in 2008.

System of Accounts

The accounting records of Oncor have been maintained in accordance with the FERC Uniform System of Accounts as adopted by the PUCT.

Defined Benefit Pension Plans and Other Postretirement Employee Benefit (OPEB) Plans

Oncor participates in an EFH Corp. pension plan that offers benefits based on either a traditional defined benefit formula or a cash balance formula and an OPEB plan that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from Oncor. Costs of pension and OPEB plans are determined in accordance with SFAS 87 and SFAS 106 and are dependent upon numerous factors, assumptions and estimates. Effective December 31, 2006, Oncor adopted SFAS 158. See Note 16 for additional information regarding pension and OPEB plans.

Stock-Based Incentive Compensation

Prior to the Merger, EFH Corp. provided discretionary awards payable in its common stock to qualified managerial employees of Oncor under EFH Corp.’s shareholder-approved long-term incentive plans. Oncor recognized expense for these awards based on the provisions of SFAS 123R, which provides for the recognition of stock-based compensation expense over the vesting period based on the grant-date fair value of those awards. In November 2008, Oncor implemented a SARs Plan for certain management that purchased equity interests in Oncor indirectly by investing in Investment LLC. SARs have been awarded under the plan and are being accounted for based upon the provisions of SFAS 123R. See Note 17 for information regarding stock-based compensation.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts.

Franchise Taxes

Franchise taxes are assessed to Oncor by local governmental bodies, based on kWh delivered and are the principal component of “taxes other than amounts related to income taxes” as reported in the income statement. Franchise taxes are not a “pass through” item. Rates charged to customers by Oncor are intended to recover the taxes, but Oncor is not acting as an agent to collect the taxes from customers.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. See Note 14 for details regarding restricted cash.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of Oncor’s property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. As is common in the industry, Oncor records depreciation expense using composite depreciation rates that reflect blended estimates of the lives of major asset components as compared to depreciation expense calculated on an asset-by-asset basis.

Allowance For Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The equity portion of capitalized AFUDC is accounted for as other income. See Note 19 for detail of amounts charged to interest expense; there was no equity AFUDC in the years presented.

Regulatory Assets and Liabilities

The financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS 71. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 8 for details of regulatory assets and liabilities.

Changes in Accounting Standards

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” SFAS 160 is effective for fiscal years beginning on or after December 15, 2008 and will require noncontrolling interests (now called minority interests) in subsidiaries initially to be measured at fair value and classified as a separate component of equity. Provisions are to be applied prospectively. Early adoption is prohibited. The application of the provisions of SFAS 160 is not expected to materially affect Oncor.

In December 2008, the FASB issued FSP SFAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends SFAS 132(R) to provide enhanced disclosures regarding how investment allocation decisions are made and certain aspects of fair value measurements on plan assets. The disclosures required by this FSP are intended to provide transparency related to the types of assets and associated risks in an employer’s defined benefit pension or other postretirement employee benefits plan and events in the economy and markets that could have a significant effect on the value of plan assets. This FSP is effective for fiscal years ending after December 15, 2009. As the FSP provides only disclosure requirements, the adoption of this FSP will not have any effect on Oncor’s reported results of operations, financial condition or cash flows. Oncor is evaluating the impact of this FSP on its financial statement disclosures.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	FINANCIAL STATEMENT EFFECTS OF THE MERGER

EFH Corp. accounted for the Merger under purchase accounting in accordance with the provisions of SFAS 141, whereby the total purchase price of the transaction was allocated to EFH Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values as of October 10, 2007. As a result of cost-based regulatory rate-setting processes, the book value of the majority of Oncor’s assets and liabilities effectively represents fair value, and no adjustments to the carrying value of those regulated assets or liabilities were recorded. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill. The purchase price was allocated to TCEH and Oncor. The purchase price amount assigned to Oncor was based on the relative enterprise value of the business on the closing date of the Merger and resulted in an excess of purchase price over fair value of assets and liabilities of $4.9 billion, which was recorded as goodwill. See Note 19 for disclosures related to goodwill and Note 3 regarding an impairment charge recorded in the fourth quarter of 2008.

The following table summarizes the final purchase price allocation to the estimated fair values of the assets acquired and liabilities assumed (billions of dollars):

Purchase price assigned to Oncor		$7.6
Property, plant and equipment	7.9
Regulatory assets — net	1.3
Other assets	1.3

Total assets acquired	10.5
Short-term borrowings and long-term debt	5.1
Deferred income tax liabilities	1.3
Other liabilities	1.4

Total liabilities assumed	7.8
Net identifiable assets acquired		2.7

Goodwill		$4.9

As part of purchase accounting, the carrying value of certain generation-related regulatory assets securitized by transition bonds, which have been reviewed and approved by the PUCT for recovery but without earning a rate of return, was reduced by $213 million. Oncor will accrete this amount to other income over the recovery period remaining as of the closing date of the Merger (approximately nine years). The related securitization (transition) bonds were also fair valued and the resulting discount of $12 million will be amortized to interest expense over the life of the bonds remaining as of the closing date of the Merger (approximately nine years).

The final purchase price allocation includes $16 million in liabilities recorded in connection with the notice of termination of outsourcing arrangements with Capgemini under the change of control provisions of such arrangements (also see Note 15). This amount represents estimated incremental costs to exit and transition the services under the arrangements and is expected to be settled no later than June 30, 2011, the targeted date of completion of transition of outsourced activities back to Oncor or to service providers.

3.	GOODWILL IMPAIRMENT

In the fourth quarter of 2008, Oncor recorded a goodwill impairment charge totaling $860 million, which is not deductible for income tax-related purposes. This amount represents management’s best estimate of impairment pending finalization of the fair value calculations, which is expected in the first quarter of 2009.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Although the annual goodwill impairment test date set by management is October 1, management determined that in consideration of the continuing deterioration of securities values during the fourth quarter of 2008, an impairment testing trigger occurred subsequent to that test date; consequently, the impairment charge is based on estimated fair values at December 31, 2008.

The impairment determination involves significant assumptions and judgments in estimating enterprise values and the fair values of assets and liabilities. The impairment primarily arises from the dislocation in the capital markets that has increased interest rate spreads and the resulting discount rates used in estimating fair values and the effect of recent declines in market values of debt and equity securities of comparable companies.

4.	STIPULATION APPROVED BY THE PUCT

Oncor and Texas Holdings agreed to the terms of a stipulation, which was conditional upon completion of the Merger, with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. In February 2008, the PUCT entered an order approving the stipulation. The PUCT issued a final order on rehearing in April 2008 that has been appealed to District Court.

In addition to commitments Oncor made in its filings in the PUCT review, the stipulation included the following provisions, among others:

•	Oncor provided a one-time $72 million refund to its REP customers in the September 2008 billing cycle. The refund was in the form of a credit on distribution fee billings. The liability for the refund was recorded as part of purchase accounting.

•	Consistent with the 2006 cities rate settlement (see Note 5), Oncor filed a system-wide rate case in June 2008 based on a test-year ended December 31, 2007.

•	Oncor agreed not to request recovery of approximately $56 million of regulatory assets related to self-insurance reserve costs and 2002 restructuring expenses. These regulatory assets were eliminated as part of purchase accounting.

•	The dividends paid by Oncor will be limited through December 31, 2012, to an amount not to exceed Oncor’s net income (determined in accordance with GAAP, subject to certain defined adjustments) for the period beginning October 11, 2007 and ending December 31, 2012 and are further limited by an agreement that Oncor’s regulatory capital structure, as determined by the PUCT, will be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity.

•	Oncor committed to minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions.

•	Oncor committed to an additional $100 million in spending over the five-year period ending December 31, 2012 on demand-side management or other energy efficiency initiatives. These additional expenditures will not be recoverable in rates, and this amount was recorded as a regulatory liability as part of purchase accounting and consistent with SFAS 71.

•	If Oncor’s credit rating is below investment grade with two or more rating agencies, TCEH will post a letter of credit in an amount of $170 million to secure TXU Energy’s payment obligations to Oncor.

•	Oncor agreed not to request recovery of the $4.9 billion of goodwill resulting from purchase accounting or any future impairment of the goodwill in its rates.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	CITIES RATE SETTLEMENT IN 2006

In January 2006, Oncor agreed with a steering committee representing 108 cities in Texas (Cities) to defer the filing of a system-wide rate case with the PUCT to no later than July 1, 2008 (based on a test year ending December 31, 2007). Oncor filed the rate case with the PUCT in June 2008. Oncor extended the benefits of the agreement to 292 nonlitigant cities. The agreements provided that Oncor would make payments to participating cities totaling approximately $70 million, including incremental franchise taxes.

This amount was recognized in earnings over the period from May 2006 through June 2008. Amounts recognized totaled $23 million in 2008, $8 million for the period October 11, 2007 through December 31, 2007, $25 million for the period January 1, 2007 through October 10, 2007 and $18 million in 2006, of which $13 million, $6 million, $20 million and $13 million, respectively, is reported in other deductions (see Note 19), and the remainder as taxes other than amounts related to income taxes.

6.	ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES (FIN 48)

See discussion in Note 1 under “Income Taxes”.

Effective January 1, 2007, Oncor adopted FIN 48. FIN 48 requires that each tax position be reviewed and assessed with recognition and measurement of the tax benefit based on a “more-likely-than-not” standard with respect to the ultimate outcome, regardless of whether this assessment is favorable or unfavorable. Oncor applied FSP FIN 48-1 to determine if each tax position was effectively settled for the purpose of recognizing previously uncertain tax positions. Oncor completed its review and assessment of uncertain tax positions and in the 2007 Predecessor period recorded a net charge to retained earnings and an increase to noncurrent liabilities of $9 million in accordance with the new accounting rule.

EFH Corp. and its subsidiaries file income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of income tax returns filed by EFH Corp. and any of its subsidiaries for the years ending prior to January 1, 2003 are complete. In the fourth quarter 2008, EFH Corp. was notified of the commencement of the IRS audit of tax years 2003 to 2006. The audit is expected to require two years to complete. Texas franchise tax return periods under examination or still open for examination range from 2003 to 2007.

Oncor classifies interest and penalties expense related to uncertain tax positions as provision for/in lieu of income taxes. The amount of interest and penalties expense totaled $6 million in 2008, $2 million for the period October 11, 2007 through December 31, 2007 and $3 million for the period January 1, 2007 through October 10, 2007. Noncurrent liabilities included a total of $22 million and $12 million in accrued interest at December 31, 2008 and 2007, respectively. These interest amounts are after-tax.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in the consolidated balance sheet, during the years ended December 31, 2008 and 2007:

	2008	2007

Balance at January 1, excluding interest and penalties	$111	$80
Additions based on tax positions related to prior years	41	38
Reductions based on tax positions related to prior years	(30)	(15)
Additions based on tax positions related to the current year	—	8

Balance at December 31, excluding interest and penalties	$122	$111

Of the balance at December 31, 2008, $100 million represents tax positions for which the uncertainty relates to the timing of recognition for tax purposes. The disallowance of such positions would not affect the

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective tax rate, but would accelerate the payment of cash under the tax sharing agreement to an earlier period.

With respect to tax positions for which the ultimate deductibility is uncertain (permanent items), should EFH Corp. sustain such positions on income tax returns previously filed, Oncor’s liabilities recorded would be reduced by $22 million, resulting in increased net income and a favorable impact on the effective tax rate.

Oncor does not expect that the total amount of liabilities recorded related to uncertain tax positions will significantly increase or decrease within the next 12 months.

7.	AMOUNTS RELATED TO INCOME TAXES

See discussion in Note 1 under “Income Taxes”.

The components of Oncor’s reported provision for/in lieu of income taxes are as follows:

	Successor		Predecessor
		Period from	Period from
		October 11,	January 1,
	Year Ended	2007 through	2007 through	Year Ended
	December 31,	December 31,	October 10,	December 31,
	2008	2007	2007	2006
Reported in operating expenses
Current:
US federal	$38	$(46)	$116	$127
State	17	—	12	6
Deferred:
US federal	145	74	26	28
State	—	(2)	—	—
Amortization of investment tax credits	(5)	(1)	(4)	(5)

Total	195	25	150	156

Reported in other income and deductions:
Current:
US federal	8	7	8	18
State	1	—	1	(3)
Deferred federal	17	(1)	—	(1)

Total	26	6	9	14

Total provision for/in lieu of income taxes	$221	$31	$159	$170

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of provision for/in lieu of income taxes computed at the US federal statutory rate to provision for/in lieu of income taxes:

	Successor		Predecessor
		Period from	Period from
		October 11,	January 1,
	Year Ended	2007 through	2007 through	Year Ended
	December 31,	December 31,	October 10,	December 31,
	2008	2007	2007	2006
Income (loss) before provision for/in lieu of income taxes	$(266)	$95	$422	$514

Provision for/in lieu of income taxes at the US federal statutory rate of 35%	$(93)	$33	$148	$180
Goodwill impairment	301	—	—	—
Amortization of investment tax credits — net of deferred tax effect	(5)	(1)	(4)	(5)
Amortization (under regulatory accounting) of statutory tax rate changes	(3)	(1)	(3)	(7)
State income taxes, net of federal tax benefit	11	(1)	8	4
Medicare subsidy	(5)	(2)	(5)	(6)
Non-deductible losses (gains) on benefit plan investments	4	—	(2)	(2)
Other, including audit settlements	11	3	17	6

Reported provision for/in lieu of income taxes	$221	$31	$159	$170

Effective rate	—	32.6%	37.7%	33.1%

The components of Oncor’s net deferred income tax liability at December 31, 2007 are as follows:

	Successor
	December 31, 2007
	Total	Current	Noncurrent

Deferred income tax assets
Employee benefit liabilities	$328	$7	$321
Alternative minimum tax credit carryforwards	65	35	30
Regulatory liabilities	111	—	111
Other	7	3	4

Total	511	45	466

Deferred income tax liabilities
Property, plant and equipment	1,138	—	1,138
Regulatory assets	680	—	680
Other	2	—	2

Total	1,820	—	1,820

Net deferred income tax liability (asset)	$1,309	$(45)	$1,354

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net amount of $1.434 billion reported in the balance sheet at December 31, 2008 as liability in lieu of deferred income taxes represents amounts previously recorded as net deferred tax liabilities of Oncor. Upon the sale of minority interests in Oncor (see Note 1), Oncor became a partnership for US federal income tax purposes, and the temporary differences which gave rise to the deferred taxes will, over time, become taxable to the equity holders. Under a tax sharing agreement among Oncor and its equity holders, Oncor reimburses the equity holders for income taxes as the partnership earnings become taxable to the equity holders. Accordingly, as the temporary differences become taxable, the equity holders will be reimbursed by Oncor. In the unlikely event such amounts are not reimbursed under the tax sharing agreement, it is probable that they would be reimbursed to rate payers.

At December 31, 2008, Oncor had $54 million of alternative minimum tax (AMT) credit carryforwards available to offset future tax sharing payments. The AMT credit carryforwards have no expiration date.

See Note 6 for discussion regarding accounting for uncertain tax positions (FIN 48).

8.	REGULATORY ASSETS AND LIABILITIES

	Successor
	December 31,
	2008	2007

Regulatory assets
Generation-related regulatory assets securitized by transition bonds	$865	$967
Employee retirement costs	659	265
Self-insurance reserve (primarily storm recovery costs)	214	149
Nuclear decommissioning cost under-recovery	127	—
Securities reacquisition costs	97	105
Recoverable deferred income taxes — net	77	84
Employee severance costs	20	20
Other	12	3

Total regulatory assets	2,071	1,593

Regulatory liabilities
Committed spending for demand-side management initiatives	96	100
Investment tax credit and protected excess deferred taxes	49	55
Over-collection of securitization (transition) bond revenues	28	34
Credit due REPs under PUCT stipulation	—	72
Nuclear decommissioning cost over-recovery	—	13
Other regulatory liabilities	6	14

Total regulatory liabilities	179	288

Net regulatory assets	$1,892	$1,305

Regulatory assets that have been reviewed and approved by the PUCT and are not earning a return totaled $1.021 billion and $997 million at December 31, 2008 and 2007, respectively, including the generation-related regulatory assets securitized by transition bonds that have a remaining recovery period of approximately eight years. See Note 4 for discussion of effects on regulatory assets and liabilities of the stipulation approved by the PUCT.

As of December 31, 2008, regulatory assets totaling $913 million have not been reviewed by the PUCT but are deemed by management to be probable of recovery.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

See Note 18 for additional information regarding nuclear decommissioning cost recovery.

9.	TRADE ACCOUNTS RECEIVABLE AND SALE OF RECEIVABLES PROGRAM

Trade Accounts Receivable

	Successor
	December 31,
	2008	2007

Gross trade accounts receivable	$359	$361
Trade accounts receivable from TCEH	(135)	(147)
Allowance for uncollectible accounts	(7)	(6)

Trade accounts receivable from nonaffiliates — net	$217	$208

Gross trade accounts receivable at December 31, 2008 and 2007 included unbilled revenues of $140 million and $137 million, respectively.

Sale of Receivables

Prior to the Merger, Oncor participated in an accounts receivable securitization program established by EFH Corp. for certain of its subsidiaries, the activity under which was accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, Oncor sold trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy-remote direct subsidiary of EFH Corp., which sold undivided interests in those purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). In connection with the Merger, the accounts receivable securitization program was amended. Concurrently, the financial institutions required that Oncor repurchase all of the receivables it had previously sold to TXU Receivables Company, which totaled $254 million. Oncor funded such repurchases through borrowings under its credit facility of $113 million, and the related subordinated note receivable from TXU Receivables Company in the amount of $141 million was canceled. Oncor is no longer a participant in the accounts receivable securitization program.

Under the program, new trade receivables generated by Oncor were continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, reflected seasonal variations in the level of accounts receivable, changes in collection trends as well as other factors such as changes in delivery fees and volumes. TXU Receivables Company issued subordinated notes payable to Oncor for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to Oncor that was funded by the sale of the undivided interests.

The discount from face amount on the purchase of receivables principally funded program fees paid by TXU Receivables Company to the funding entities. The discount also funded a servicing fee paid by TXU Receivables Company to EFH Corporate Services Company, a direct subsidiary of EFH Corp., but the amounts were immaterial. The program fees, referred to as losses on sale of the receivables under SFAS 140, consisted primarily of interest costs on the underlying financing. These fees represented essentially all of the net

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

incremental costs of the program to Oncor and were reported in operation and maintenance expenses. Fee amounts were as follows:

	Predecessor
	Period from
	January 1,
	2007 through	Year Ended
	October 10,	December 31,
	2007	2006

Program fees	$6	$6
Program fees as a percentage of average funding (annualized)	6.4%	5.8%

Funding under the program decreased $86 million to zero in 2007 with Oncor’s exit from the program and decreased $3 million to $86 million in 2006. Funding increases or decreases under the program were reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable balance approximated fair value due to the short-term nature of the collection period.

Activities of TXU Receivables Company related to Oncor in 2007 and 2006 were as follows:

	Successor(a)	Predecessor
	Period from	Period from
	October 11,	January 1,
	2007 through	2007 through	Year Ended
	December 31,	October 10,	December 31,
	2007	2007	2006
Cash collections on accounts receivable	$—	$1,082	$1,229
Face amount of new receivables purchased	—	(1,156)	(1,231)
Discount from face amount of purchased receivables	—	5	6
Program fees paid	—	(6)	(6)
Increase in subordinated notes payable	—	48	5
Repurchase of receivables previously sold	113	—	—

Operating cash flows used by (provided to) Oncor under the program	$113	$(27)	$3

(a)	Represents final activities related to Oncor’s exit from the sale of receivables program.

10.	BORROWINGS UNDER CREDIT FACILITIES

At December 31, 2008, Oncor had a $2.0 billion credit facility, expiring October 10, 2013, to be used for working capital and general corporate purposes, including issuances of commercial paper and letters of credit. Oncor may request increases in the commitments under the facility in any amount up to $500 million, subject to the satisfaction of certain conditions. This facility is a revolving credit facility, which means that amounts borrowed under the facility, once repaid, can be borrowed again by Oncor from time to time. Borrowings are classified as short-term on the balance sheet. In May 2008, Oncor secured this credit facility with a first priority lien on certain of its transmission and distribution assets. Oncor also secured all of its existing long-term debt securities (excluding the transition bonds) with the same lien in accordance with the terms of those securities. The lien contains customary provisions allowing Oncor to use the assets in its business, as well as to replace and/or release collateral as long as the market value of the aggregate collateral is at least 115% of the aggregate secured debt. The lien may be terminated at Oncor’s option upon the termination of Oncor’s current credit facility.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2008, Oncor had outstanding borrowings under its credit facility totaling $337 million ($350 million requested draws less $13 million of draws not funded; see immediately below) with an interest rate of 1.98% at the end of the period. At December 31, 2007, Oncor had outstanding borrowings under its credit facility totaling $1.280 billion with an interest rate of 5.70% at the end of the period. The decrease in borrowings was driven by use of the majority of the proceeds from the issuance in September 2008 of $1.5 billion of senior secured notes (as described in Note 11) to repay short-term borrowings, partially offset by funding of ongoing capital investments including the acquisition of broadband over powerline based “Smart Grid” network assets. Availability under the credit facility as of December 31, 2008 was $1.508 billion, which excludes $142 million of undrawn commitments from a subsidiary of Lehman Brothers Holding Inc. (Lehman) that has filed for bankruptcy under Chapter 11 of the US Bankruptcy Code and $13 million of requested draws that have not been funded by the Lehman subsidiary.

Under the terms of Oncor’s revolving credit facility, the commitments of the lenders to make loans to Oncor are several and not joint. Accordingly, if any lender fails to make loans to Oncor, Oncor’s available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility.

Borrowings under this credit facility bear interest at per annum rates equal to, at Oncor’s option, (i) adjusted LIBOR plus a spread of 0.275% to 0.800% (depending on the rating assigned to Oncor’s senior secured debt) or (ii) a base rate (the higher of (1) the prime rate of JPMorgan Chase Bank, N.A. and (2) the federal funds effective rate plus 0.50%). Under option (i) and based on Oncor’s current ratings, its LIBOR-based borrowings, which apply to all outstanding borrowings at December 31, 2008, bear interest at LIBOR plus 0.425%.

A facility fee is payable at a rate per annum equal to 0.100% to 0.200% (depending on the rating assigned to Oncor’s senior secured debt) of the commitments under the facility. Based on Oncor’s current ratings, its facility fee is 0.150%. A utilization fee is payable on the average daily amount of borrowings in excess of 50% of the commitments under the facility at a rate per annum equal to 0.125% per annum.

The credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiary from, among other things:

•	incurring additional liens;

•	entering into mergers and consolidations;

•	selling certain assets, and

•	making acquisitions and investments in subsidiaries.

In addition, the credit facility requires that Oncor maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

The credit facility contains certain customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments under the facility.

11.	LONG-TERM DEBT

At December 31, 2008 and 2007, the long-term debt of Oncor consisted of the following:

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor
	December 31,
	2008	2007

Oncor(a)
6.375% Fixed Senior Notes due May 1, 2012	$700	$700
5.950% Fixed Senior Notes due September 1, 2013	650	—
6.375% Fixed Senior Notes due January 15, 2015	500	500
6.800% Fixed Senior Notes due September 1, 2018	550	—
7.000% Fixed Debentures due September 1, 2022	800	800
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	—
Unamortized discount	(16)	(15)

Total Oncor	4,334	2,835
Oncor Electric Delivery Transition Bond Company LLC(b)
4.030% Fixed Series 2003 Bonds due in semiannual installments through February 15, 2010	54	93
4.950% Fixed Series 2003 Bonds due in semiannual installments through February 15, 2013	130	130
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015	145	145
3.520% Fixed Series 2004 Bonds due in semiannual installments through November 15, 2009	39	99
4.810% Fixed Series 2004 Bonds due in semiannual installments through November 15, 2012	221	221
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016	290	290

Total Oncor Electric Delivery Transition Bond Company LLC	879	978
Unamortized fair value discount related to transition bonds(c)	(9)	(12)

Total consolidated	5,204	3,801
Less amount due currently	(103)	(99)

Total long-term debt	$5,101	$3,702

(a)	Secured with first priority lien as discussed in Note 10.

(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.

(c)	The transition bonds, which secured regulatory assets not earning a return, were fair valued as of October 10, 2007 as a result of purchase accounting.

Debt Issuances in 2008

In September 2008, Oncor issued and sold senior secured notes with an aggregate principal amount of $1.5 billion consisting of $650 million aggregate principal amount of 5.950% senior secured notes maturing in September 2013, $550 million aggregate principal amount of 6.800% senior secured notes maturing in September 2018 and $300 million aggregate principal amount of 7.500% senior secured notes maturing in September 2038. Oncor used the net proceeds of approximately $1.487 billion from the sale of the notes to

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

repay most of its borrowings under its credit facility as well as for general corporate purposes. The notes are initially secured by the first priority lien described in Note 10. The notes are secured equally and ratably with all of Oncor’s other secured indebtedness. If the lien is terminated, the notes will cease to be secured obligations of Oncor and will become senior unsecured general obligations of Oncor.

Interest on these notes is payable in cash semiannually in arrears on March 1 and September 1 of each year, and the first interest payment is due on March 1, 2009. Oncor may redeem the notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. The notes also contain customary events of default, including failure to pay principal or interest on the notes when due.

These notes were issued in a private placement and have not been registered under the Securities Act. Oncor has agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the notes as part of an offer to exchange freely tradable exchange notes for these notes. Oncor has agreed to use commercially reasonable efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 270 days after the issue date of the notes. If this obligation is not satisfied (an Oncor Registration Default), the annual interest rate on the notes will increase by 0.50% per annum over the applicable original interest rate until the earlier of the expiration of the Oncor Registration Default period or the second anniversary of the issue date of the notes. Oncor also agreed to file a registration statement containing a “market making prospectus” and to keep it effective, subject to certain exceptions, for a period of ten years after the issue date of the notes.

Debt Repayments in 2008

Repayments of long-term debt in 2008 totaled $99 million and represent transition bond principal payments at scheduled maturity dates.

Debt-Related Activity in 2007

In March 2007, Oncor issued floating rate senior notes with an aggregate principal amount of $800 million with a floating rate based on LIBOR plus 37.5 basis points. The notes were to mature in September 2008, but in accordance with their terms, were redeemed upon closing of the Merger.

Other repayments of debt in 2007 totaling $296 million represented payments at scheduled maturity dates and included $200 million of maturing fixed-rate debentures and $96 million of scheduled transition bond principal payments.

Interest Rate Hedges

In September 2008, Oncor entered into interest rate swap transactions hedging the variability of treasury bond rates used to determine the interest rates on an anticipated issuance of an aggregate of $1.0 billion of senior secured notes maturing from 2013 to 2018. The hedges were terminated the same day, and $2 million in after-tax losses were recorded as other comprehensive income. After-tax net losses of $0.4 million will be reclassified into net income during the next twelve months as the related hedged transactions affect net income.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Maturities

Long-term debt and transition bonds maturities are as follows:

Year

2009	$103
2010	108
2011	113
2012	819
2013	775
Thereafter	3,311
Unamortized fair value discount	(9)
Unamortized discount	(16)

Total	$5,204

12.	COMMITMENTS AND CONTINGENCIES

Leases

As of December 31, 2008, future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year

2009	$8
2010	7
2011	7
2012	6
2013	3
Thereafter	11

Total future minimum lease payments	$42

Rent charged to operation and maintenance expense totaled $10 million for the year ended December 31, 2008, $3 million for the period October 11, 2007 through December 31, 2007, $7 million for the period January 1, 2007 through October 10, 2007 and $13 million for the year ended December 31, 2006.

Legal Proceedings

Oncor is involved in various legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect upon its financial position, results of operations or cash flows.

Capital Expenditures

Oncor and Texas Holdings agreed to the terms of a stipulation with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. As one of the provisions of this stipulation, Oncor committed to minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Efficiency Spending

Oncor expects to invest $300 million, which includes $100 million in excess of regulatory requirements, over the five years ending in 2012 on programs designed to improve customer electricity demand efficiencies.

Labor Contracts

Certain Oncor employees are represented by a labor union and covered by a collective bargaining agreement that expired in January 2008. A new three-year labor contract was ratified in February 2008. In April 2008, a group of approximately 50 employees elected to be represented by a labor union. The new labor contract and the representation of this group of additional employees will not have a material effect on Oncor’s financial position, results of operations or cash flows.

Environmental Contingencies

Oncor must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Oncor is in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters; and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which Oncor may be asserted to be a potential responsible party.

Guarantees

Oncor has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions.

Oncor is the lessee under various operating leases that obligate it to guarantee the residual values of the leased assets. At December 31, 2008, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled approximately $13 million. These leased assets consist primarily of vehicles used in distribution activities. The average life of the residual value guarantees under the lease portfolio is approximately one year.

13.	MEMBERSHIP INTERESTS

Successor

In connection with the Merger, Oncor was converted from a Texas corporation to a Delaware limited liability company under the laws of the States of Texas and Delaware and accordingly, its 49 million shares of common stock were converted into a single membership interest. Upon the execution and delivery of the Limited Liability Company Agreement, the single membership interest was converted into 508,264,860 units of membership interests in Oncor.

On November 5, 2008, Oncor issued and sold additional equity interests, resulting in an unaffiliated investor group acquiring a 19.75% minority stake and certain members of Oncor’s management team acquiring a 0.21% minority stake indirectly through their investment in Investment LLC. The net proceeds of $1.253 billion were distributed to Oncor Holdings and ultimately to EFH Corp. See Note 1.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2008, Oncor’s board of directors declared and Oncor paid the following cash distributions to Oncor Holdings:

Declaration Date	Payment Date	Amount Paid

November 13, 2008	November 14, 2008	$117
August 20, 2008	August 21, 2008	$78
May 14, 2008	May 15, 2008	$78
February 20, 2008	March 31, 2008	$57

For the period beginning October 11, 2007 and ending December 31, 2012, the distributions paid by Oncor are limited by the Limited Liability Company Agreement to an amount not to exceed Oncor’s net income determined in accordance with GAAP, subject to certain defined adjustments. Such adjustments include deducting the $72 million ($46 million after tax) one-time refund to customers in September 2008 and removing the effect of the $860 million goodwill impairment charge from fourth quarter 2008 net income available for distribution. Distributions are further limited by Oncor’s required regulatory capital structure, as determined by the PUCT, to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. No material amount of Oncor’s net income is currently restricted from being used to make distributions on its membership interests except for the one-time refund. The net proceeds of $1.253 billion received from the sale of the equity interests to Texas Transmission and certain members of Oncor’s management were excluded from these distribution limitations.

In February 2009, the board of directors declared a cash distribution of between $24 million and $26 million to be paid on March 3, 2009. The actual amount of the distribution will be determined in accordance with the net income restrictions on such distributions.

As a result of the Merger, all outstanding unvested stock-based incentive compensation awards previously granted by EFH Corp. to Oncor employees vested and such employees became entitled to receive the $69.25 per share Merger consideration. The settlement of these awards totaled $24 million and was accounted for as an equity contribution from EFH Corp., as was the settlement of $4 million of cash incentive compensation awards. See Note 17 for further discussion of stock-based compensation, including a SARs Plan implemented in November 2008.

In connection with the Merger, Texas Holdings paid a $12 million fee related to Oncor’s $2 billion revolving credit facility. Such payment was accounted for as an investment by Texas Holdings.

Predecessor

No shares of Oncor’s common stock were held by or for its own account, nor were any shares of such capital stock reserved for its officers and employees or for options, warrants, conversions and other rights in connection therewith.

Under SFAS 123R, expense related to EFH Corp.’s stock-based incentive compensation awards granted to Oncor’s employees was accounted for as a noncash capital contribution from EFH Corp. Accordingly, Oncor recorded a credit to its common stock account of $3 million in the period January 1, 2007 through October 10, 2007 and $5 million for the year ended December 31, 2006.

Oncor recorded a credit to common stock of $15 million in the period January 1, 2007 through October 10, 2007 and $14 million in the year 2006 arising from the excess tax benefit generated by the distribution date value of the stock-based incentive awards exceeding the reported compensation expense. The $15 million credit (benefit) in 2007 was realized in the Successor period in conjunction with a tax payment to EFH Corp.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective January 1, 2005, Oncor and TCEH entered into an agreement whereby Oncor assumed responsibility for pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility that, in addition to its own employees consists largely of active and retired personnel engaged in TCEH’s activities, related to service of those additional personnel prior to the deregulation and disaggregation of EFH Corp.’s business. (See Note 16 for additional information related to this agreement.) In connection with this agreement, Oncor recorded a $15 million credit to its common stock account in 2006 for the noncash contribution of pension-related assets and a $146 million charge to common stock in 2005 for the noncash assumption of the pension obligation.

In 2006, Oncor distributed its mineral interests in natural gas and oil to EFH Corp. in the form of a dividend. The dividend was recorded at the book value of the interests, which was zero. These mineral interests were acquired as part of land purchases over the years to support the expansion of the transmission and distribution system and not for the mineral development, and no value was attributed to the mineral interests at the time of acquisition.

14.	INVESTMENTS

The investments balance consists of the following:

	Successor
	December 31,
	2008	2007

Assets related to employee benefit plans, including employee savings programs, net of distributions	$65	$77
Investment in unconsolidated affiliates	5	10
Land	2	2

Total investments	$72	$89

Assets Related to Employee Benefit Plans

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. EFH Corp. pays the premiums and is the beneficiary of these life insurance policies. As of December 31, 2008 and 2007, the face amount of these policies totaled $151 million and $168 million, and the net cash surrender values totaled $53 million and $68 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Restricted Cash

	Successor
	At December 31, 2008		At December 31, 2007
	Current	Noncurrent	Current	Noncurrent
	Assets	Assets	Assets	Assets

Customer collections related to securitization (transition) bonds used only to service debt and pay expenses	$51	$—	$56	$—
Reserve for fees associated with transition bonds	—	10	—	10
Reserve for shortfalls of transition bond charges	—	6	—	7

Total restricted cash	$51	$16	$56	$17

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	NOTICE OF TERMINATION OF OUTSOURCING ARRANGEMENTS

In connection with the closing of the Merger, EFH Corp., Oncor and TCEH commenced a review, under the change of control provision, of certain outsourcing arrangements with Capgemini Energy LP (Capgemini), Capgemini America, Inc. and Capgemini North America, Inc. (collectively, CgE). During the fourth quarter of 2008, Oncor executed a Separation Agreement with CgE. Simultaneous with the execution of that Separation Agreement, EFH Corp. and TCEH entered into a substantially similar Separation Agreement with CgE. The Separation Agreements principally provide for (i) notice of termination of each of the Master Framework Agreements, dated as of May 17, 2004, each as amended, between Capgemini and each of Oncor and TCEH and the related service agreements under each of the Master Framework Agreements and (ii) termination of the joint venture arrangements between EFH Corp. (and its applicable subsidiaries) and CgE. Under the Master Framework Agreements and related services agreements, Capgemini provides to Oncor and EFH Corp. and its other subsidiaries outsourced support services, including information technology, customer care and billing, human resources, procurement and certain finance and accounting activities.

The Separation Agreement acts as a notice of termination under the Master Framework Agreement and the related services agreements. As a result of the “change of control” of EFH Corp. that occurred as a result of the Merger, Oncor had the contractual right to terminate, without penalty, its Master Framework Agreement. Oncor has elected to exercise such right. Consistent with the Master Framework Agreement, to provide for an orderly transition of the services, the Separation Agreement requires that Capgemini provide termination assistance services until the services are transitioned back to Oncor and/or to another service provider. The Separation Agreement provides that the services be transitioned by December 31, 2010 (June 30, 2011, in the case of the information technology services). The Master Framework Agreement will actually terminate when these termination assistance services are completed. Oncor previously provided a termination notice to Capgemini in respect of human resources services.

The Separation Agreements provide for the termination of the joint venture arrangement between EFH Corp. (and its applicable subsidiaries) and CgE. As a result, during the fourth quarter of 2008:

•	EFH Corp. received approximately $70 million in cash in exchange for the termination of a purchase option agreement pursuant to which subsidiaries of EFH Corp. had the right to “put” to Capgemini (and Capgemini had the right to “call” from a subsidiary of EFH Corp.) EFH Corp.’s 2.9% limited partnership interest in Capgemini and licensed assets, principally software, upon the expiration of the Master Framework Agreements in 2014 or, in some circumstances, earlier. Oncor received $20 million of such proceeds, reflecting its share of the put option value.

•	The parties entered into a mutual release of all claims under the Master Framework Agreement and related services agreements, subject to certain defined exceptions, and Oncor received $4 million in cash in settlement of such claims.

The carrying value of Oncor’s share of the put option value was $48 million prior to the application of purchase accounting (recorded as a noncurrent asset). The effects of the termination of the outsourcing arrangements, including Oncor’s accrual of $16 million for incremental costs to exit and transition the services, were included in the final purchase price allocation (see Note 2).

16.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS

Pension Plan

Oncor is a participating employer in the EFH Retirement Plan (Retirement Plan), a defined benefit pension plan sponsored by EFH Corp. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code) and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs. It is EFH Corp.’s policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations.

Oncor also participates in EFH Corp.’s supplemental retirement plans for certain employees, whose retirement benefits cannot be fully earned under the qualified Retirement Plan, the information for which is included below.

Other Postretirement Employee Benefits (OPEB) Plan

Oncor participates with EFH Corp. and certain other affiliated subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

Pension and OPEB Costs Recognized as Expense

The following details net pension and OPEB costs recognized as expense:

	Successor		Predecessor
		Period from	Period from
		October 11,	January 1,
	Year Ended	2007 to	2007 to	Year Ended
	December 31,	December 31,	October 10,	December 31,
	2008	2007	2007	2006
Pension costs under SFAS 87	$15	$3	$21	$41
OPEB costs under SFAS 106	44	9	50	61

Total benefit costs	59	12	71	102
Less amounts deferred principally as a regulatory asset or property	(42)	(8)	(43)	(84)

Net amounts recognized as expense	$17	$4	$28	$18

Consistent with SFAS 87, EFH Corp. uses the calculated value method to determine the market-related value of the assets held in its trust. EFH Corp. includes the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan, and investment income and is decreased for benefit payments and expenses for that year.

The pension and OPEB amounts provided represent allocations to Oncor of amounts related to EFH Corp.’s plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Regulatory Recovery of Pension and OPEB Costs

In June 2005, an amendment to PURA relating to EFH Corp.’s pension and OPEB costs was enacted by the Texas Legislature. This amendment, which was retroactively effective January 1, 2005, provides for the recovery by Oncor of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility. In addition to Oncor’s active and retired employees, these former employees largely include active and retired personnel engaged in TCEH’s activities, related to service of those additional personnel prior to the deregulation and disaggregation of EFH Corp.’s businesses effective January 1, 2002. Accordingly, Oncor and TCEH entered into an agreement whereby Oncor assumed responsibility for applicable pension and OPEB costs related to those personnel.

The amendment additionally authorizes Oncor to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings. Accordingly, in the second quarter of 2005 Oncor began deferring (principally as a regulatory asset or property) additional pension and OPEB costs as permitted by the amendment. Amounts deferred are ultimately subject to regulatory approval. Amounts recorded as a regulatory asset totaled $15 million and $20 million in 2008 and 2007, respectively.

Assumed Discount Rate

The discount rates reflected in net pension and OPEB costs are 6.55% for the year ended December 31, 2008, 6.45% for the period October 11, 2007 through December 31, 2007, 5.90% for the period January 1, 2007 through October 10, 2007, and 5.75% for the year ended December 31, 2006. The expected rate of return on plan assets reflected in the 2008 cost amounts is 8.25% for the pension plan and 7.90% for OPEBs.

Pension and OPEB Plan Cash Contributions

Contributions to the benefit plans were as follows:

	December 31,
	2008	2007	2006

Pension plan contributions	$46	$3	$2
OPEB plan contributions	31	33	26

Total contributions	$77	$36	$28

Estimated funding in 2009 of the pension plan and OPEB plan totals $61 million and $18 million, respectively.

Thrift Plan

Employees of Oncor may participate in a qualified savings plan, the EFH Thrift Plan (Thrift Plan). The Thrift Plan is a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan included an employee stock ownership component until October 10, 2007. Under the terms of the Thrift Plan, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Retirement Plan. Prior to January 1, 2006, employer matching contributions were invested in EFH Corp. common stock.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective January 1, 2006 through October 10, 2007, employees could reallocate or transfer all or part of their accumulated or future employer matching contributions to any of the Thrift Plan’s other investment options. As of October 10, 2007, employer matching contributions are made in cash and may be allocated by participants to any of the Thrift Plan’s investment options.

17.	STOCK-BASED COMPENSATION

Successor

In 2008, Oncor established the Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan (the SARs Plan) under which certain employees of Oncor may be granted stock appreciation rights (SARs) payable in cash, or in some circumstances, Oncor units. Two types of SARs may be granted under the SARs Plan. Time-based SARs (Time SARs) vest solely based upon continued employment ratably on an annual basis on each of the first five anniversaries of the grant date. Performance-based SARs (Performance SARs) vest based upon both continued employment and the achievement of a predetermined level of Oncor EBITDA over time, generally ratably over five years based upon annual Oncor EBITDA levels, with provisions for vesting if the annual levels are not achieved but cumulative two- or three-year total Oncor EBITDA levels are achieved. Time and Performance SARs may also vest in part or in full upon the occurrence of certain specified liquidity events and are exercisable only upon the occurrence of certain specified liquidity events. Since the exercisability of the Time and Performance SARs is conditioned upon the occurrence of a liquidity event, compensation expense will not be recorded until it is probable that a liquidity event will occur. Generally, awards under the SARs Plan terminate on the tenth anniversary of the grant, unless the participant’s employment is terminated earlier under certain circumstances.

In February 2009, Oncor also established the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the Director SARs Plan) under which certain non-employee members of Oncor’s board of directors and other persons having a relationship with Oncor may be granted SARs payable in cash, or in some circumstances, Oncor units. SARs granted under the Director Plan vest in eight equal quarterly installments over a two-year period and are exercisable only upon the occurrence of certain specified liquidity events. Since the exercisability of the Director SARs is conditioned upon the occurrence of a liquidity event, expense will not be recorded until it is probable a liquidity event will occur.

SARs under the SARs Plan and the Director SARs Plan are generally payable in cash based on the fair market value of the SAR on the date of exercise. During 2008, Oncor granted 13.9 million SARs under the SARs Plan, of which 1.4 million Time SARS were vested at December 31, 2008. Pursuant to an amendment to the SARs Plan terms in February 2009, a total of 1.4 million Performance SARS related to the period ended December 31, 2008 were declared vested in recognition that the established 2008 EBITDA target was substantially achieved. There were no SARs eligible for exercise at December 31, 2008.

Predecessor

Prior to the Merger, Oncor bore the costs of the EFH Corp. shareholder-approved long-term incentive plans for applicable management personnel engaged in Oncor’s business activities. EFH Corp. provided discretionary awards of performance units to qualified management employees that were payable in its common stock. The awards generally vested over a three-year period and the number of shares ultimately earned was based on the performance of EFH Corp.’s stock over the vesting period as compared to peer companies and established thresholds. EFH Corp. established restrictions that limited certain employees’ opportunities to liquidate vested awards.

EFH Corp. determined the fair value of its stock-based compensation awards utilizing a valuation model that took into account three principal factors: expected volatility of the stock price of EFH Corp. and peer group companies, dividend rate of EFH Corp. and peer group companies and the restrictions limiting

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liquidation of vested stock awards. Based on the fair values determined under this model, Oncor’s reported expense related to the awards totaled $3 million ($2 million after-tax) for the period January 1, 2007 through October 10, 2007 and $4 million ($3 million after-tax) in 2006. The number of awards granted, net of forfeitures, totaled zero and 8 thousand in 2007 and 2006, respectively.

With respect to awards to Oncor’s employees, the fair value of awards that vested in the period January 1, 2007 through October 10, 2007 and the year ended December 31, 2006 totaled $84 million and $57 million, respectively, based on the vesting date share prices.

18.	RELATED-PARTY TRANSACTIONS

The following represent significant related-party transactions of Oncor:

•	Oncor records revenue from TCEH, principally for electricity delivery fees, which totaled $1 billion for the year ended December 31, 2008, $209 million for the period October 11, 2007 through December 31, 2007, $823 million for the period January 1, 2007 through October 10, 2007 and $1.1 billion for the year ended December 31, 2006.

•	Oncor records interest income from TCEH with respect to Oncor’s generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Oncor’s bankruptcy-remote financing subsidiary. The interest income serves to offset Oncor’s interest expense on the transition bonds. This interest income totaled $46 million for the year ended December 31, 2008, $11 million for the period October 11, 2007 through December 31, 2007, $38 million for the period January 1, 2007 through October 10, 2007 and $52 million for the year ended December 31, 2006.

•	Incremental amounts payable by Oncor related to income taxes as a result of delivery fee surcharges to its customers related to transition bonds are reimbursed by TCEH. Oncor’s financial statements reflect a note receivable from TCEH of $289 million ($35 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2008 and $323 million ($34 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2007 related to these income taxes.

•	Short-term advances from parent totaled $24 million at December 31, 2006. The average daily balances of short-term advances from parent totaled $42 million and $44 million for the period January 1, 2007 through October 10, 2007 and the year ended December 31, 2006, and the weighted average interest rate for the respective periods was 5.8% and 5.4%. Interest expense incurred on the advances totaled approximately $2 million for the period January 1, 2007 through October 10, 2007 and $2 million for the year ended December 31, 2006. As a result of actions taken at the time of the Merger to further ring-fence Oncor, advances from EFH Corp. to Oncor ceased and outstanding amounts were repaid.

•	An EFH Corp. subsidiary charges Oncor for financial and certain other administrative services at cost. These costs, which are reported in operation and maintenance expenses, totaled $24 million for the year ended December 31, 2008, $6 million for the period October 11, 2007 through December 31, 2007, $20 million for the period January 1, 2007 through October 10, 2007 and $36 million for the year ended December 31, 2006.

•	Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility (reported on TCEH’s balance sheet) is funded by a delivery fee surcharge collected from REPs by Oncor and remitted to TCEH. These trust fund assets are established with the intent to be sufficient to fund the estimated decommissioning liability (also reported on TCEH’s balance sheet). Income and expenses associated with the trust fund and the decommissioning liability recorded by TCEH are offset by a net change in the Oncor and TCEH intercompany receivable/payable, which in turn results in a change in Oncor’s reported net regulatory asset/liability. At December 31, 2008, the

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

excess of the decommissioning liability over the trust fund balance resulted in a regulatory asset of $127 million. At December 31, 2007, the excess of the trust fund balance over the estimated decommissioning liability resulted in a regulatory liability of $13 million.

•	Oncor has a 19.5% limited partnership interest, with a carrying value of $5 million and $10 million at December 31, 2008 and 2007, respectively, in an EFH Corp. subsidiary holding principally software-related assets. Equity losses related to this interest are reported in other deductions and totaled $4 million for the year ended December 31, 2008, $1 million for the period October 11, 2007 through December 31, 2007, $2 million for the period January 1, 2007 through October 10, 2007 and $4 million for the year ended December 31, 2006. These losses primarily represent amortization of software assets held by the subsidiary.

•	Under the terms of a tax sharing agreement among Oncor, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., Oncor is generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests in Oncor, in an aggregate amount that is substantially equal to the amount of taxes that Oncor would have been required to pay if Oncor was a stand-alone corporation. See Note 1 to Financial Statements under “Income Taxes.” Under the terms of this agreement, Oncor had amounts receivable from EFH Corp. related to income taxes due currently in respect of income of Oncor of $21 million and $29 million at December 31, 2008 and 2007, respectively.

•	Oncor held cash collateral of $15 million on both December 31, 2008 and 2007 from TCEH related to interconnection agreements for three generation units being developed by TCEH. The collateral is reported in the balance sheet in other current liabilities.

•	Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, as of December 31, 2008 and 2007, TCEH had posted letters of credit in the amount of $13 million and $14 million, respectively, for the benefit of Oncor.

•	At the closing of the Merger, Oncor entered into a $2 billion revolving credit facility with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of GS Capital Partners. Affiliates of GS Capital Partners (a member of the Sponsor Group) have from time-to-time engaged in commercial banking transactions with Oncor in the normal course of business.

•	Affiliates of the Sponsor Group have, and from time-to-time may, acquire debt or debt securities issued by Oncor in open market transactions or loan syndications. In addition, affiliates of the Sponsor Group acted as initial purchasers in Oncor’s $1.5 billion senior secured notes offering in September 2008.

See Notes 7, 9, 13 and 16 for information regarding the tax sharing agreement, the accounts receivable securitization program, distributions to Oncor Holdings and the allocation of EFH Corp.’s pension and OPEB costs to Oncor, respectively.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	SUPPLEMENTARY FINANCIAL INFORMATION

Other Income and Deductions

	Successor		Predecessor
		Period from	Period from
	Year Ended	October 11, 2007	January 1, 2007	Year Ended
	December 31,	through	through	December 31,
	2008	December 31, 2007	October 10, 2007	2006
Other income:
Net gain on sale of other properties and investment	$1	$1	$3	$1
Accretion of adjustment (discount) to regulatory assets due to purchase accounting (Note 2)	44	10	—	—
Other	—	—	—	1

Total other income	$45	$11	$3	$2

Other deductions:
Charges related to 2006 cities rate settlements (Note 5)	$13	$6	$20	$13
Expenses related to canceled InfrastruX Energy Services joint venture(a)	—	—	3	7
Equity losses in an unconsolidated affiliate (Note 18)	4	1	2	4
Other	8	1	5	3
	—	—	—	—
Total other deductions	$25	$8	$30	$27

(a)	Consists of previously deferred costs arising from operational activities to transition to the joint venture arrangement, which was canceled in connection with the Merger.

Major Customers

Amounts billed to TCEH represented 39% and amounts billed to one large non-affiliated REP represented 16% of Oncor’s total operating revenues for the year ended December 31, 2008. No other customer represented 10% or more of total operating revenues.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Expense and Related Charges

	Successor		Predecessor
		Period from	Period from
	Year Ended	October 11, 2007	January 1, 2007	Year Ended
	December 31,	through	through	December 31,
	2008	December 31, 2007	October 10, 2007	2006
Interest	$314	$70	$242	$287
Amortization of fair value debt discounts resulting from purchase accounting	3	—	—	—
Amortization of debt issuance costs and discounts	5	1	7	5
Allowance for funds used during construction — capitalized interest portion	(6)	(1)	(7)	(6)

Total interest expense and related charges	$316	$70	$242	$286

Property, Plant and Equipment

	Successor
	December 31,
	2008	2007

Assets in service:
Distribution	$8,429	$8,036
Transmission	3,626	3,388
Other assets	477	388

Total	12,532	11,812
Less accumulated depreciation	4,158	3,932

Net of accumulated depreciation	8,374	7,880
Construction work in progress	213	170
Held for future use	19	19

Property, plant and equipment — net	$8,606	$8,069

Oncor’s depreciation expense as a percent of average depreciable property approximated 2.8% for 2008, 2007 and 2006.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible Assets

Intangible assets other than goodwill reported in the balance sheet are comprised of the following:

	Successor
	As of December 31, 2008			As of December 31, 2007
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Intangible assets subject to amortization included in property, plant and equipment:
Land easements	$184	$69	$115	$179	$67	$112
Capitalized software	145	80	65	122	63	59

Total	$329	$149	$180	$301	$130	$171

Aggregate Oncor amortization expense for intangible assets totaled $19 million for the year ended December 31, 2008, $3 million for the period October 11, 2007 through December 31, 2007, $11 million for the period January 1, 2007 through October 10, 2007, and $20 million for the year ended December 31, 2006. At December 31, 2008, the weighted average remaining useful lives of capitalized land easements and software were 69 years and 10 years, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2008 is as follows:

Amortization
Year	Expense

2009	$21
2010	15
2011	12
2012	10
2013	5

Goodwill of $4.9 billion was reported on the balance sheet as of December 31, 2007 and represented the portion assigned to Oncor of the goodwill arising from the Merger under purchase accounting. The balance reported at December 31, 2008 is $4.1 billion. See Note 2 for discussion of financial statement effects of the Merger and Note 3 for discussion of the goodwill impairment. None of this goodwill is being deducted for tax purposes.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Cash Flow Information

	Successor		Predecessor
		Period from	Period from
	Year Ended	October 11, 2007	January 1, 2007	Year Ended
	December 31,	through	through	December 31,
	2008	December 31, 2007	October 10, 2007	2006
Cash payments:
Interest paid	$284	$72	$240	$287
Capitalized interest	(6)	(1)	(7)	(6)

Interest (net of amounts capitalized)	278	71	233	281
Provision for/in lieu of income taxes	44	26	106	290
Noncash investing and financing activities:
Noncash construction expenditures(a)	49	70	25	33
Noncash contribution related to incentive compensation plans	—	28	—	5
Noncash capital contribution from Texas Holdings	—	12	—	—
Noncash contribution for pension-related assets	—	—	—	15

(a)	Represents end-of-period accruals.

ONCOR ELECTRIC DELIVERY COMPANY LLC

$700,000,000 6.375% Senior Secured Notes due 2012
$650,000,000 5.950% Senior Secured Notes due 2013
$500,000,000 6.375% Senior Secured Notes due 2015
$550,000,000 6.800% Senior Secured Notes due 2018
$800,000,000 7.000% Debentures due 2022
$500,000,000 7.000% Senior Secured Notes due 2032
$350,000,000 7.250% Senior Secured Notes due 2033
$300,000,000 7.500% Senior Secured Notes due 2038

Prospectus